Exhibit 99.3

SOLICITATION VERSION

IN THE UNITED STATES BANKRUPTCY COURT
FOR THE SOUTHERN DISTRICT OF TEXAS
HOUSTON DIVISION

)
In re:	)	Chapter 11
)
JONES ENERGY, INC., et al.,(1))		Case No. 19- ( )
)
Debtors.	)
)

DISCLOSURE STATEMENT FOR THE JOINT CHAPTER 11 PLAN OF REORGANIZATION OF JONES ENERGY, INC. AND ITS DEBTOR AFFILIATES

Brian E. Schartz, P.C. (TX Bar No. 24099361)		Christopher Marcus, P.C. (pro hac vice admission pending)
Anna G. Rotman, P.C. (TX Bar No. 24046761)		Anthony R. Grossi (pro hac vice admission pending)
KIRKLAND & ELLIS LLP		KIRKLAND & ELLIS LLP
KIRKLAND & ELLIS INTERNATIONAL LLP		KIRKLAND & ELLIS INTERNATIONAL LLP
609 Main Street		601 Lexington Avenue
Houston, Texas 77002		New York, New York 10022
Telephone:	(713) 836-3600	Telephone:	(212) 446-4800
Facsimile:	(713) 836-3601	Facsimile:	(212) 446-4900
Email:	brian.schartz@kirkland.com	Email:	christopher.marcus@kirkland.com
anthony.grossi@kirkland.com
-and-		- and-

James H.M. Sprayregen, P.C.		Matthew D. Cavenaugh (TX Bar No. 24062656)
KIRKLAND & ELLIS LLP		JACKSON WALKER L.L.P.
KIRKLAND & ELLIS INTERNATIONAL LLP		1401 McKinney Street, Suite 1900
300 North LaSalle Street		Houston, Texas 77010
Chicago, Illinois 60654		Telephone:	(713) 752-4284
Telephone:	(312) 862-2000	Facsimile:	(713) 308-4184
Facsimile:	(312) 862-2200	mcavenaugh@jw.com
Email:	james.sprayregen@kirkland.com

Proposed Co-Counsel to the Debtors and
Debtors in Possession

Dated:  April 3, 2019

(1)         The Debtors in these chapter 11 cases, along with the last four digits of each Debtor’s federal tax identification number, are:  Jones Energy, Inc. (7968); Jones Energy, LLC (8861); CCPR Sub LLC (0942); Jones Energy Finance Corp. (6247); Jones Energy Holdings, LLC (5091); Jones Energy Intermediate, LLC (    ); JRJ Opco, LLC (1488); Nosley Acquisition, LLC (1548); Nosley Assets, LLC (6460); Nosley Midstream, LLC (8315); and Nosley SCOOP, LLC (1108).  The location of Jones Energy, LLC’s principal place of business and the Debtors’ service address in these chapter 11 cases is:  807 Las Cimas Parkway, Suite 350, Austin, Texas 78746.

THIS IS A SOLICITATION OF VOTES TO ACCEPT OR REJECT THE PLAN IN ACCORDANCE WITH BANKRUPTCY CODE SECTION 1125 AND WITHIN THE MEANING OF BANKRUPTCY CODE SECTION 1126, 11 U.S.C. §§ 1125, 1126.  THIS DISCLOSURE STATEMENT HAS NOT BEEN APPROVED BY THE BANKRUPTCY COURT.  THE DEBTORS INTEND TO SUBMIT THIS DISCLOSURE STATEMENT TO THE BANKRUPTCY COURT FOR APPROVAL FOLLOWING COMMENCEMENT OF SOLICITATION AND THE DEBTORS’ FILING FOR RELIEF UNDER CHAPTER 11 OF THE BANKRUPTCY CODE.  THE INFORMATION IN THIS DISCLOSURE STATEMENT IS SUBJECT TO CHANGE.  THIS DISCLOSURE STATEMENT IS NOT AN OFFER TO SELL ANY SECURITIES AND IS NOT SOLICITING AN OFFER TO BUY ANY SECURITIES.

IMPORTANT INFORMATION ABOUT THIS DISCLOSURE STATEMENT

SOLICITATION OF VOTES ON THE JOINT CHAPTER 11 PLAN OF REORGANIZATION OF
JONES ENERGY, INC. AND ITS DEBTOR AFFILIATES PURSUANT TO CHAPTER 11
OF THE BANKRUPTCY CODE FROM THE HOLDERS OF OUTSTANDING:

VOTING CLASS	NAME OF CLASS UNDER THE PLAN
CLASS 4	FIRST LIEN NOTES CLAIMS
CLASS 5	UNSECURED NOTES CLAIMS
CLASS 7	GENERAL UNSECURED CLAIMS AGAINST JEI AND/OR JEI, LLC

IF YOU ARE IN CLASS 4, CLASS 5, OR CLASS 7, YOU ARE RECEIVING THIS DOCUMENT AND THE ACCOMPANYING MATERIALS BECAUSE YOU ARE ENTITLED TO VOTE ON THE PLAN

DELIVERY OF BALLOTS

CLASS 4 AND CLASS 5 BALLOTS, INCLUDING MASTER BALLOTS AND PRE-VALIDATED BENEFICIAL OWNER BALLOTS, MUST BE ACTUALLY RECEIVED BY THE SOLICITATION AGENT BY THE VOTING DEADLINE, WHICH IS 4:00 P.M. (PREVAILING CENTRAL TIME) ON MAY 1, 2019, VIA THE ENCLOSED PRE-PAID, PRE-ADDRESSED RETURN ENVELOPE, OR AS OTHERWISE DIRECTED ON THE BALLOT:

If you are a noteholder and received an envelope addressed to your nominee, please return your ballot to your nominee, allowing enough time for your nominee to cast your vote on a master ballot before the Voting Deadline.

CLASS 7 BALLOTS MAY BE RETURNED IN THE ENCLOSED PRE-PAID, PRE-ADDRESSED RETURN ENVELOPE WITH THE BALLOT OR TO AN ADDRESS BELOW, AND MUST BE RECEIVED BY THE SOLICITATION AGENT BY THE VOTING DEADLINE, WHICH IS 4:00 P.M. (PREVAILING CENTRAL TIME) ON MAY 1, 2019.

BY REGULAR MAIL AT: Jones Energy c/o Epiq Corporate Restructuring LLC P.O. Box 4422 Beaverton, OR 97076-4422	BY HAND DELIVERY OR OVERNIGHT MAIL AT: Jones Energy c/o Epiq Corporate Restructuring LLC 10300 SW Allen Blvd. Beaverton, OR 97005

PLEASE CHOOSE ONLY ONE METHOD TO RETURN YOUR BALLOT

BALLOTS RECEIVED VIA EMAIL OR FACSIMILE WILL NOT BE COUNTED

IF YOU HAVE ANY QUESTIONS REGARDING THE PROCEDURE FOR
VOTING ON THE PLAN, PLEASE CONTACT THE SOLICITATION AGENT AT:

BY E-MAIL TO:

TABULATION@EPIQGLOBAL.COM

WITH A REFERENCE TO “JONES ENERGY” IN THE SUBJECT LINE

BY TELEPHONE:

(866) 897-6433 (TOLL FREE) OR +1 (646) 282-2500 (INTERNATIONAL)

AND REQUEST TO SPEAK WITH A MEMBER OF THE SOLICITATION TEAM

This disclosure statement (this “Disclosure Statement”) provides information regarding the Joint Chapter 11 Plan of Reorganization of Jones Energy, Inc. and Its Debtor Affiliates (as may be amended, supplemented, or otherwise modified from time to time, the “Plan”),(2) for which the Debtors will seek confirmation by the Bankruptcy Court.  A copy of the Plan is attached hereto as Exhibit A and is incorporated herein by reference.  The Debtors are providing the information in this Disclosure Statement to certain holders of Claims for purposes of soliciting votes to accept or reject the Plan.

Pursuant to the Restructuring Support Agreement, the Plan is currently supported by the Debtors and certain Supporting Creditors that have executed the Restructuring Support Agreement, including holders of approximately 84% in principal of the First Lien Notes and approximately 84% in principal of the Unsecured Notes.

The consummation and effectiveness of the Plan are subject to certain material conditions precedent described herein and set forth in Article IX of the Plan.  There is no assurance that the Bankruptcy Court will confirm the Plan or, if the Bankruptcy Court does confirm the Plan, that the conditions necessary for the Plan to become effective will be satisfied or, in the alternative, waived.

The Debtors urge each holder of a Claim or Interest to consult with its own advisors with respect to any legal, financial, securities, tax, or business advice in reviewing this Disclosure Statement, the Plan, and each proposed transaction contemplated by the Plan.

The Debtors strongly encourage holders of Claims in Class 4, Class 5, and Class 7 to read this Disclosure Statement (including the Risk Factors described in Article VII hereof) and the Plan in their entirety before voting to accept or reject the Plan.  Assuming the requisite acceptances to the Plan are obtained, the Debtors will seek the Bankruptcy Court’s approval of the Plan at the Confirmation Hearing.

(2)         Capitalized terms used but not otherwise defined in this Disclosure Statement have the meanings ascribed to such terms in the Plan.

RECOMMENDATION BY THE DEBTORS

EACH DEBTOR’S BOARD OF DIRECTORS, MEMBER, OR MANAGER, AS APPLICABLE, HAS APPROVED THE TRANSACTIONS CONTEMPLATED BY THE PLAN AND DESCRIBED IN THIS DISCLOSURE STATEMENT, AND EACH DEBTOR BELIEVES THAT THE COMPROMISES CONTEMPLATED UNDER THE PLAN ARE FAIR AND EQUITABLE, MAXIMIZE THE VALUE OF EACH OF THE DEBTOR’S ESTATES, AND PROVIDE THE BEST RECOVERY TO CLAIM AND INTEREST HOLDERS.  AT THIS TIME, EACH DEBTOR BELIEVES THAT THE PLAN AND RELATED TRANSACTIONS REPRESENT THE BEST ALTERNATIVE FOR ACCOMPLISHING THE DEBTORS’ OVERALL RESTRUCTURING OBJECTIVES.  EACH OF THE DEBTORS THEREFORE STRONGLY RECOMMENDS THAT ALL HOLDERS OF CLAIMS WHOSE VOTES ARE BEING SOLICITED SUBMIT BALLOTS TO ACCEPT THE PLAN BY RETURNING THEIR BALLOTS SO AS TO BE ACTUALLY RECEIVED BY THE SOLICITATION AGENT NO LATER THAN MAY 1, 2019 AT 4:00 P.M. (PREVAILING CENTRAL TIME) PURSUANT TO THE INSTRUCTIONS SET FORTH HEREIN AND ON THE BALLOTS.

SPECIAL NOTICE REGARDING FEDERAL AND STATE SECURITIES LAWS

The Bankruptcy Court has not reviewed this Disclosure Statement or the Plan, and the securities to be issued on or after the Effective Date will not have been the subject of a registration statement filed with the United States Securities and Exchange Commission (the “SEC”) under the United States Securities Act of 1933 as amended (the “Securities Act”) or any securities regulatory authority of any state under any state securities law (“Blue Sky Laws”).  The Plan has not been approved or disapproved by the SEC or any state regulatory authority and neither the SEC nor any state regulatory authority has passed upon the accuracy or adequacy of the information contained in this Disclosure Statement or the Plan.  Any representation to the contrary is a criminal offense.  The Debtors are relying on section 4(a)(2) and/or Regulation D of the Securities Act, and similar Blue Sky Laws provisions, to exempt from registration under the Securities Act and Blue Sky Laws the offer to certain holders of First Lien Notes Claims and Unsecured Notes Claims of new securities prior to the Petition Date, including in connection with the solicitation of votes to accept or reject the Plan (the “Solicitation”).

After the Petition Date, the Debtors will rely on section 1145(a) of the Bankruptcy Code to exempt from registration under the Securities Act and Blue Sky Laws the offer, issuance, and distribution of New Common Equity and New Warrants under the Plan, and the shares of New Common Equity issuable upon exercise of the New Warrants.  Neither the Solicitation nor this Disclosure Statement constitutes an offer to sell or the solicitation of an offer to buy securities in any state or jurisdiction in which such offer or solicitation is not authorized.

Except to the extent publicly available, this Disclosure Statement, the Plan, and the information set forth herein and therein are confidential.  This Disclosure Statement and the Plan contain material non-public information concerning the Debtors, their subsidiaries, and their respective debt and Securities.  Each recipient hereby acknowledges that it (a) is aware that the federal securities laws of the United States prohibit any person who has material non-public information about a company, which is obtained from the company or its representatives, from purchasing or selling Securities of such company or from communicating the information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such Securities and (b) is familiar with the United States Securities Exchange Act of 1934, as amended (the “Securities Exchange Act”) and the rules and regulations promulgated thereunder, and agrees that it will not use or communicate to any Person or Entity, under circumstances where it is reasonably likely that such Person or Entity is likely to use or cause any Person or Entity to use, any confidential information in contravention of the Securities Exchange Act or any of its rules and regulations, including Rule 10b-5.

v

DISCLAIMER

This Disclosure Statement contains summaries of certain provisions of the Plan and certain other documents and financial information.  The information included in this Disclosure Statement is provided solely for the purpose of soliciting acceptances of the Plan and should not be relied upon for any purpose other than to determine whether and how to vote on the Plan.  All holders of Claims entitled to vote to accept or reject the Plan are advised and encouraged to read this Disclosure Statement and the Plan in their entirety before voting to accept or reject the Plan.  The Debtors believe that these summaries are fair and accurate.  The summaries of the financial information and the documents that are attached to, or incorporated by reference in, this Disclosure Statement are qualified in their entirety by reference to such information and documents.  In the event of any inconsistency or discrepancy between a description in this Disclosure Statement, on the one hand, and the terms and provisions of the Plan or the financial information and documents incorporated in this Disclosure Statement by reference, on the other hand, the Plan or the financial information and documents, as applicable, shall govern for all purposes.

Except as otherwise provided in the Plan or in accordance with applicable law, the Debtors are under no duty to update or supplement this Disclosure Statement.  The Bankruptcy Court’s approval of this Disclosure Statement does not constitute a guarantee of the accuracy or completeness of the information contained herein or the Bankruptcy Court’s endorsement of the merits of the Plan.  The statements and financial information contained in this Disclosure Statement have been made as of the date hereof unless otherwise specified.  Holders of Claims or Interests reviewing the Disclosure Statement should not assume at the time of such review that there have been no changes in the facts set forth in this Disclosure Statement since the date of this Disclosure Statement.  No holder of a Claim or Interest should rely on any information, representations, or inducements that are not contained in or are inconsistent with the information contained in this Disclosure Statement, the documents attached to this Disclosure Statement, and the Plan.  This Disclosure Statement does not constitute legal, business, financial, or tax advice.  Any Person or Entity desiring any such advice should consult with their own advisors.  Additionally, this Disclosure Statement has not been approved or disapproved by the Bankruptcy Court, the SEC, or any securities regulatory authority of any state under Blue Sky Laws.  The Debtors are soliciting acceptances to the Plan prior to commencing any cases under chapter 11 of the Bankruptcy Code.

The financial information contained in or incorporated by reference into this Disclosure Statement has not been audited, except as specifically indicated otherwise.  The Debtors’ management, in consultation with the Debtors’ advisors, has prepared the financial projections attached hereto as Exhibit E and described in this Disclosure Statement (the “Financial Projections”).  The Financial Projections, while presented with numerical specificity, necessarily were based on a variety of estimates and assumptions that are inherently uncertain and may be beyond the control of the Debtors’ management.  Important factors that may affect actual results and cause the management forecasts not to be achieved include, but are not limited to, risks and uncertainties relating to the Debtors’ businesses (including their ability to achieve strategic goals, objectives, and targets over applicable periods), industry performance, the regulatory environment, general business and economic conditions, and other factors.  The Debtors caution that no representations can be made as to the accuracy of these projections or to their ultimate performance compared to the information contained in the forecasts or that the forecasted results will be achieved.  Therefore, the Financial Projections may not be relied upon as a guarantee or other assurance that the actual results will occur.

Regarding contested matters, adversary proceedings, and other pending, threatened, or potential litigation or other actions, this Disclosure Statement does not constitute, and may not be construed as, an admission of fact, liability, stipulation, or waiver by the Debtors or any other party, but rather as a statement made in the context of settlement negotiations in accordance with Rule 408 of the Federal Rules of Evidence and any analogous state or foreign laws or rules.  As such, this Disclosure Statement shall not be admissible in any non-bankruptcy proceeding involving the Debtors or any other party in interest, nor shall it be construed to be conclusive advice on the tax, securities, financial, or other effects of the Plan to holders of Claims against, or Interests in, the Debtors or any other party in interest.  Please refer to Article VII of this Disclosure Statement, entitled “Risk Factors” for a discussion of certain risk factors that holders of Claims voting on the Plan should consider.

Except as otherwise expressly set forth herein, all information, representations, or statements contained herein have been provided by the Debtors.  No person is authorized by the Debtors in connection with this Disclosure Statement, the Plan, or the Solicitation to give any information or to make any representation or statement regarding this Disclosure Statement, the Plan, or the Solicitation, in each case, other than as contained in this Disclosure Statement and the exhibits attached hereto or as otherwise incorporated herein by reference or referred to herein.  If any such information, representation, or statement is given or made, it may not be relied upon as having been authorized by the Debtors.

This Disclosure Statement contains certain forward-looking statements, all of which are based on various estimates and assumptions.  Such forward-looking statements are subject to inherent uncertainties and to a wide variety of significant business, economic, and competitive risks, including, but not limited to, those summarized herein.  When used in this Disclosure Statement, the words “anticipate,” “believe,” “estimate,” “will,” “may,” “intend,” and “expect” and similar expressions generally identify forward-looking statements.  Although the Debtors believe that their plans, intentions, and expectations reflected in the forward-looking statements are reasonable, they cannot be sure that they will be achieved.  These statements are only predictions and are not guarantees of future performance or results.  Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those contemplated by a forward-looking statement.  All forward-looking statements attributable to the Debtors or Persons or Entities acting on their behalf are expressly qualified in their entirety by the cautionary statements set forth in this Disclosure Statement.  Forward-looking statements speak only as of the date on which they are made.  Except as required by law, the Debtors expressly disclaim any obligation to update any forward-looking statement, whether as a result of new information, future events, or otherwise.

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TABLE OF CONTENTS

			Page

I.	INTRODUCTION		1

II.	PRELIMINARY STATEMENT		1

III.	QUESTIONS AND ANSWERS REGARDING THIS DISCLOSURE STATEMENT AND PLAN		8

	A.	What is chapter 11?	8
	B.	Why are the Debtors sending me this Disclosure Statement?	8
	C.	Why are votes being solicited prior to Bankruptcy Court approval of the Disclosure Statement?	8
	D.	Am I entitled to vote on the Plan?	8
	E.	What will I receive from the Debtors if the Plan is consummated?	9
	F.	What will I receive from the Debtors if I hold an Allowed Administrative Claim or a Priority Tax Claim?	11
	G.	Are any regulatory approvals required to consummate the Plan?	12
	H.	What happens to my recovery if the Plan is not confirmed or does not go effective?	12
	I.	If the Plan provides that I get a distribution, do I get it upon Confirmation or when the Plan goes effective, and what is meant by “Confirmation,” “Effective Date,” and “Consummation?”	12
	J.	What are the sources of Cash and other consideration required to fund the Plan?	12
	K.	Are there risks to owning the New Common Equity and New Warrants upon emergence from chapter 11?	12
	L.	Is there potential litigation related to the Plan?	12
	M.	What is the Management Incentive Plan and how will it affect the distribution I receive under the Plan?	13
	N.	Will the final amount of Allowed General Unsecured Claims affect the recovery of holders of Allowed General Unsecured Claims under the Plan?	13
	O.	How will the preservation of the Causes of Action impact my recovery under the Plan?	13
	P.	Will there be releases and exculpation granted to parties in interest as part of the Plan?	14
	Q.	What is the deadline to vote on the Plan?	18
	R.	How do I vote for or against the Plan?	19
	S.	Why is the Bankruptcy Court holding a Confirmation Hearing?	19
	T.	What is the purpose of the Confirmation Hearing?	19
	U.	What is the effect of the Plan on the Debtors’ ongoing businesses?	19
	V.	Will any party have significant influence over the corporate governance and operations of the Reorganized Debtors?	19
	W.	Who do I contact if I have additional questions with respect to this Disclosure Statement or the Plan?	20
	X.	Do the Debtors recommend voting in favor of the Plan?	20
	Y.	Who Supports the Plan?	21

IV.	THE DEBTORS’ RESTRUCTURING SUPPORT AGREEMENT AND PLAN		21

	A.	Restructuring Support Agreement	21
	B.	The Plan	21

V.	THE DEBTORS’ CORPORATE HISTORY, STRUCTURE, AND BUSINESS OVERVIEW		29

	A.	Jones’ Corporate History	29
	B.	The Debtors’ Key Assets and Operations	30
	C.	The Debtor’s Prepetition Capital Structure	31

VI.	EVENTS LEADING TO THE CHAPTER 11 FILINGS		35

	A.	Market Decline and Industry-Specific Challenges	35
	B.	Capital Structure	36
	C.	DrillCo Alternative	37
	D.	Efforts to Preserve Shareholder Option Value	38
	E.	Noteholder Discussions and Negotiations	38
	F.	Tax Receivable Agreement	39
	G.	Ongoing Investigation Committee Investigation	39
	H.	The Restructuring Support Agreement and Committed Exit Facility	40

VII.	RISK FACTORS		40

	A.	Bankruptcy Law Considerations	40
	B.	Risks Related to Recoveries under the Plan	45
	C.	Risks Related to the Debtors’ and the Reorganized Debtors’ Businesses	48

VIII.	SOLICITATION, VOTING, AND NEW COMMON EQUITY ELECTION PROCEDURES		54

	A.	Holders of Claims Entitled to Vote on the Plan	54
	B.	Voting Record Date	54
	C.	Voting on the Plan	54
	D.	Ballots Not Counted	56
	E.	New Common Equity Election	56

IX.	CONFIRMATION OF THE PLAN		57

	A.	Requirements for Confirmation of the Plan	57
	B.	Best Interests of Creditors/Liquidation Analysis	57
	C.	Feasibility	58
	D.	Acceptance by Impaired Classes	58
	E.	Confirmation Without Acceptance by All Impaired Classes	59
	F.	Valuation of the Debtors	59

X.	CERTAIN SECURITIES LAW MATTERS		60

	A.	Issuance of Securities under the Plan	60
	B.	Subsequent Transfers	60

XI.	CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN		62

	A.	Introduction	62
	B.	Certain U.S. Federal Income Tax Consequences to the Debtors and the Reorganized Debtors	63
	C.	Certain U.S. Federal Income Tax Consequences to U.S. Holders of Certain Claims Entitled to Vote	67
	D.	Certain U.S. Federal Income Tax Consequences to Non-U.S. Holders of Certain Claims Entitled to Vote	72

XII.	RECOMMENDATION		78

EXHIBITS(3)

EXHIBIT A	Plan of Reorganization

EXHIBIT B	Restructuring Support Agreement

EXHIBIT C	Corporate Organization Chart

EXHIBIT D	Liquidation Analysis

EXHIBIT E	Financial Projections

EXHIBIT F	Valuation Analysis

(3)         Each Exhibit is incorporated herein by reference.

I.                                        INTRODUCTION

Jones Energy Inc. (“JEI”) and its debtor affiliates, as debtors and debtors in possession (collectively, the “Debtors” or the “Company”), submit this disclosure statement (this “Disclosure Statement”), pursuant to section 1125 of the Bankruptcy Code, to holders of Claims against and Interests in the Debtors in connection with the solicitation of votes for acceptance of the Joint Chapter 11 Plan of Reorganization of Jones Energy, Inc. and Its Debtor Affiliates (the “Plan”), dated April 3, 2019.(1)  A copy of the Plan is attached hereto as Exhibit A and incorporated herein by reference.  The Plan constitutes a separate chapter 11 plan for each of the other Debtors.

THE DEBTORS AND CERTAIN SUPPORTING CREDITORS THAT HAVE EXECUTED THE RESTRUCTURING SUPPORT AGREEMENT, INCLUDING HOLDERS OF APPROXIMATELY 84% IN PRINCIPAL OF THE FIRST LIEN NOTES AND APPROXIMATELY 84% IN AGGREGATE PRINCIPAL OF THE UNSECURED NOTES, SUPPORT THE PLAN(2) AND THE DEBTORS BELIEVE THAT THE COMPROMISES CONTEMPLATED UNDER THE PLAN ARE FAIR AND EQUITABLE, MAXIMIZE THE VALUE OF THE DEBTORS’ ESTATES, AND PROVIDE THE BEST RECOVERY TO STAKEHOLDERS.  AT THIS TIME, THE DEBTORS BELIEVE THE PLAN REPRESENTS THE BEST AVAILABLE OPTION FOR COMPLETING THE CHAPTER 11 CASES.  THE DEBTORS STRONGLY RECOMMEND THAT YOU VOTE TO ACCEPT THE PLAN.

II.                                   PRELIMINARY STATEMENT

The Debtors are an Austin, Texas-based independent oil and natural gas company engaged in the exploration, development, production, and acquisition of oil and natural gas properties in the Mid-Continent region of the United States, spanning areas of Oklahoma and Texas.  In 1988 Jonny Jones, a third-generation oil and gas entrepreneur who continues to serve as chairman of the Company’s Board of Directors, founded Jones Energy, the predecessor company to Jones Energy Holdings, LLC (“JEH”).   In December 2009, Jones Energy formed JEH, a Delaware limited liability company, which acts as a holding company of operating subsidiaries that own and operate the Debtors’ oil and natural gas properties.  JEI was formed in March 2013 as a Delaware corporation to become a publicly traded entity and the holding company of JEH.  JEI is either the direct or indirect parent company of each of the other Debtors.  JEI’s sole material asset is its equity interest in JEH.

As of the date of this Disclosure Statement, the Debtors have approximately $1.009 billion in total outstanding principal amount of funded debt obligations, including:  (a) senior secured first lien notes with approximately $450.0 million in principal outstanding; and (b) two series of unsecured notes with an aggregate principal amount outstanding of approximately $559.0 million.  The Debtors have approximately $11.1 million in marked-to-market secured liabilities to hedge counterparties as of March 22, 2019.  In addition, JEI has outstanding preferred equity with a stated aggregate liquidation preference of approximately $30.1 million as of March 29, 2019.

The Debtors’ revenues are derived primarily from the sale of oil and natural gas production and from the sale of natural gas liquids (“NGLs”) that are extracted from natural gas through processing.  Unfortunately, the Company has fallen victim to persistent, adverse macroeconomic trends in the oil and

(1)         Capitalized terms used but not otherwise defined in this Disclosure Statement have the meanings ascribed to such terms in the Plan.  The summary of the Plan provided herein is qualified in its entirety by reference to the Plan.  In the case of any inconsistency between this Disclosure Statement and the Plan, the Plan will govern.

(2)         In addition, the Company holds approximately 4.0% of the 2022 Notes.

gas industry, which began with a steep decline in late 2014 in response to rapidly declining oil prices. The result was a sustained, historic downturn:

Benchmark oil prices fell from approximately $100 per barrel in mid-2014 to a low point of approximately $26 per barrel by early 2016, representing an average price collapse of approximately 74% over that time period.  While benchmark prices have somewhat recovered, the overall macroeconomic trend of the depressed commodity environment continues to persist today.

In addition, meaningful price volatility persisted in the oil market in 2017 and 2018.  For example, benchmark oil prices rose from approximately $48 per barrel in July 2017 to approximately $77 per barrel in October 2018 before plunging to below $44 per barrel in December 2018.  This represents a collapse in price of approximately 43%, or $29 per barrel, in the three-month span from October 2018 to December 2018.  As of the date of this Disclosure Statement, benchmark oil prices are hovering at or around $60 per barrel:

Over the past several years, the Debtors have taken a number of steps to forestall the need for a chapter 11 filing in a low-commodity priced environment, even while many of their peers have pursued in-court restructurings.  Specifically, the Debtors consummated a series of liquidity enhancing transactions, including equity raises, debt repurchases, strategic acquisitions, non-core asset sales, and modifications of their operations to reduce their workforce and drilling activities.  This included a Company-wide headcount reduction in 2016 resulting in the termination of approximately 30% of the Debtors’ total workforce, as well as halting drilling activity spanning several months during the worst of the historic commodity downturn.

Despite the Debtors’ efforts to mitigate the financial strain brought on by current adverse market conditions through non-core asset divestitures and operational “rightsizing,” the Company’s liquidity position was insufficient over the long-term to fund the capital-intensive nature of the Debtors’ business and to service its highly leveraged capital structure.  Further, notwithstanding significant efforts, as further detailed herein, the Debtors have been unable to refinance their debt or attract new capital in a manner that would permit them to continue their operations on an out-of-court basis.  The trading prices of the Debtors’ publicly-traded securities reflect these circumstances:

As a result, in November of 2017, the Company engaged financial advisors to explore strategic alternatives to enhance the Debtors’ liquidity, evaluate strategic merger and acquisition opportunities, and address their capital structure.

In February of 2018, the Company took another major step in its attempt to right size by offering $450.0 million in aggregate principal amount of 9.250% senior secured first lien notes due 2023.  The Company used the proceeds from the offering to repay almost all borrowings under the Company’s senior secured reserve-based facility, which featured restrictive covenants that limited the Company’s ability to operate and pursue further liability management transactions, and to build liquidity to support operations by removing the risk of a reduction in borrowing capacity due to a borrowing base redetermination.  The Company also intended to use a portion of the proceeds to repurchase some of its senior unsecured notes at a discount to par.  However, on the eve of the first lien offering, an ad hoc group of holders of unsecured notes represented by Davis Polk & Wardwell LLP (the “Crossover Group”) informed the Company that its members had entered into a cooperation agreement (the “Cooperation Agreement”) and indicated to the Company that the Crossover Group would be unlikely to participate in a notes buyback on the terms that the Company had contemplated.

As the Debtors adjusted their business strategy for the low-price commodity environment, the Company began to discuss the potential contours of a consensual out-of-court deleveraging transaction with the Crossover Group.  The members of the Crossover Group had accrued more than 80% of the Company’s unsecured notes by May 2018 and had agreed to extend the term of the Cooperation Agreement through April 2022.  Around this time, the Company engaged its current restructuring counsel to address their capital structure.  Over the course of 2018, the Company and the Crossover Group exchanged several term sheets and held in-person meetings in an attempt to achieve a value-maximizing restructuring transaction.  Although the parties were unable to reach agreement regarding an out-of-court restructuring, the Debtors and the Crossover Group nevertheless continued to engage.

While these negotiations took place, the Company took steps to improve itself.  In February of 2018, the Company added an activist investor to its Board of Directors.  Changes occurred at the management level as well, as the company named Carl F. Giesler, Jr. as the new Chief Executive Officer in July of 2018.  The Company also continued implementing cost-cutting measures, including operational efficiencies that make the Company one of the lowest-cost drilling and completion operators in the Cleveland formation.

However, as talks with the Crossover Group continued, the NYMEX WTI oil price fell from $74.55 per barrel on October 1, 2018 to $51.93 on November 30, 2018.  In December 2018, as oil prices continued to fall, the Debtors continued to negotiate with the Crossover Group (members of which purchased nearly 40% of the principal outstanding of First Lien Notes in February 2019) and began to negotiate in earnest with a newly formed ad hoc group of holders of first lien notes represented by Milbank LLP (the “First Lien Ad Hoc Group”) regarding a broader, comprehensive restructuring transaction.  Between the two ad hoc groups and the Company (which holds just over 3.5% of its unsecured notes), approximately 92% of the Debtors’ first lien notes and 91% of the unsecured notes were represented.  In January 2019, the First Lien Ad Hoc Group indicated their interest in engaging in a comprehensive restructuring transaction.  After extensive, arm’s-length negotiations that played out over several months, the First Lien Ad Hoc Group, the Crossover Group, and the Debtors arrived at the transactions embodied in the Restructuring Support Agreement, a copy of which is attached hereto as Exhibit B, which will maximize stakeholder recoveries and ensure a viable enterprise upon emergence.

The Restructuring Support Agreement is a significant achievement for the Debtors in the face of renewed price volatility and the unique composition of the two ad hoc groups, each of which holds a blocking position in the First Lien Notes, preventing the Company from confirming a consensual chapter 11 plan without the consent of both bondholder groups.  The proposed restructuring fully equitizes the Company’s funded debt and provides a meaningful recovery to unsecured noteholders in the form of 4% of new common equity and the new warrants exercisable for up to a 15% ownership stake in the Reorganized Debtors, in each case subject to dilution by the Management Incentive Plan.  Importantly, the Company’s balance-sheet restructuring leaves trade creditors unaffected.

While not all of the Debtors’ stakeholders will receive a recovery, the Debtors’ ability to manage through the historic downturn and avoid a chapter 11 filing over the past several years has given existing equity holders a prolonged period during a time when many of the Debtors’ peers implemented restructuring transactions that resulted in little or no recovery to existing equity.  After years of efforts on the part of the Debtors to avoid chapter 11, however, the Debtors now need to restructure.

The Restructuring Support Agreement and Plan contemplate a swift restructuring by which the Debtors will (a) equitize all $1.009 billion of the Company’s prepetition funded debt and (b) obtain a new exit credit facility in an aggregate principal amount of up to $20.0 million (the “Committed Exit Facility”), with the option to seek alternative financing with higher borrowing limits.  The Plan also contemplates reinstating or paying in full all trade claims against the Debtors in the ordinary course of business.  Finally, although the Debtors believe their total enterprise value does not support a recovery to Unsecured Noteholders, the Plan contemplates an opportunity for a meaningful recovery to the Unsecured Noteholders from the First Lien Notes’ collateral that they likely would not otherwise be entitled to receive.

The proposed restructuring transactions are value-maximizing for the Company’s stakeholders.  A right-sized capital structure will allow the Debtors to develop their assets and implement a growth-oriented drilling program.  In addition, the compromises and settlements embodied in the Restructuring Support Agreement, and to be implemented pursuant to the Plan, preserve value by enabling the Debtors to avoid protracted, value-destructive litigation over potential recoveries and other causes of action that could delay the Debtors’ emergence from chapter 11.  As of the date of this Disclosure Statement, holders of approximately 84% in principal of the First Lien Notes and approximately 84% in principal of the Unsecured Notes have signed onto the Restructuring Support Agreement, representing nearly $900 million of the Company’s just over $1.0 billion of funded debt.

The core terms of the Restructuring Support Agreement will be implemented through a chapter 11 plan of reorganization—namely, the Plan (described more fully in Article IV.B of this Disclosure Statement, entitled “The Plan,” which begins on page 21)—which contemplates, among other things:

•                  payment in full of all Administrative Claims, Other Secured Claims, and Other Priority Claims in cash on the Effective Date;

•                  payment in full of RBL Claims, if any, and Hedge Claims, which Claims will be paid in cash or otherwise provided such treatment as to render such claims unimpaired;

•                  payment in full of General Unsecured Claims (including trade claims) against Debtors other than JEI and/or JEI, LLC, which Claims will be paid in cash or reinstated;

•                  distribution to holders of First Lien Notes Claims their Pro Rata share of 96% of the New Common Equity of the Reorganized Debtors, subject to dilution on account of the Management Incentive Plan and the New Warrants;

•                  distribution to holders of Unsecured Notes Claims their Pro Rata share of (a) 4% of the New Common Equity of the Reorganized Debtors, subject to dilution on account of the Management Incentive Plan and New Warrants, and (b) the New Warrants; and

•                  each holder of an Allowed General Unsecured Claim against JEI and/or JEI, LLC shall receive $0 (as described in the Liquidation Analysis attached hereto as Exhibit D).

The Debtors anticipate that the Plan will be effectuated pursuant to one of two potential structures.  In one structure, the New Common Equity and New Warrants will be issued by Reorganized JEI, which will continue to own JEH and its subsidiaries (the “Existing JEI Structure”).  In the alternative structure, the Debtors’ assets will, pursuant to the Plan, be transferred to an entity (“NewCo”) to be formed by a nominee of certain Holders of Claims (the “Newco Structure”).  In the Newco Structure, certain eligible Holders of Claims receiving New Common Equity that meet certain requirements described below (an “Eligible Electing Holder”) will, as part of the Plan solicitation process, be asked to elect (the “New Common Equity Election”) whether to receive their New Common Equity as either (a) equity in an entity taxed as a partnership for U.S. federal income tax purposes (the “Newco Partnership” and, such equity, the “Newco Partnership Equity”) or (b) equity in an entity taxed as a corporation for U.S. federal income tax purposes (the “Newco Corporation” and, such stock the “Newco Corporation Stock”).  Eligible Electing Holders of Claims that do not elect to receive Newco Partnership Equity, Holders of Claims that are not Eligible Electing Holders, and Holders of Claims receiving New Warrants (with respect to their New Warrants)(3) will receive Newco Corporation Stock and/or New Warrants, as the case may be.  A Holder of Claims entitled to New Common Equity will qualify as an Eligible Electing Holder if, among other things, the Holder (a) will receive least 1.1% of the New Partnership Equity,(4) and (b) affirms that such Holder satisfies certain tax requirements, including that such Holder (or, if such Holder is a disregarded entity for U.S. federal income tax purposes, its regarded owner for such purposes) is a United States person within the meaning of Section 7701(a)(30) of the Internal Revenue Code of 1986, as amended (the “Tax Code”) or not otherwise subject to certain tax withholding provisions.  Eligible Electing Holders of Claims electing to receive Newco Partnership Equity shall also receive voting non-economic stock in the Newco Corporation (the “Corporation Voting Stock”).  A Holder of Newco Partnership Equity shall be entitled, at such Holder’s election and at the times specified in the final documentation, to exchange its Newco Partnership Equity and Corporation Voting Stock for Newco Corporation Stock based on a one for one exchange ratio.  The Newco Structure is commonly referred to as an “Up-C” structure.  The Debtors will disclose whether the Existing JEI Structure or the Newco Structure will be utilized in the Restructuring Transactions Memorandum, and such determination shall be acceptable to First Lien Noteholders holding at least a majority of the aggregate outstanding principal amount of First Lien Notes held by parties to the Restructuring Support Agreement.  The solicitation materials have additional information regarding the New Common Equity Election.  Because the Debtors may not know until close to the Effective Date whether the Existing JEI Structure or the Newco Structure will be utilized, Eligible Electing Holders of Claims that wish to hold Newco Partnership Equity should make the New Common Equity Election to receive Newco Partnership Equity if they want to own such equity should the Newco Structure be used.  Holders of Claims should consult their own tax advisors regarding the New Common Equity Election and to determine whether they are an Eligible Electing Holder.

With a pre-packaged Plan and key creditor support in place pursuant to the Restructuring Support Agreement, the Debtors expect to emerge positioned to capitalize on their asset base as the Company looks to reorient its go-forward growth and operating plans to be competitive in the new, lower-priced commodity environment.  Given the Debtors’ core strengths—including their experienced management team and

(3)         In the Newco Structure, all New Warrants will be issued by Newco Corporation and a Holder of Unsecured Notes Claims that both is entitled to receive at least 1.1% of the New Partnership Equity and meets the specified tax requirements set forth in the election, may elect to receive New Partnership Equity, but if the Holder makes such an election, they will still receive their New Warrants from Newco Corporation.

(4)         Measured by overall economic ownership in the Reorganized Debtors, after accounting for dilution by the Management Incentive Plan, but without regard to the New Warrants.

employees, strategic location of their assets, and new, data-driven development strategy (described herein)—the Debtors are confident that they can implement the Restructuring Support Agreement’s balance sheet restructuring to ensure the Debtors’ long-term viability.

III.                              QUESTIONS AND ANSWERS REGARDING THIS DISCLOSURE STATEMENT AND PLAN

A.                                    What is chapter 11?

Chapter 11 is the principal business reorganization chapter of the Bankruptcy Code.  In addition to permitting debtor rehabilitation, chapter 11 promotes equality of treatment for creditors and similarly situated equity interest holders, subject to the priority of distributions prescribed by the Bankruptcy Code.

The commencement of a chapter 11 case creates an estate that comprises all of the legal and equitable interests of the debtor as of the date the chapter 11 case is commenced.  The Bankruptcy Code provides that the debtor may continue to operate its business and remain in possession of its property as a “debtor in possession.”

Consummating a chapter 11 plan is the principal objective of a chapter 11 case.  A bankruptcy court’s confirmation of a plan binds the debtor, any person acquiring property under the plan, any creditor or equity interest holder of the debtor, and any other entity as may be ordered by the bankruptcy court.  Subject to certain limited exceptions, the order issued by a bankruptcy court confirming a plan provides for the treatment of the debtor’s liabilities in accordance with the terms of the confirmed plan.

B.                                    Why are the Debtors sending me this Disclosure Statement?

The Debtors are seeking to obtain Bankruptcy Court approval of the Plan.  Before soliciting acceptances of the Plan, section 1125 of the Bankruptcy Code requires the Debtors to prepare a disclosure statement containing adequate information of a kind, and in sufficient detail, to enable a hypothetical reasonable investor to make an informed judgment regarding acceptance of the Plan and to share such disclosure statement with all holders of claims whose votes on the Plan are being solicited.  This Disclosure Statement is being submitted in accordance with these requirements.

C.                                    Why are votes being solicited prior to Bankruptcy Court approval of the Disclosure Statement?

By sending this Disclosure Statement and soliciting the Plan prior to approval by the Bankruptcy Court, the Debtors are preparing to seek Confirmation of the Plan shortly after commencing the Chapter 11 Cases.  The Debtors will ask the Bankruptcy Court to approve this Disclosure Statement together with Confirmation of the Plan at the same hearing, which may be scheduled as shortly as two weeks after commencing the Chapter 11 cases, all subject to the Bankruptcy Court’s approval and availability.

D.                                    Am I entitled to vote on the Plan?

Your ability to vote on, and your distribution under, the Plan, if any, depends on what type of Claim you hold and whether you held that Claim as of the Voting Record Date (as defined herein).  Each category of holders of Claims or Interests, as set forth in Article III of the Plan pursuant to section 1122(a) of the Bankruptcy Code, is referred to as a “Class.”  Each Class’s respective voting status is set forth below:

Class	Claims and Interests	Status	Voting Rights
Class 1	Other Secured Claims	Unimpaired	Not Entitled to Vote (Deemed to Accept)

Class	Claims and Interests	Status	Voting Rights
Class 2	Other Priority Claims	Unimpaired	Not Entitled to Vote (Deemed to Accept)
Class 3	Hedge Claims / RBL Claims	Unimpaired	Not Entitled to Vote (Deemed to Accept)
Class 4	First Lien Notes Claims	Impaired	Entitled to Vote
Class 5	Unsecured Notes Claims	Impaired	Entitled to Vote
Class 6	General Unsecured Claims against Debtors other than JEI and JEI, LLC	Unimpaired	Not Entitled to Vote (Deemed to Accept)
Class 7	General Unsecured Claims against JEI and/or JEI, LLC	Impaired	Entitled to Vote
Class 8	Intercompany Claims	Unimpaired/ Impaired	Not Entitled to Vote (Deemed to Accept or Reject)
Class 9	Existing Preferred Equity Interests	Impaired	Not Entitled to Vote (Deemed to Reject)
Class 10	Existing Common Equity Interests	Impaired	Not Entitled to Vote (Deemed to Reject)
Class 11	Intercompany Interests	Unimpaired/ Impaired	Not Entitled to Vote (Deemed to Accept or Reject)

E.                                    What will I receive from the Debtors if the Plan is consummated?

The following chart provides a summary of the anticipated recovery to holders of Claims or Interests under the Plan.  Any estimates of Claims or Interests in this Disclosure Statement may vary from the final amounts allowed by the Bankruptcy Court.  Your ability to receive distributions under the Plan depends upon the ability of the Debtors to obtain Confirmation and meet the conditions necessary to consummate the Plan.

THE PROJECTED RECOVERIES SET FORTH IN THE TABLE BELOW ARE ESTIMATES ONLY AND THEREFORE ARE SUBJECT TO CHANGE.  FOR A COMPLETE DESCRIPTION OF THE DEBTORS’ CLASSIFICATION AND TREATMENT OF CLAIMS AND INTERESTS, REFERENCE SHOULD BE MADE TO THE ENTIRE PLAN.(5)

SUMMARY OF EXPECTED RECOVERIES

Class	Claim/Equity Interest	Treatment of Claim/Equity Interest	Projected Amount of Claims	Projected Recovery Under the Plan
1	Other Secured Claims	Each holder of an Allowed Other Secured Claim shall receive, at the option of the applicable Debtor: (i) payment in full in Cash of its Allowed Class 1 Claim; (ii) the collateral securing its Allowed Class 1 Claim; (iii) Reinstatement of its Allowed Class 1 Claim; or (iv) such other treatment rendering its	TBD	100%

(5)         The recoveries set forth below may change based upon changes in the amount of Claims that are “Allowed” as well as other factors related to the Debtors’ business operations and general economic conditions.  “Allowed” means, as to a Claim or an Interest, a Claim or an Interest allowed under the Plan, under the Bankruptcy Code, or by a Final Order, as applicable.  For the avoidance of doubt, (a) there is no requirement to file a Proof of Claim (or move the Bankruptcy Court for allowance) to be an Allowed Claim under the Plan, and (b) the Debtors may affirmatively determine to deem Unimpaired Claims Allowed to the same extent such Claims would be allowed under applicable nonbankruptcy law.

SUMMARY OF EXPECTED RECOVERIES

Class	Claim/Equity Interest	Treatment of Claim/Equity Interest	Projected Amount of Claims	Projected Recovery Under the Plan
		Allowed Class 1 Claim Unimpaired in accordance with section 1124 of the Bankruptcy Code.
2	Other Priority Claims	Each holder of an Allowed Other Priority Claim shall receive payment in full in Cash.	TBD	100%
3	Hedge Claims / RBL Claims	Each holder of an Allowed Hedge Claim or Allowed RBL Claim shall receive payment in full in Cash or such other treatment rendering its Allowed Hedge Claim or Allowed RBL Claim, as applicable, Unimpaired in accordance with section 1124 of the Bankruptcy Code.	TBD	100%
4	First Lien Notes Claims	Each holder of an Allowed First Lien Notes Claim shall receive its Pro Rata share of 96% of the New Common Equity, subject to dilution on account of the Management Incentive Plan and the New Warrants.	$529,828,000(6)	62.5%
5	Unsecured Notes Claims	Each holder of an Allowed Unsecured Notes Claim shall receive its Pro Rata share of: (i) 4% of the New Common Equity, subject to dilution on account of the Management Incentive Plan and the New Warrants; and (ii) the New Warrants.	$582,125,000	4.3%
6	General Unsecured Claims against Debtors other than JEI and JEI, LLC	Each holder of an Allowed General Unsecured Claim against Debtors other than JEI and JEI, LLC shall receive, at the option of the applicable Debtor: (i) payment in full in Cash; or (ii) Reinstatement.	TBD	100%
7	General Unsecured Claims against JEI and/or JEI, LLC	Each holder of an Allowed General Unsecured Claim against JEI and/or JEI, LLC shall receive $0.	$50,200,000(7)	0%
8	Intercompany Claims	Each Intercompany Claim shall be, at the option of the applicable Debtor, either: (i) Reinstated; (ii) canceled, released, and extinguished, and will be of no further force or effect; or (iii) otherwise addressed at the option of each applicable Debtor such that holders of Class 8 Intercompany Claims will not receive any distribution on account of such Class 8 Claims.	N/A	0%

(6)         The projected amount of First Lien Notes Claims includes the projected amount of (a) outstanding principal, (b) accrued and unpaid interest, and (c) a makewhole claim that could be triggered under the First Lien Notes Indenture.  The inclusion of the makewhole claim amount is not a concession by the Debtors or any other party that the makewhole claim is allowable under applicable bankruptcy or nonbankruptcy law, or as to the amount of such claim, and the Restructuring Support Agreement reflects a compromise of potential litigation regarding the makewhole claim among the Debtors, the First Lien Ad Hoc Group, and the Crossover Group, which is contingent upon confirmation of the Plan described herein.

(7)         The projected amount of General Unsecured Claims against JEI and/or JEI, LLC includes the projected amount of claims arising under the Tax Receivable Agreement, which amount is illustrative and based on the Company’s audited books and records as of December 31, 2018, as reported in the Company’s 10-K, filed on February 27, 2019; however, the inclusion of such amount is not a  concession by the Debtors or any other party that such claim is allowable under applicable bankruptcy or nonbankruptcy law, or as to the amount of such claim.

SUMMARY OF EXPECTED RECOVERIES

Class	Claim/Equity Interest	Treatment of Claim/Equity Interest	Projected Amount of Claims	Projected Recovery Under the Plan
9	Existing Preferred Equity Interests	Holders of Existing Preferred Equity Interests will not receive any distribution on account of such Interests, which will be canceled, released, and extinguished as of the Effective Date, and will be of no further force or effect.	N/A	0%
10	Existing Common Equity Interests	Holders of Existing Common Equity Interests will not receive any distribution on account of such Interests, which will be canceled, released, and extinguished as of the Effective Date, and will be of no further force or effect.	N/A	0%
11	Intercompany Interests	Each Allowed Intercompany Interest shall be Reinstated as of the Effective Date or, at the Debtors’ or the Reorganized Debtors’ option, shall be cancelled. No distribution shall be made on account of any Intercompany Interests.	N/A	100%

F.                                     What will I receive from the Debtors if I hold an Allowed Administrative Claim or a Priority Tax Claim?

In accordance with section 1123(a)(1) of the Bankruptcy Code, Administrative Claims and Priority Tax Claims have not been classified and, thus, are excluded from the Classes of Claims or Interests set forth in Article III of the Plan.

1.                                      Administrative Claims

Administrative Claims will be satisfied as set forth in Article II.A of the Plan, as summarized herein.  Unless otherwise agreed to by the holder of an Allowed Administrative Claim and the Debtors or the Reorganized Debtors, as applicable, each holder of an Allowed Administrative Claim (other than holders of Professional Fee Claims and Claims for fees and expenses pursuant to section 1930 of chapter 123 of title 28 of the United States Code) will receive in full and final satisfaction of its Administrative Claim an amount of Cash equal to the amount of such Allowed Administrative Claim in accordance with the following:  (1) if an Administrative Claim is Allowed on or prior to the Effective Date, on the Effective Date or as soon as reasonably practicable thereafter (or, if not then due, when such Allowed Administrative Claim is due or as soon as reasonably practicable thereafter); (2) if such Administrative Claim is not Allowed as of the Effective Date, no later than thirty (30) days after the date on which an order allowing such Administrative Claim becomes a Final Order, or as soon as reasonably practicable thereafter; (3) if such Allowed Administrative Claim is based on liabilities incurred by the Debtors in the ordinary course of their business after the Petition Date in accordance with the terms and conditions of the particular transaction giving rise to such Allowed Administrative Claim without any further action by the holders of such Allowed Administrative Claim; (4) at such time and upon such terms as may be agreed upon by such holder and the Debtors or the Reorganized Debtors, as applicable; or (5) at such time and upon such terms as set forth in an order of the Bankruptcy Court.

2.                                      Priority Tax Claims

Priority Tax Claims will be satisfied as set forth in Article II.E of the Plan, as summarized herein.  Except to the extent that a holder of an Allowed Priority Tax Claim agrees to a less favorable treatment, in full and final satisfaction, settlement, release, and discharge of and in exchange for each Allowed Priority

Tax Claim, each holder of such Allowed Priority Tax Claim shall be treated in accordance with the terms set forth in section 1129(a)(9)(C) of the Bankruptcy Code.

G.                                   Are any regulatory approvals required to consummate the Plan?

There are no known regulatory approvals that are required to consummate the Plan.  However, to the extent any such regulatory approvals or other authorizations, consents, rulings, or documents are necessary to implement and effectuate the Plan, it is a condition precedent to the Effective Date that they be obtained.

H.                                   What happens to my recovery if the Plan is not confirmed or does not go effective?

In the event that the Plan is not confirmed or does not go effective, there is no assurance that the Debtors will be able to reorganize their businesses.  It is possible that any alternative may provide holders of Claims with less than they would have received pursuant to the Plan.  For a more detailed description of the consequences of an extended chapter 11 case, or of a liquidation scenario, see Article IX.B of this Disclosure Statement, entitled “Best Interests of Creditors/Liquidation Analysis,” which begins on page 57, and the Liquidation Analysis attached hereto as Exhibit D.

I.                                        If the Plan provides that I get a distribution, do I get it upon Confirmation or when the Plan goes effective, and what is meant by “Confirmation,” “Effective Date,” and “Consummation?”

“Confirmation” of the Plan refers to approval of the Plan by the Bankruptcy Court.  Confirmation of the Plan does not guarantee that you will receive the distribution indicated under the Plan.  After Confirmation of the Plan by the Bankruptcy Court, there are conditions that need to be satisfied or waived so that the Plan can go effective.  Initial distributions to holders of Allowed Claims will only be made on the date the Plan becomes effective—the “Effective Date”—or as soon as reasonably practicable thereafter, as specified in the Plan.  See Article IX of this Disclosure Statement, entitled “Confirmation of the Plan,” which begins on page 57, for a discussion of the conditions precedent to consummation of the Plan.

J.                                      What are the sources of Cash and other consideration required to fund the Plan?

The Debtors or Reorganized Debtors, as applicable, shall fund distributions under the Plan with:  (1) Cash on hand, including Cash from operations; (2) the New Common Equity; (3) the New Warrants; and (4) the proceeds from the Exit Facility, as applicable.

K.                                   Are there risks to owning the New Common Equity and New Warrants upon emergence from chapter 11?

Yes.  See Article VII of this Disclosure Statement, entitled “Risk Factors,” which begins on page 40.

L.                                    Is there potential litigation related to the Plan?

Parties in interest may object to the approval of this Disclosure Statement and may object to Confirmation of the Plan as well, which objections potentially could give rise to litigation.  See Article VII.C.10 of this Disclosure Statement, entitled “The Reorganized Debtors May Be Adversely Affected by Potential Litigation, Including Litigation Arising Out of the Chapter 11 Cases,” which begins on page 53.

In the event that it becomes necessary to confirm the Plan over the rejection of certain Classes, the Debtors may seek confirmation of the Plan notwithstanding the dissent of such rejecting Classes.  The Bankruptcy Court may confirm the Plan pursuant to the “cramdown” provisions of the Bankruptcy Code, which allow the Bankruptcy Court to confirm a plan that has been rejected by an impaired Class if it determines that the Plan satisfies section 1129(b) of the Bankruptcy Code.  See Article IX.E of this Disclosure Statement, entitled “Confirmation Without Acceptance by All Impaired Classes,” which begins on page 59.

M.                                 What is the Management Incentive Plan and how will it affect the distribution I receive under the Plan?

On the Effective Date, the Reorganized Debtors shall implement the Management Incentive Plan pursuant to the terms set forth in the Management Compensation Term Sheet attached to the Restructuring Support Agreement, and which shall be Filed with the Plan Supplement.  The New Common Equity being provided in connection with the Management Incentive Plan will dilute all of the New Common Equity equally.

As is typical for many of the Debtors’ peer companies, to be a competitive employer and to maximize the value of the Debtors’ estates, the Debtors have requested access to a pool of New Common Equity that the New Board can use to attract, incentivize, and retain talented key employees (including officers) after the Effective Date. After the Effective Date, the New Board will implement the allocation, timing, and structure of the issuance of the New Common Equity pursuant to the Management Compensation Term Sheet.

N.                                    Will the final amount of Allowed General Unsecured Claims affect the recovery of holders of Allowed General Unsecured Claims under the Plan?

Each holder of an Allowed General Unsecured Claim against Debtors other than JEI shall receive payment in full in Cash or Reinstatement.  Therefore, the recovery for holders of such Claims will be not be affected by the final amount of Allowed General Unsecured Claim against Debtors other than JEI.

Although the Debtors’ estimate of Allowed General Unsecured Claims against JEI and/or JEI, LLC is generally the result of the Debtors’ and their advisors’ careful analysis of available information, the projected number and amount reflects the Debtors’ current view of Claims against JEI and JEI, LLC and potential rejection damages and is subject to change. The final amount of Allowed General Unsecured Claims against JEI and/or JEI, LLC ultimately may be higher or lower than the Debtors’ estimate provided herein, which difference could affect the recovery to holders of General Unsecured Claims against JEI and/or JEI, LLC, who share Pro Rata in the Liquidation Recovery (to the extent the Liquidation Recovery is greater than $0).

O.                                   How will the preservation of the Causes of Action impact my recovery under the Plan?

The Plan provides for the retention of all Causes of Action other than those that are expressly waived, relinquished, exculpated, released, compromised, or settled.

In accordance with section 1123(b) of the Bankruptcy Code, but subject to Article VIII of the Plan, the Reorganized Debtors, as applicable, shall retain and may enforce all rights to commence and pursue, as appropriate, any and all Causes of Action, whether arising before or after the Petition Date, including any actions specifically enumerated in the Schedule of Retained Causes of Action, and the Reorganized Debtors’ rights to commence, prosecute, or settle such Causes of Action shall be preserved notwithstanding the occurrence of the Effective Date, other than the Causes of Action released by the Debtors pursuant to the releases and exculpations contained in the Plan, including in Article VIII thereof.

The Reorganized Debtors may pursue such Causes of Action, as appropriate, in accordance with the best interests of the Reorganized Debtors.  No Entity (other than the Released Parties) may rely on the absence of a specific reference in the Plan, the Plan Supplement, or the Disclosure Statement to any Cause of Action against it as any indication that the Debtors or the Reorganized Debtors, as applicable, will not pursue any and all available Causes of Action of the Debtors against it.  The Debtors and the Reorganized Debtors expressly reserve all rights to prosecute any and all Causes of Action against any Entity, except as otherwise expressly provided in the Plan, including Article VIII of the Plan.  Unless otherwise agreed upon in writing by the parties to the applicable Cause of Action, all objections to the Schedule of Retained Causes of Action must be Filed with the Bankruptcy Court on or before thirty (30) days after the Effective Date.  Any such objection that is not timely filed shall be disallowed and forever barred, estopped, and enjoined from assertion against any Reorganized Debtor, without the need for any objection or responsive pleading by the Reorganized Debtors or any other party in interest or any further notice to or action, order, or approval of the Bankruptcy Court.  The Reorganized Debtors may settle any such objection without any further notice to or action, order, or approval of the Bankruptcy Court.  If there is any dispute regarding the inclusion of any Cause of Action on the Schedule of Retained Causes of Action that remains unresolved by the Debtors or Reorganized Debtors, as applicable, and the objection party for thirty (30) days, such objection shall be resolved by the Bankruptcy Court.  Unless any Causes of Action of the Debtors against an Entity are expressly waived, relinquished, exculpated, released, compromised, or settled in the Plan or a Final Order, the Reorganized Debtors expressly reserve all Causes of Action, for later adjudication, and, therefore, no preclusion doctrine, including the doctrines of res judicata, collateral estoppel, issue preclusion, claim preclusion, estoppel (judicial, equitable, or otherwise), or laches, shall apply to such Causes of Action upon, after, or as a consequence of the Confirmation or Consummation.

The Reorganized Debtors reserve and shall retain such Causes of Action of the Debtors notwithstanding the rejection or repudiation of any Executory Contract or Unexpired Lease during the Chapter 11 Cases or pursuant to the Plan.  In accordance with section 1123(b)(3) of the Bankruptcy Code, any Causes of Action that a Debtor may hold against any Entity shall vest in the Reorganized Debtors, except as otherwise expressly provided in the Plan, including Article VIII of the Plan.  The applicable Reorganized Debtors, through their authorized agents or representatives, shall retain and may exclusively enforce any and all such Causes of Action.  The Reorganized Debtors shall have the exclusive right, authority, and discretion to determine and to initiate, file, prosecute, enforce, abandon, settle, compromise, release, withdraw, or litigate to judgment any such Causes of Action and to decline to do any of the foregoing without the consent or approval of any third party or further notice to or action, order, or approval of the Bankruptcy Court.

P.                                     Will there be releases and exculpation granted to parties in interest as part of the Plan?

Yes, the Plan proposes to release the Released Parties and to exculpate the Exculpated Parties.  The Debtors’ releases, third-party releases, and exculpation provisions included in the Plan are an integral part of the Debtors’ overall restructuring efforts and were an essential element of the negotiations among the Debtors and the Supporting Creditors in obtaining their support for the Plan pursuant to the terms of the Restructuring Support Agreement.

The Released Parties and the Exculpated Parties have made substantial and valuable contributions to the Debtors’ restructuring through efforts to negotiate and implement the Plan, which will maximize and preserve the going-concern value of the Debtors for the benefit of all parties in interest.  Accordingly, each of the Released Parties and the Exculpated Parties warrants the benefit of the release and exculpation provisions.

IMPORTANTLY, THE FOLLOWING PARTIES ARE INCLUDED IN THE DEFINITION OF “RELEASING PARTIES” AND WILL BE DEEMED TO HAVE EXPRESSLY, UNCONDITIONALLY, GENERALLY, INDIVIDUALLY, AND COLLECTIVELY RELEASED AND DISCHARGED ALL CLAIMS AND CAUSES OF ACTION AGAINST THE DEBTORS AND THE RELEASED PARTIES:  ALL HOLDERS OF CLAIMS OR INTERESTS WHO DO NOT (X) VALIDLY OPT OUT OF THE RELEASES CONTAINED IN THE PLAN, (Y) FILE AN OBJECTION TO THE RELEASES CONTAINED IN THE PLAN BY THE PLAN OBJECTION DEADLINE, OR (Z) TIMELY VOTE TO REJECT THE PLAN.  THE RELEASES ARE AN INTEGRAL ELEMENT OF THE PLAN.

Based on the foregoing, the Debtors believe that the releases and exculpations in the Plan are necessary and appropriate and meet the requisite legal standard promulgated by the United States Court of Appeals for the Fifth Circuit.  Moreover, the Debtors will present evidence at the Confirmation Hearing to demonstrate the basis for and propriety of the release and exculpation provisions.  The release, exculpation, and injunction provisions that are contained in the Plan are copied in pertinent part below.

1.                                      Release of Liens.

Except as otherwise provided in the Plan, or in any contract, instrument, release, or other agreement or document created pursuant to the Plan, on the Effective Date and concurrently with the applicable distributions made pursuant to the Plan and, in the case of a Secured Claim, satisfaction in full of the portion of the Secured Claim that is Allowed as of the Effective Date, except for Other Secured Claims that the Debtors elect to Reinstate or Hedge Claims with respect to which the applicable counterparty has agreed to Reinstatement in accordance with this Plan, all mortgages, deeds of trust, Liens, pledges, or other security interests against any property of the Estates shall be fully released and discharged, and all of the right, title, and interest of any holder of such mortgages, deeds of trust, Liens, pledges, or other security interests shall revert to the Reorganized Debtors and their successors and assigns.  Any holder of such Secured Claim (and the applicable agents for such holder) shall be authorized and directed, at the sole cost and expense of the Reorganized Debtors, to release any collateral or other property of any Debtor (including any cash collateral and possessory collateral) held by such holder (and the applicable agents for such holder), and to take such actions as may be reasonably requested by the Reorganized Debtors to evidence the release of such Lien, including the execution, delivery, and filing or recording of such releases.  The presentation or filing of the Confirmation Order to or with any federal, state, provincial, or local agency or department shall constitute good and sufficient evidence of, but shall not be required to effect, the termination of such Liens.

To the extent that any holder of a Secured Claim that has been satisfied or discharged in full pursuant to the Plan, or any agent for such holder, has filed or recorded publicly any Liens and/or security interests to secure such holder’s Secured Claim, then as soon as practicable on or after the Effective Date, such holder (or the agent for such Holder) shall take any and all steps requested by the Debtors, the Reorganized Debtors, or Exit Facility Agent that are necessary or desirable to record or effectuate the cancellation and/or extinguishment of such Liens and/or security interests, including the making of any applicable filings or recordings, and the Reorganized Debtors shall be entitled to make any such filings or recordings on such holder’s behalf.  The presentation or filing of the Confirmation Order to or with any federal, state, provincial, or local agency or department shall constitute good and sufficient evidence of the termination of such Liens.

2.                                      Releases by the Debtors.

Notwithstanding anything contained in the Plan to the contrary, pursuant to section 1123(b) of the Bankruptcy Code, for good and valuable consideration, on and after the Effective Date, each Released Party is deemed released and discharged by the Debtors, the Reorganized Debtors, and their Estates from any and all Claims and Causes of Action, whether known or unknown, including any derivative claims asserted on behalf of the Debtors, that the Debtors, the Reorganized Debtors, or their Estates would have been legally entitled to assert in their own right (whether individually or collectively) or on behalf of the holder of any Claim against, or Interest in, a Debtor or other Entity, or that any holder of any Claim against, or Interest in, a Debtor or other Entity could have asserted on behalf of the Debtors, based on or relating to, or in any manner arising from, in whole or in part:  the Debtors (including the management, ownership, or operation thereof), any Securities issued by the Debtors and the ownership thereof, the Debtors’ in- or out-of-court restructuring efforts, any Avoidance Actions (but excluding Avoidance Actions brought as counterclaims or defenses to Claims asserted against the Debtors), intercompany transactions, the Chapter 11 Cases, the formulation, preparation, dissemination, solicitation, negotiation, entry into, or filing of the Restructuring Support Agreement, the Disclosure Statement, the Plan, the Plan Supplement, or any Restructuring Transaction, contract, instrument, release, or other agreement or document (including any legal opinion requested by any Entity regarding any transaction, contract, instrument, document or other agreement contemplated by the Plan or the reliance by any Released Party on the Plan or the Confirmation Order in lieu of such legal opinion) created or entered into in connection with the Restructuring Support Agreement, the Disclosure Statement, the Plan, the Plan Supplement, the Chapter 11 Cases, the filing of the Chapter 11 Cases, the pursuit of Confirmation, the pursuit of Consummation, the administration and implementation of the Plan, including the issuance or distribution of Securities pursuant to the Plan, or the distribution of property under the Plan or any other related agreement, or upon any other related act or omission, transaction, agreement, event, or other occurrence taking place on or before the Effective Date.  Notwithstanding anything to the contrary in the foregoing, the releases set forth above do not release (a) any post-Effective Date obligations of any party or Entity under the Plan, any Restructuring Transaction, or any document, instrument, or agreement (including those set forth in the Plan Supplement) executed to implement the Plan or the Restructuring Transactions or (b) any Person from any claim or Causes of Action related to an act or omission that is determined in a Final Order by a court competent jurisdiction to have constituted actual fraud, willful misconduct, or gross negligence by such Person.

Entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval, pursuant to Bankruptcy Rule 9019, of the Debtor Release, which includes by reference each of the related provisions and definitions contained in the Plan, and further, shall constitute the Bankruptcy Court’s finding that the Debtor Release is:  (a) in exchange for the good and valuable consideration provided by the Released Parties, including, without limitation, the Released Parties’ contributions to facilitating the Restructuring and implementing the Plan; (b) a good faith settlement and compromise of the Claims released by the Debtor Release; (c) in the best interests of the Debtors and all holders of Claims and Interests; (d) fair, equitable, and reasonable; (e) given and made after due notice and opportunity for hearing; and (f) a bar to any of the Debtors, the Reorganized Debtors, or the Debtors’ Estates asserting any Claim or Cause of Action released pursuant to the Debtor Release.

3.                                      Releases by the Releasing Parties.

Notwithstanding anything contained in the Plan to the contrary, as of the Effective Date, each Releasing Party is deemed to have released and discharged the Debtors, the Reorganized Debtors, and each Released Party from any and all Claims and Causes of Action, whether known or unknown, including any derivative claims, asserted on behalf of the Debtors, that such Entity would have been legally entitled to assert (whether individually or collectively), based on or relating to, or in any manner arising from, in whole or in part, the Debtors (including the management, ownership or operation thereof), any Securities issued by the Debtors and the ownership thereof, the Debtors’ in- or out-of-court restructuring efforts, any Avoidance Actions (but excluding Avoidance Actions brought as counterclaims or defenses to Claims asserted against the Debtors), intercompany transactions, the Chapter 11 Cases, the formulation, preparation, dissemination, solicitation, negotiation, or filing of the Restructuring Support Agreement, the Disclosure Statement, the Plan, the Plan Supplement, or any Restructuring Transaction, contract, instrument, release, or other agreement or document (including any legal opinion requested by any Entity regarding any transaction, contract, instrument, document or other agreement contemplated by the Plan or the reliance by any Released Party on the Plan or the Confirmation Order in lieu of such legal opinion) created or entered into in connection with the Restructuring Support Agreement, the Disclosure Statement, the Plan, the Plan Supplement, the Chapter 11 Cases, the filing of the Chapter 11 Cases, the pursuit of Confirmation, the pursuit of Consummation, the administration and implementation of the Plan, including the issuance or distribution of Securities pursuant to the Plan, or the distribution of property under the Plan or any other related agreement, or upon any other related act or omission, transaction, agreement, event, or other occurrence taking place on or before the Effective Date.  Notwithstanding anything to the contrary in the foregoing, the releases set forth above do not release (a) any post-Effective Date obligations of any party or Entity under the Plan, any Restructuring Transaction, or any document, instrument, or agreement (including those set forth in the Plan Supplement) executed to implement the Plan or the Restructuring Transactions or (b) any Person from any claim or Causes of Action related to an act or omission that is determined in a Final Order by a court of competent jurisdiction to have constituted actual fraud, willful misconduct, or gross negligence by such Person.

Entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval, pursuant to Bankruptcy Rule 9019, of the Third-Party Release, which includes by reference each of the related provisions and definitions contained herein, and, further, shall constitute the Bankruptcy Court’s finding that the Third-Party Release is:  (a) consensual; (b) essential to the confirmation of the Plan; (c) given in exchange for the good and valuable consideration provided by the Released Parties; (d) a good faith settlement and compromise of the Claims released by the Third-Party Release; (e) in the best interests of the Debtors and their Estates; (f) fair, equitable, and reasonable; (g) given and made after due notice and opportunity for hearing; and (h) a bar to any of the Releasing Parties asserting any claim or Cause of Action released pursuant to the Third-Party Release.

4.                                      Exculpation.

Except as otherwise specifically provided in the Plan, no Exculpated Party shall have or incur liability for and each Exculpated Party is hereby released and exculpated from any Cause of Action for any claim related to any act or omission in connection with, relating to, or arising out of, the Chapter 11 Cases, the formulation, preparation, dissemination, solicitation, negotiation, filing, or termination of the Restructuring Support Agreement and related prepetition transactions, the Disclosure Statement, the Plan, the Plan Supplement, or any Restructuring Transaction, contract, instrument, release, or other agreement or document (including any legal opinion requested by any Entity regarding any transaction, contract, instrument, document or other agreement contemplated by the Plan or the reliance by any Released Party on the Plan or the Confirmation Order in lieu of such legal opinion) created or entered into in connection with the Restructuring Support Agreement, the Disclosure Statement, the Plan, the Plan Supplement, the Chapter 11 Cases, the filing of the Chapter 11 Cases, the pursuit of Confirmation, the pursuit of Consummation, the administration and implementation of the Plan, including the issuance or distribution of Securities pursuant to the Plan, or the distribution of property under the Plan or any other related agreement, or upon any other related act or omission, transaction, agreement, event, or other occurrence taking place on or before the Effective Date, except for claims related to any act or omission that is determined in a Final Order by a court of competent jurisdiction to have constituted actual fraud, willful misconduct, or gross negligence, but in all respects such Entities shall be entitled to reasonably rely upon the advice of counsel with respect to their duties and responsibilities pursuant to the Plan.

The Exculpated Parties shall be deemed to have participated in good faith and in compliance with the applicable laws with regard to the solicitation of votes and distribution of consideration pursuant to the Plan and, therefore, are not, and on account of such distributions shall not be, liable at any time for the violation of any applicable law, rule, or regulation governing the solicitation of acceptances or rejections of the Plan or distributions made pursuant to the Plan.

5.                                      Injunction.

Except as otherwise expressly provided in the Plan or for obligations issued or required to be paid pursuant to the Plan or the Confirmation Order, all Entities who have held, hold, or may hold Claims or Interests that have been released, discharged, or are subject to exculpation are permanently enjoined, from and after the Effective Date, from taking any of the following actions against, as applicable, the Debtors, the Reorganized Debtors, the Exculpated Parties, or the Released Parties:  (1) commencing or continuing in any manner any action, suit or other proceeding of any kind on account of or in connection with or with respect to any such Claims or Interests; (2) enforcing, attaching, collecting, or recovering by any manner or means any judgment, award, decree, or order against such Entities on account of or in connection with or with respect to any such Claims or Interests; (3) creating, perfecting, or enforcing any encumbrance of any kind against such Entities or the property or the estates of such Entities on account of or in connection with or with respect to any such Claims or Interests; (4) asserting any right of setoff, subrogation, or recoupment of any kind against any obligation due from such Entities or against the property of such Entities on account of or in connection with or with respect to any such Claims or Interests unless such holder has Filed a motion requesting the right to perform such setoff on or before the Effective Date, and notwithstanding an indication of a Claim or Interest or otherwise that such holder asserts, has, or intends to preserve any right of setoff pursuant to applicable law or otherwise; and (5) commencing or continuing in any manner any action or other proceeding of any kind on account of or in connection with or with respect to any such Claims or Interests released or settled pursuant to the Plan.

Upon entry of the Confirmation Order, all holders of Claims and Interests and their respective current and former employees, agents, officers, directors, principals, and direct and indirect Affiliates shall be enjoined from taking any actions to interfere with the implementation or Consummation of the Plan.  Each holder of an Allowed Claim or Allowed Interest, as applicable, by accepting, or being eligible to accept, distributions under or Reinstatement of such Claim or Interest, as applicable, pursuant to the Plan, shall be deemed to have consented to the injunction provisions set forth in the Plan.

For more detail, see Article VIII of the Plan, entitled “Settlement, Release, Injunction, and Related Provisions,” which is incorporated herein by reference.

Q.                                   What is the deadline to vote on the Plan?

The Voting Deadline is May 1, 2019, at 4:00 p.m. (prevailing Central Time).

R.                                    How do I vote for or against the Plan?

Detailed instructions regarding how to vote on the Plan are contained on the ballots distributed to holders of Claims that are entitled to vote on the Plan.  For your vote to be counted, the master ballot containing your vote and returned by your nominee, or the “pre-validated” ballot provided by your nominee for direct return by you must be properly completed, executed, and delivered as directed, so that the master ballot or pre-validated ballot containing your vote is actually received by the Debtors’ solicitation agent, Epiq Corporate Restructuring, LLC (the “Solicitation Agent”) on or before the Voting Deadline, i.e. May 1, 2019, at 4:00 p.m., prevailing Central Time.  See Article VIII of this Disclosure Statement, entitled, “Solicitation, Voting, and New Common Equity Election Procedures” which begins on page 54 for more information.

S.                                      Why is the Bankruptcy Court holding a Confirmation Hearing?

Section 1128(a) of the Bankruptcy Code requires the Bankruptcy Court to hold a hearing on confirmation of the Plan and recognizes that any party in interest may object to Confirmation of the Plan.  The Confirmation Hearing will be scheduled by the Bankruptcy Court shortly after the commencement of the Chapter 11 Cases. All parties in interest will be served notice of the time, date, and location of the Confirmation Hearing once scheduled.

T.                                    What is the purpose of the Confirmation Hearing?

The confirmation of a plan of reorganization by a bankruptcy court binds the debtor, any issuer of securities under a plan of reorganization, any person acquiring property under a plan of reorganization, any creditor or equity interest holder of a debtor, and any other person or entity as may be ordered by the bankruptcy court in accordance with the applicable provisions of the Bankruptcy Code.  Subject to certain limited exceptions, the order issued by the bankruptcy court confirming a plan of reorganization discharges a debtor from any debt that arose before the confirmation of such plan of reorganization and provides for the treatment of such debt in accordance with the terms of the confirmed plan of reorganization.

U.                                    What is the effect of the Plan on the Debtors’ ongoing businesses?

The Debtors are reorganizing under chapter 11 of the Bankruptcy Code.  As a result, the occurrence of the Effective Date means that the Debtors will not be liquidated or forced to go out of business.  Following Confirmation, the Plan will be consummated on the Effective Date, which is a date that is the first Business Day after the Confirmation Date on which (1) no stay of the Confirmation Order is in effect, (2) all conditions to Consummation have been satisfied or waived (see Article IX of the Plan), and (3) the Debtors, with the consent of the Required Supporting Creditors, declare the Plan effective.  On or after the Effective Date, and unless otherwise provided in the Plan, the Reorganized Debtors may operate their businesses and, except as otherwise provided by the Plan, may use, acquire, or dispose of property and compromise or settle any Claims, Interests, or Causes of Action without supervision or approval by the Bankruptcy Court and free of any restrictions of the Bankruptcy Code or Bankruptcy Rules.  Additionally, upon the Effective Date, all actions contemplated by the Plan will be deemed authorized and approved.

V.                                    Will any party have significant influence over the corporate governance and operations of the Reorganized Debtors?

As of the Effective Date, the terms of the then-sitting members of the boards of directors of the Debtors shall expire, and the initial boards of directors, including the New Board, as well as the officers of each of the Reorganized Debtors, shall be appointed in accordance with the New Organizational

Documents.  The initial New Board shall consist of those individuals that are selected in accordance with Article IV.L of the Plan.

Assuming that the Effective Date occurs, holders of Allowed Claims or Allowed Interests (as applicable) that receive distributions representing a substantial percentage of outstanding shares of the New Common Equity (including, as applicable, shares issued upon exercise of the New Warrants), may be in a position to influence matters requiring approval by the holders of shares of New Common Equity, including, among other things, the election of directors and the approval of a change of control of the Reorganized Debtors.

W.                                Who do I contact if I have additional questions with respect to this Disclosure Statement or the Plan?

If you have any questions regarding this Disclosure Statement or the Plan, please contact the Debtors’ Solicitation Agent, Epiq Corporate Restructuring, LLC, via one of the following methods:

By regular mail at:

Jones Energy

c/o Epiq Corporate Restructuring LLC

P.O. Box 4422

Beaverton, OR 97076-4422

By hand delivery or overnight mail at:

Jones Energy

c/o Epiq Corporate Restructuring LLC

10300 SW Allen Blvd.

Beaverton, OR 97005

By electronic mail at:

tabulation@epiqglobal.com with a reference to “Jones Energy” in the subject line

By telephone (toll free) at:

(866) 897-6433 (toll free) or +1 (646) 282-2500 (international) and request to speak with a member of the Solicitation Team

Copies of the Plan, this Disclosure Statement, and any other publicly filed documents in the Chapter 11 Cases are available upon written request to the Solicitation Agent at the address above or by downloading the exhibits and documents from the website of the Solicitation Agent at https://dm.epiq11.com/JonesEnergy (free of charge) or the Bankruptcy Court’s website at http://www.txs.uscourts.gov/bankruptcy/ (for a fee).

X.                                   Do the Debtors recommend voting in favor of the Plan?

Yes.  The Debtors believe that the Plan provides for a larger distribution to the Debtors’ creditors and equity holders than would otherwise result from any other available alternative.  The Debtors believe that the Plan, which contemplates a significant deleveraging of the Debtors’ balance sheet and enables them to emerge from chapter 11 expeditiously, is in the best interest of all holders of Claims or Interests, and that any other alternatives (to the extent they exist) fail to realize or recognize the value inherent under the Plan.

Y.                                    Who Supports the Plan?

The Plan is supported by the Debtors, certain holders of Claims, and certain Supporting Creditors that have executed the Restructuring Support Agreement, including holders of approximately 84% in principal of the First Lien Notes and approximately 84% in principal of the Unsecured Notes.

IV.                               THE DEBTORS’ RESTRUCTURING SUPPORT AGREEMENT AND PLAN

A.                                    Restructuring Support Agreement

On April 2, 2019, the Debtors and the Supporting Creditors entered into the Restructuring Support Agreement.  Since executing the Restructuring Support Agreement, the Debtors have documented the terms of the pre-packaged restructuring contemplated thereby, including the Plan.  The restructuring transactions contemplated by the Plan will significantly reduce the Debtors’ funded-debt obligations and annual interest payments and result in a stronger balance sheet for the Debtors.

The Plan represents a significant step in the Debtors’ months-long restructuring process.  The Restructuring Support Agreement will allow the Debtors to proceed expeditiously through chapter 11 to a successful emergence.  The Plan will significantly deleverage the Debtors’ balance sheet and provide the capital injection needed for the Debtors to conduct competitive operations going forward.

B.                                    The Plan

The Plan contemplates the following key terms, among others described herein and therein:

1.                                      General Settlement of Claims and Interests

As discussed in detail in this Disclosure Statement and as otherwise provided in the Plan, pursuant to section 1123 of the Bankruptcy Code and Bankruptcy Rule 9019, and in consideration for the classification, distributions, releases, and other benefits provided under the Plan, upon the Effective Date, the provisions of the Plan shall constitute a good faith compromise and settlement of all Claims and Interests and controversies resolved pursuant to the Plan, including (1) any challenge to the amount, validity, perfection, enforceability, priority or extent of the Hedge Claims, RBL Claims, First Lien Notes Claims, or the Unsecured Notes Claims and (2) any claim to avoid, subordinate, or disallow any Hedge Claim, RBL Claim, First Lien Notes Claim, or Unsecured Notes Claim, whether under any provision of chapter 5 of the Bankruptcy Code, on any equitable theory (including equitable subordination, equitable disallowance, or unjust enrichment) or otherwise.  The Plan shall be deemed a motion to approve the good faith compromise and settlement of all such Claims, Interests, and controversies pursuant to Bankruptcy Rule 9019, and the entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval of such compromise and settlement under section 1123 of the Bankruptcy Code and Bankruptcy Rule 9019, as well as a finding by the Bankruptcy Court that such settlement and compromise is fair, equitable, reasonable and in the best interests of the Debtors and their Estates.  Subject to Article VI of the Plan, all distributions made to holders of Allowed Claims and Allowed Interests (as applicable) in any Class are intended to be and shall be final.

2.                                      Restructuring Transactions

On or before the Effective Date, the applicable Debtors or the Reorganized Debtors shall enter into and shall take any actions as may be necessary or appropriate to effect the Restructuring Transactions, including as set forth in the Restructuring Transactions Memorandum.  The actions to implement the Restructuring Transactions may include:  (1) the execution and delivery of appropriate agreements or other documents of merger, amalgamation, consolidation, restructuring, conversion, disposition, transfer, arrangement, continuance, dissolution, sale, purchase, or liquidation containing terms that are consistent with the terms of the Plan and that satisfy the applicable requirements of applicable law and any other terms to which the applicable Entities may agree; (2) the execution and delivery of appropriate instruments of transfer, assignment, assumption, or delegation of any asset, property, right, liability, debt, or obligation on terms consistent with the terms of the Plan and having other terms for which the applicable parties agree; (3) the filing of appropriate certificates or articles of incorporation, formation, reincorporation, merger, consolidation, conversion, amalgamation, arrangement, continuance, or dissolution pursuant to applicable state or provincial law; and (4) all other actions that the applicable Entities determine to be necessary, including making filings or recordings that may be required by applicable law in connection with the Plan.  The Confirmation Order shall, and shall be deemed to, pursuant to sections 363 and 1123 of the Bankruptcy Code, authorize, among other things, all actions as may be necessary or appropriate to effect any transaction described in, contemplated by, or necessary to effectuate the Plan.

3.                                      Reorganized Debtors

On the Effective Date, the New Board shall be established, and the Reorganized Debtors shall adopt their New Organizational Documents, which shall be consistent with the Governance Term Sheet.  The Reorganized Debtors shall be authorized to adopt any other agreements, documents, and instruments and to take any other actions contemplated under the Plan as necessary to consummate the Plan.  Cash payments to be made pursuant to the Plan will be made by the Debtors or Reorganized Debtors.  The Debtors and Reorganized Debtors will be entitled to transfer funds between and among themselves as they determine to be necessary or appropriate to enable the Debtors or the Reorganized Debtors, as applicable, to satisfy their obligations under the Plan.  Except as set forth in the Plan, any changes in intercompany account balances resulting from such transfers will be accounted for and settled in accordance with the Debtors’ historical intercompany account settlement practices and will not violate the terms of the Plan.

From and after the Effective Date, the Reorganized Debtors, subject to any applicable limitations set forth in any post-Effective Date agreement, shall have the right and authority without further order of the Bankruptcy Court to raise additional capital and obtain additional financing as the boards of directors of the applicable Reorganized Debtors deem appropriate.

4.                                      Sources of Consideration for Plan Distributions

The Debtors and the Reorganized Debtors, as applicable, shall fund distributions under the Plan with:  (1) Cash on hand, including Cash from operations; (2) the New Common Equity; (3) the New Warrants; and (4) the proceeds from the Exit Facility, as applicable.

(a)                                 Exit Facility

On the Effective Date, the Reorganized Debtors shall enter into the Exit Facility, the terms of which will be set forth in the Exit Facility Documents, provided that the Debtors or the Reorganized Debtors, as applicable, determine that entry into the Exit Facility is in the best interests of the Reorganized Debtors, and the First Lien Noteholders agree with such determination.

To the extent applicable, Confirmation of the Plan shall be deemed (a) approval of the Exit Facility (including the transactions contemplated thereby, and all actions to be taken, undertakings to be made, and obligations to be incurred and fees paid by the Debtors or the Reorganized Debtors, as applicable, in connection therewith), to the extent not approved by the Court previously, and (b) authorization for the Debtors or the Reorganized Debtors, as applicable, to, without further notice to or order of the Court, (i) execute and deliver those documents necessary or appropriate to obtain the Exit Facility, including the Exit Facility Documents and (ii) act or take action under applicable law, regulation, order, or rule or vote, consent, authorization, or approval of any Person, subject to such modifications as the Debtors or the Reorganized Debtors, as applicable, may deem to be necessary to consummate the Exit Facility; provided that such modifications are reasonably acceptable to the Required Consenting First Lien Noteholders.

(b)                                 Issuance of New Common Equity

The issuance of the New Common Equity, including options or other equity awards, if any, reserved for the Management Incentive Plan, and the New Warrants, by the Reorganized Debtors (as set forth in the Restructuring Transactions Memorandum) shall be authorized without the need for any further corporate action or without any further action by the holders of Claims or Interests.  The Reorganized Debtors shall be authorized to issue a certain number of shares, units or equity interests (as the case may be based on how the New Common Equity is denominated and the identity of the Reorganized Debtor issuing such shares, units, or equity interests) of New Common Equity required to be issued under the Plan and pursuant to their New Organizational Documents.  On the Effective Date, the Debtors or Reorganized Debtors, as applicable, shall issue all Securities, notes, instruments, certificates, and other documents required to be issued pursuant to the Plan.

All of the shares, units, or equity interests (as the case may be based on how the New Common Equity is denominated) of New Common Equity issued pursuant to the Plan shall be duly authorized, validly issued, fully paid, and non-assessable.  Each distribution and issuance referred to in the Plan shall be governed by the terms and conditions set forth in the Plan applicable to such distribution or issuance and by the terms and conditions of the instruments evidencing or relating to such distribution or issuance, which terms and conditions shall bind each Entity receiving such distribution or issuance.

(c)                                  Stockholders Agreement

On the Effective Date, one or more of the Reorganized Debtors and the Holders of the New Common Equity may enter into the Stockholders Agreement in substantially the form included in the Plan Supplement (solely to the extent a determination has been made in accordance with the Governance Term Sheet to implement such an agreement).  The Stockholders Agreement shall be deemed to be valid, binding, and enforceable in accordance with its terms, and each holder of New Common Equity shall be bound thereby, in each case without the need for execution by any party thereto other than the applicable Reorganized Debtor(s).

(d)                                 Issuance of New Warrants

On the Effective Date, the applicable Reorganized Debtor (as set forth in the Restructuring Transactions Memorandum) will issue the New Warrants only to the extent required to provide for distributions to holders of Unsecured Notes Claims, as contemplated by the Plan.  All of the New Warrants issued pursuant to the Plan shall be duly authorized without the need for any further corporate action and without any further action by the Debtors or Reorganized Debtors, as applicable, validly issued, fully paid, and non-assessable.  Each distribution and issuance referred to in Article VI of the Plan shall be governed by the terms and conditions set forth in the Plan applicable to such distribution or issuance and by the terms and conditions of the instruments evidencing or relating to such distribution or issuance, which terms and conditions shall bind each Entity receiving such distribution or issuance without the need for execution by any party thereto other than the applicable Reorganized Debtor(s).

5.                                      Holders of Working and Similar Interests

The legal and equitable rights, interests, defenses, and obligations of lessors under the Debtors’ oil and gas leases, holders of certain other mineral interests related to the Debtors’ oil and gas properties, owners of non-operating working interests in the Debtors’ oil and gas properties, counterparties to the Debtors’ joint operating agreements, and holders of claims related to joint-interest billings and other similar working interests shall not be impaired in any manner by the provisions of the Plan.  Nor shall anything in the Plan impair the related legal and equitable rights, interests, defenses, or obligations of the Debtors or the Reorganized Debtors.  To the extent applicable, such Claims or Interests shall be Reinstated pursuant to the Plan.

Notwithstanding the foregoing, nothing in Article IV.E of the Plan shall limit the Debtors’ rights to reject any executory contract or unexpired lease in accordance with the Bankruptcy Code or pursuant to Article V of the Plan.

6.                                      Corporate Existence

Except as otherwise provided in the Plan or any agreement, instrument, or other document incorporated in the Plan or the Plan Supplement, each Debtor shall continue to exist after the Effective Date as a separate corporate entity, limited liability company, partnership, or other form, as the case may be, with all the powers of a corporation, limited liability company, partnership, or other form, as the case may be, pursuant to the applicable law in the jurisdiction in which each applicable Debtor is incorporated or formed and pursuant to the respective certificate of incorporation and by-laws (or other formation documents) in effect prior to the Effective Date, except to the extent such certificate of incorporation and by-laws (or other formation documents) are amended under the Plan or otherwise, in each case, consistent with the Restructuring Support Agreement, and to the extent such documents are amended, such documents are deemed to be amended pursuant to the Plan and require no further action or approval (other than any requisite filings required under applicable state, provincial, or federal law).  After the Effective Date, the respective certificate of incorporation and bylaws (or other formation documents) of one or more of the Reorganized Debtors may be amended or modified without supervision or approval by the Bankruptcy Court and free of any restrictions of the Bankruptcy Code or Bankruptcy Rules.  After the Effective Date, one or more of the Reorganized Debtors may be disposed of, dissolved, wound down, or liquidated without supervision or approval by the Bankruptcy Court and free of any restrictions of the Bankruptcy Code or Bankruptcy Rules.

7.                                      Vesting of Assets in the Reorganized Debtors

Except as otherwise provided in the Plan (including, for the avoidance of doubt, the Restructuring Transactions Memorandum) or any agreement, instrument, or other document incorporated in, or entered into in connection with or pursuant to, the Plan or Plan Supplement, on the Effective Date, all property in each Estate, all Causes of Action, and any property acquired by any of the Debtors pursuant to the Plan shall vest in each respective Reorganized Debtor, free and clear of all Liens, Claims, charges, or other encumbrances.  On and after the Effective Date, except as otherwise provided in the Plan, each Reorganized Debtor may operate its business and may use, acquire, or dispose of property and compromise or settle any Claims, Interests, or Causes of Action without supervision or approval by the Bankruptcy Court and free of any restrictions of the Bankruptcy Code or Bankruptcy Rules.

8.                                      Cancellation of Existing Securities and Agreements

On the Effective Date, except to the extent otherwise provided in the Plan, all notes, instruments, certificates, credit agreements, indentures, and other documents evidencing Claims or Interests, including any such notes, instruments, certificates, or other documents evidencing the JEH Mirror Preferred Units, shall be cancelled and the obligations of the Debtors thereunder or in any way related thereto shall be deemed satisfied in full, cancelled, discharged, and of no force or effect.  Holders of or parties to such cancelled instruments, Securities, and other documentation will have no rights arising from or relating to such instruments, Securities, and other documentation, or the cancellation thereof, except the rights provided for pursuant to the Plan.  Notwithstanding anything to the contrary herein, but subject to any applicable provisions of Article VI of the Plan, the First Lien Notes Indenture, the 2022 Notes Indenture, and the 2023 Notes Indenture shall continue in effect solely to the extent necessary to:  (1) permit holders of Claims under the First Lien Notes Indenture, the 2022 Notes Indenture, and the 2023 Notes Indenture to receive their respective Distributions, as applicable; (2) permit the Reorganized Debtors, the First Lien Notes Indenture Trustee, the First Lien Notes Collateral Agent, and the Unsecured Notes Indenture Trustee to make Plan Distributions on account of the Allowed Claims under the First Lien Notes Indenture, the 2022 Notes Indenture, and the 2023 Notes Indenture, as applicable, and deduct therefrom such reasonable compensation, fees, and expenses (a) due to the First Lien Notes Indenture Trustee or the Unsecured Notes Indenture Trustee under the First Lien Notes Indenture, the 2022 Notes Indenture, or the 2023 Notes Indenture, as applicable, or (b) incurred by the First Lien Notes Indenture Trustee or the Unsecured Notes Indenture Trustee in making such Plan Distributions; and (3) permit the First Lien Notes Indenture Trustee and the Unsecured Notes Indenture Trustee to seek compensation and/or reimbursement of fees and expenses in accordance with the terms of the Plan.  Except as provided in the Plan (including Article VI of the Plan), on the Effective Date, the First Lien Notes Indenture Trustee and the Unsecured Notes Indenture Trustee, and their respective agents, successors, and assigns shall be automatically and fully discharged of all of their duties and obligations associated with the First Lien Notes Indenture, the 2022 Notes Indenture, or the 2023 Notes Indenture, as applicable.  The commitments and obligations (if any) of the RBL Lenders, the First Lien Noteholders or the Unsecured Noteholders to extend any further or future credit or financial accommodations to any of the Debtors, any of their respective subsidiaries or any of their respective successors or assigns under the RBL Credit Agreement, the First Lien Notes Indenture, the 2022 Notes Indenture, or the 2023 Notes Indenture, as applicable, shall fully terminate and be of no further force or effect on the Effective Date.

9.                                      Corporate Action

Upon the Effective Date, all actions contemplated under the Plan shall be deemed authorized and approved in all respects, including: (1) adoption or assumption, as applicable, of the Compensation and Benefit Programs; (2) selection of the directors and officers for the Reorganized Debtors; (3) the issuance and distribution of the New Common Equity; (4) implementation of the Restructuring Transactions; (5) issuance and distribution of the New Warrants; (6) entry into the New Warrants Agreement, the Stockholders Agreement, and the Exit Facility Documents, as applicable; (7) all other actions contemplated under the Plan (whether to occur before, on, or after the Effective Date); (8) adoption of the New Organizational Documents; (9) the rejection, assumption, or assumption and assignment, as applicable, of Executory Contracts and Unexpired Leases; and (10) all other acts or actions contemplated or reasonably necessary or appropriate to promptly consummate the Restructuring Transactions contemplated by the Plan (whether to occur before, on, or after the Effective Date).  All matters provided for in the Plan involving the corporate structure of the Debtors or the Reorganized Debtors, and any corporate, partnership, limited liability company, or other governance action required by the Debtors or the Reorganized Debtor, as applicable, in connection with the Plan shall be deemed to have occurred and shall be in effect, without any requirement of further action by the Security holders, members, directors, or officers of the Debtors or the Reorganized Debtors, as applicable.  On or (as applicable) prior to the Effective Date, the appropriate officers of the Debtors or the Reorganized Debtors, as applicable, shall be authorized and (as applicable) directed to issue, execute, and deliver the agreements, documents, Securities, and instruments contemplated under the Plan (or necessary or desirable to effect the transactions contemplated under the Plan) in the name of and on behalf of the Reorganized Debtors, including the New Common Equity, the New Organizational Documents, the New Warrants and the New Warrants Agreement (as applicable), the Exit Facility Documents, and any and all other agreements, documents, Securities, and instruments relating to the foregoing.  The authorizations and approvals contemplated by Article IV.I of the Plan shall be effective notwithstanding any requirements under non-bankruptcy law.

10.                               New Organizational Documents.

On or immediately prior to the Effective Date, the New Organizational Documents shall be automatically adopted by the applicable Reorganized Debtors.  To the extent required under the Plan or applicable non-bankruptcy law, each of the Reorganized Debtors will file its New Organizational Documents with the applicable Secretaries of State and/or other applicable authorities in its respective state or country of organization if and to the extent required in accordance with the applicable laws of the respective state or country of organization.  The New Organizational Documents will prohibit the issuance of non-voting equity Securities, to the extent required under section 1123(a)(6) of the Bankruptcy Code.  For the avoidance of doubt, the New Organizational Documents shall be consistent with the Governance Term Sheet.  After the Effective Date, the Reorganized Debtors may amend and restate their respective New Organizational Documents, and the Reorganized Debtors may file such amended certificates or articles of incorporation, bylaws, or such other applicable formation documents, and other constituent documents as permitted by the laws of the respective states, provinces, or countries of incorporation and the New Organizational Document.

11.                               Indemnification Provisions in Organizational Documents.

As of the Effective Date, the New Organizational Documents of each Reorganized Debtor shall, to the fullest extent permitted by applicable law, provide for the indemnification, defense, reimbursement, exculpation, and/or limitation of liability of, and advancement of fees and expenses to, current and former managers, directors, officers, employees, or agents at least to the same extent as the certificate of incorporation, bylaws, or similar organizational document of each of the respective Debtors on the Petition Date, against any claims or causes of action whether direct or derivative, liquidated or unliquidated, fixed, or contingent, disputed or undisputed, matured or unmatured, known or unknown, foreseen or unforeseen, asserted or unasserted.

12.                               Directors and Officers of the Reorganized Debtors.

As of the Effective Date, the term of the current members of the board of directors of JEI shall expire, and all of the directors for the initial term of the New Board shall be appointed in accordance with the Governance Term Sheet.  The New Board shall initially consist of 7 members.  In subsequent terms, the directors shall be selected in accordance with the New Organizational Documents of the Reorganized Debtors.  To the extent known, the identity of the members of the New Board will be disclosed in the Plan Supplement or prior to the Confirmation Hearing, consistent with section 1129(a)(5) of the Bankruptcy Code.  Each director and officer of the Reorganized Debtors shall serve from and after the Effective Date pursuant to the terms of the applicable New Organizational Documents and other constituent documents.

13.                               Effectuating Documents; Further Transactions

On and after the Effective Date, the Reorganized Debtors, and their respective officers, directors, members, or managers (as applicable), are authorized to and may issue, execute, deliver, file, or record such contracts, Securities, instruments, releases, and other agreements or documents and take such actions as may be necessary or appropriate to effectuate, implement, and further evidence the terms and conditions of the Plan and the Securities issued pursuant to the Plan in the name of and on behalf of the Reorganized Debtors, without the need for any approvals, authorization, or consents except for those expressly required pursuant to the Plan.

14.                               Section 1146 Exemption

To the fullest extent permitted by section 1146(a) of the Bankruptcy Code, any transfers (whether from a Debtor to a Reorganized Debtor or to any other Person) of property under the Plan or pursuant to:  (1) the issuance, distribution, transfer, or exchange of any debt, equity Security, or other interest in the Debtors or the Reorganized Debtors; (2) the Restructuring Transactions; (3) the creation, modification, consolidation, termination, refinancing, and/or recording of any mortgage, deed of trust, or other security interest, or the securing of additional indebtedness by such or other means; (4) the making, assignment, or recording of any lease or sublease; (5) the grant of collateral as security for the Reorganized Debtors’ obligations under and in connection with the Exit Facility; or (6) the making, delivery, or recording of any deed or other instrument of transfer under, in furtherance of, or in connection with, the Plan, including any deeds, bills of sale, assignments, or other instrument of transfer executed in connection with any transaction arising out of, contemplated by, or in any way related to the Plan, shall not be subject to any document recording tax, stamp tax, conveyance fee, intangibles or similar tax, mortgage tax, real estate transfer tax, personal property transfer tax, sales or use tax, mortgage recording tax, Uniform Commercial Code filing or recording fee, regulatory filing or recording fee, or other similar tax or governmental assessment, and upon entry of the Confirmation Order, the appropriate state or local governmental officials or agents shall forego the collection of any such tax or governmental assessment and accept for filing and recordation any of the foregoing instruments or other documents without the payment of any such tax, recordation fee, or governmental assessment.  All filing or recording officers (or any other Person with authority over any of the foregoing), wherever located and by whomever appointed, shall comply with the requirements of section 1146(a) of the Bankruptcy Code, shall forego the collection of any such tax or governmental assessment, and shall accept for filing and recordation any of the foregoing instruments or other documents without the payment of any such tax or governmental assessment.

15.                               Director and Officer Liability Insurance

Notwithstanding anything in the Plan to the contrary, the Reorganized Debtors shall be deemed to have assumed all of the Debtors’ D&O Liability Insurance Policies pursuant to section 365(a) of the Bankruptcy Code effective as of the Effective Date.  Entry of the Confirmation Order will constitute the Bankruptcy Court’s approval of the Reorganized Debtors’ foregoing assumption of each of the unexpired D&O Liability Insurance Policies.  Notwithstanding anything to the contrary contained in the Plan, Confirmation of the Plan shall not discharge, impair, or otherwise modify any indemnity obligations assumed by the foregoing assumption of the D&O Liability Insurance Policies, and each such indemnity obligation will be deemed and treated as an Executory Contract that has been assumed by the Debtors under the Plan as to which no Proof of Claim need be filed.

In addition, after the Effective Date, none of the Reorganized Debtors shall terminate or otherwise reduce the coverage under any D&O Liability Insurance Policies (including any “tail policy”) in effect on or after the Petition Date, with respect to conduct occurring prior thereto, and all directors and officers of the Debtors who served in such capacity at any time prior to the Effective Date shall be entitled to the full benefits of any such policy for the full term of such policy, to the extent set forth therein, regardless of whether such directors and officers remain in such positions after the Effective Date.

16.                               Management Incentive Program

On the Effective Date, the Reorganized Debtors shall implement the Management Incentive Plan pursuant to the terms set forth in the Management Compensation Term Sheet attached to the Restructuring Support Agreement, and which shall be Filed with the Plan Supplement.

17.                               Employee and Retiree Benefits

Unless otherwise provided herein, and subject to Article V of the Plan, all employee wages, compensation, and benefit programs in place as of the Effective Date with the Debtors shall be assumed by the Reorganized Debtors and shall remain in place as of the Effective Date, and the Reorganized Debtors will continue to honor such agreements, arrangements, programs, and plans.  Notwithstanding the foregoing, pursuant to section 1129(a)(13) of the Bankruptcy Code, from and after the Effective Date, all retiree benefits (as such term is defined in section 1114 of the Bankruptcy Code), if any, shall continue to be paid in accordance with applicable law.

18.                               Preservation of Causes of Action

In accordance with section 1123(b) of the Bankruptcy Code, but subject to Article VIII hereof, each Reorganized Debtor, as applicable, shall retain and may enforce all rights to commence and pursue, as appropriate, any and all Causes of Action of the Debtors, whether arising before or after the Petition Date, including any actions specifically enumerated in the Schedule of Retained Causes of Action, and the Reorganized Debtors’ rights to commence, prosecute, or settle such Causes of Action shall be preserved notwithstanding the occurrence of the Effective Date, other than the Causes of Action released by the Debtors pursuant to the releases and exculpations contained in the Plan, including in Article VIII of the Plan, which shall be deemed released and waived by the Debtors and the Reorganized Debtors as of the Effective Date.

The Reorganized Debtors may pursue such retained Causes of Action, as appropriate, in accordance with the best interests of the Reorganized Debtors.  No Entity (other than the Released Parties) may rely on the absence of a specific reference in the Plan, the Plan Supplement, or the Disclosure Statement to any Cause of Action against it as any indication that the Debtors or the Reorganized Debtors, as applicable, will not pursue any and all available Causes of Action of the Debtors against it.  The Debtors and the Reorganized Debtors expressly reserve all rights to prosecute any and all Causes of Action against any Entity, except as otherwise expressly provided in the Plan, including Article VIII of the Plan.  Unless otherwise agreed upon in writing by the parties to the applicable Cause of Action, all objections to the Schedule of Retained Causes of Action must be Filed with the Bankruptcy Court on or before thirty (30) days after the Effective Date.  Any such objection that is not timely filed shall be disallowed and forever barred, estopped, and enjoined from assertion against any Reorganized Debtor, without the need for any objection or responsive pleading by the Reorganized Debtors or any other party in interest or any further notice to or action, order, or approval of the Bankruptcy Court.  The Reorganized Debtors may settle any such objection without any further notice to or action, order, or approval of the Bankruptcy Court.  If there is any dispute regarding the inclusion of any Cause of Action on the Schedule of Retained Causes of Action that remains unresolved by the Debtors or Reorganized Debtors, as applicable, and the objection party for thirty (30) days, such objection shall be resolved by the Bankruptcy Court.  Unless any Causes of Action of the Debtors against an Entity are expressly waived, relinquished, exculpated, released, compromised, or settled in the Plan or a Final Order, the Reorganized Debtors expressly reserve all Causes of Action, for later adjudication, and, therefore, no preclusion doctrine, including the doctrines of res judicata, collateral estoppel, issue preclusion, claim preclusion, estoppel (judicial, equitable, or otherwise), or laches, shall apply to such Causes of Action upon, after, or as a consequence of the Confirmation or Consummation.

The Reorganized Debtors reserve and shall retain such Causes of Action of the Debtors notwithstanding the rejection or repudiation of any Executory Contract or Unexpired Lease during the Chapter 11 Cases or pursuant to the Plan.  In accordance with section 1123(b)(3) of the Bankruptcy Code, any Causes of Action that a Debtor may hold against any Entity shall vest in the Reorganized Debtors, except as otherwise expressly provided in the Plan, including Article VIII of the Plan.  The applicable

Reorganized Debtors, through their authorized agents or representatives, shall retain and may exclusively enforce any and all such Causes of Action.  The Reorganized Debtors shall have the exclusive right, authority, and discretion to determine and to initiate, file, prosecute, enforce, abandon, settle, compromise, release, withdraw, or litigate to judgment any such Causes of Action and to decline to do any of the foregoing without the consent or approval of any third party or further notice to or action, order, or approval of the Bankruptcy Court.

19.                               Releases

The Plan contains certain releases (as described more fully in Article III.P of this Disclosure Statement, entitled “Will there be releases and exculpation granted to parties in interest as part of the Plan?,” which begins on page 14, including mutual releases among (a) the Debtors; (b) the Reorganized Debtors; (c)  the First Lien Notes Trustee; (d) the First Lien Notes Collateral Agent; (e) the First Lien Ad Hoc Group and all members thereof; (f) the Unsecured Notes Trustee; (g) the Crossover Group and all members thereof; (h) the Exit Backstop Participants; (i) the Exit Facility Agent; (j) the Exit Facility Lenders; (k) with respect to each of the foregoing parties in clauses (a) through (j), each of such party’s current and former predecessors, successors, affiliates (regardless of whether such interests are held directly or indirectly), assigns, subsidiaries, direct and indirect equity holders or beneficiaries, funds, portfolio companies, and management companies; and (l) with respect to each of the foregoing parties in clauses (a) through (k), each of such party’s current and former directors, officers, members, employees, partners, managers, general partners, limited partners, managing members, independent contractors, agents, representatives, principals, professionals, consultants, financial advisors, attorneys, accountants, investment bankers, advisory board members, investment advisors or sub-advisors, and other professionals; provided that any holder of a Claim or Interest that (x) validly opts out of the releases contained in the Plan, (y) files an objection to the releases contained in the Plan by the Plan Objection Deadline, or (z) timely votes to reject the Plan shall not be a “Released Party” or “Releasing Party.”

V.                                    THE DEBTORS’ CORPORATE HISTORY, STRUCTURE, AND BUSINESS OVERVIEW

A.                                    Jones’ Corporate History

In 1988, Jonny Jones founded the Debtors’ predecessor company, Jones Energy.  In 2009, Jones Energy partnered with Metalmark Capital (“Metalmark”) to purchase Crusader Energy Group Inc. out of bankruptcy for $240.5 million in cash, resulting in an additional 1.015 million gross acres of land.  On December 16, 2009, Jones Energy formed the entity Jones Energy Holdings, LLC (“JEH”) as a Delaware limited liability company through investments made by the Jones family and certain members of Jones Energy’s management and through private equity funds managed by Metalmark, among others.

JEH acts as a holding company of operating subsidiaries that own and operate assets that are used in the exploration, development, production, and acquisition of oil and natural gas properties.  JEH’s subsidiaries include:  Jones Energy, LLC, a Texas limited liability company (“Jones LLC”); Nosley Acquisition, LLC, a Delaware limited liability company (“Nosley Acquisition”); Nosley Assets, LLC, a Delaware limited liability company (“Nosley Assets”); Nosley Midstream, LLC, a Delaware limited liability company (“Nosley Midstream”); Nosley SCOOP, LLC, a Delaware limited liability company (“Nosley SCOOP”); Jones Energy Finance Corp. (“JEF”), a wholly owned subsidiary formed for the sole purpose of co issuing certain of JEH’s debt; CCPR Sub LLC, a Delaware limited liability company; and JRJ Opco, LLC, a Texas limited liability company—all of which are Debtors.

In March 2013, JEI was formed as a Delaware corporation to become a publicly-traded entity and the holding company of JEH.  JEI’s sole material asset is its equity interest in JEH.  As the sole managing member of JEH, JEI is responsible for all operational, management, and administrative decisions relating to JEH’s business and consolidates the financial results of JEH and its subsidiaries.  JEI launched an initial public offering in July of 2013, issuing 12.5 million shares of Class A common stock at an offering prices of $15.00 per share.  On May 22, 2018, to stay compliant with NYSE listing standards, JEI’s stockholders voted to grant the Board discretionary authority to effect a reverse stock split of the Class A common stock at a ratio between 1-for-5 and 1-for-20, and, on August 17, 2018, the Board approved a 1-for-20 reverse stock split of its Class A common stock and its Class B common stock.  On November 26, 2018, JEI shifted trading of its shares to the QTCQX.  As of the date of this Disclosure Statement, JEI trades under the symbol “JONE” on the OTCQX.

In March of 2019, Jones Energy Intermediate, LLC was formed (“JEI, LLC”) as a subsidiary of JEI.  JEI holds 100% of the ownership interest in JEI, LLC, which in turn owns 1% of the ownership interest in JEH.  JEI, LLC, along with certain other subsidiaries, is an obligor on all of the Debtors’ funded debt obligations.

B.                                    The Debtors’ Key Assets and Operations

The Debtors’ operations are focused primarily on horizontal drilling and development within two distinct areas of the geologic Anadarko Basin in Oklahoma and Texas:  the Eastern Anadarko Basin in Oklahoma, targeting the liquids-rich Woodford shale and Meramec formations in the Merge area of the STACK/SCOOP plays (the “Merge”), and the Western Anadarko Basin (the “WAB”) in the Texas panhandle and Oklahoma, targeting the liquids-rich Cleveland, Tonkawa, and Marmaton formations.  Within these two distinct areas of Oklahoma and Texas, the Debtors have an interest in 7,770 gross identified drilling locations.  The Anadarko Basin is among the most prolific and largest onshore producing oil and natural gas basins in the United States, characterized by multiple producing horizons and extensive well control collected over 100 years of development.  Since the Company’s formation, the Debtors have drilled over 970 total wells as operator, including nearly 790 horizontal wells, and currently operate or have interests in 731 gross producing wells.

The Debtors leverage their extensive geologic experience in the Anadarko Basin and seek to identify the most profitable exploration and development opportunities to apply their operational expertise.  The formations the Debtors target are generally characterized by oil and/or liquids-rich natural gas content, extensive production histories, long-lived reserves, high drilling success rates, and attractive initial production rates.  The Debtors focus on formations in their operating areas that offer significant development potential and to which they can apply their technical experience and operational excellence to increase reserves, production, and cash flow.  The Debtors’ approximately 83 employees have been recognized for best-in-class and low-cost operations and leverage their extensive geologic experience to identify exploration and development opportunities.

As of the date of this Disclosure Statement, the Debtors hold interests in approximately 731 gross 508 net producing wells, a substantial majority of which are Debtor-operated, had approximately 325,346 gross 166,477 net total acres under lease, and had estimated proved reserves of approximately 60,750 MBOE of oil and condensate, natural gas, and NGLs based on Securities and Exchange Commission parameters, of which 89% were proved developed.(8)  In 2018, the Debtors’ activities yielded total production of approximately 8,305 MBOE and adjusted EBITDAX of approximately $94.0 million.  As of the date of this Disclosure Statement, 154 gross (18 net) wells in which the Debtors have an interest are operated by other companies, representing 21% of their total gross wells (3% of the Debtors’ total net wells).

As of the date of this Disclosure Statement, the Debtors’ senior management includes:  (a) Carl F. Giesler, Jr., Director and Chief Executive Officer; (b) Thomas Hester, Senior Vice President and Chief Financial Officer, and (c) Kirk Goehring, Senior Vice President and Chief Operating Officer.

C.                                    The Debtor’s Prepetition Capital Structure

As of the date of this Disclosure Statement, the Debtors have approximately $1.009 billion in total outstanding principal amount of funded debt obligations, as well as outstanding preferred equity with a stated aggregate liquidation preference of approximately $30.1 million.  The Debtors also have approximately $11.8 million in marked-to-market secured liabilities to hedge counterparties as of March 22, 2019.

Obligation	Maturity	Annual Interest Expense	Approximate Principal Amount
Senior Secured Revolving Credit Facility (the “RBL”)	Nov. 2019	$0	$0.00
9.25% Senior Secured First Lien Notes (the “First Lien Notes”)	March 2023	$41.6 million	$450.0 million
6.75% Senior Unsecured Notes (the “2022 Notes”)	April 2022	$27.6 million	$409.0 million
9.25% Senior Unsecured Notes (the “2023 Notes”)	March 2023	$13.8 million	$150.0 million
	Total:	$83.0 million	$1.009 billion

(8)         The Debtors have not included any proved undeveloped reserves in such figures due to their financial condition in accordance with applicable accounting rules.

Preferred Equity	Shares	Approximate Liquidation Preference
8.0% Series A Perpetual Convertible Preferred Stock (“Series A Preferred Stock”)	601,044	$30.1 million

1.                                      Senior Secured Revolving Credit Facility

The Debtors have the RBL with a syndicate of banks.  All of the Company’s derivative contracts currently in place are with lenders party to that certain Credit Agreement, dated as of December 31, 2009, among JEH, as borrower, JEI, the lender parties thereto, and Wells Fargo Bank, N.A., as administrative agent (“RBL Credit Agreement”).  Substantially all of the Debtors’ personal property assets and oil and gas properties are pledged as collateral to secure its obligations under the RBL.  The RBL matures on November 6, 2019.

In November 2017, the Debtors modified certain leverage ratio covenants in the RBL Credit Agreement, increasing the borrowing base under the RBL Credit Agreement to $350.0 million.  In connection with the offering of the First Lien Notes, the borrowing base was reduced to $50.0 million, effective February 14, 2018.  On June 27, 2018, the Debtors entered into an amendment to the RBL Credit Agreement to, among other things (a) remove the financial maintenance covenants contained therein, including the current ratio, total leverage ratio, and senior secured leverage ratio, (b) align certain of the other covenants contained therein to be consistent with the terms of the indenture governing the First Lien Notes, (c) reduce lender commitments to twenty-five dollars ($25.00), and (d) reduce the borrowing base to twenty-five dollars ($25.00) for the remainder of the life of the facility.  Additionally, outstanding borrowings of $25.0 million were repaid in connection with the closing of the amendment.

As of the date of this Disclosure Statement, the Debtors do not have any borrowings under the RBL Credit Agreement and are in compliance with all terms and covenants under the RBL Credit Agreement.

2.                                      Derivative Instruments and Hedging Activities

The Debtors use commodity derivative contracts to mitigate volatility in commodity prices associated with projected production levels.  The Debtors have outstanding commodity derivative contracts with six financial institutions, all of which are lenders under the RBL Credit Agreement or their affiliates. For the years ending December 31, 2019, 2020, and 2021, approximately 62%, 33%, and 0%, respectively, of JEI’s estimated total oil, natural gas, and NGL production from proved reserves (based on JEI’s reserve report as of December 31, 2018) are hedged by commodity derivative contracts.  As of March 22, 2019, JEI’s commodity derivative contracts represented a net liability of approximately $11.8 million on a mark-to-market basis.

3.                                      Senior Secured First Lien Notes

On February 14, 2018, JEH and JEF issued $450.0 million in aggregate principal amount of the First Lien Notes under an indenture dated as of February 14, 2018 (as amended, the “First Lien Notes Indenture”), by and among JEH and JEF, as issuers, JEI, Nosley Assets, Jones LLC, Nosley SCOOP, Nosley Acquisition, and Nosley Midstream, as guarantor parties thereto, UMB Bank, N.A., as trustee, and Wells Fargo Bank, National Association, as collateral agent.  On April 1, 2019, JEI, LLC was added as a guarantor on the First Lien Notes.  The principal terms of the First Lien Notes are governed by the First Lien Notes Indenture.  Pursuant to the First Lien Notes Indenture, the First Lien Notes were issued at 97.526% of par, bear interest at a rate of 9.25% per year, payable semi-annually in arrears on March 15 and September 15 of each year and will mature on March 15, 2023.  As of the date of this Disclosure Statement, there is approximately $450.0 million in principal and $20.8 million in accrued interest outstanding in the First Lien Notes.(9)

The First Lien Notes are first-lien senior secured obligations of JEH and JEF and are secured by first-priority liens on substantially all assets and property, whether real, personal, or mixed, of the Debtors.

4.                                      Senior Unsecured Notes

On April 1, 2014, JEH and JEF issued $500.0 million in aggregate principal amount of the 2022 Notes issued under an indenture dated as of April 1, 2014 (as amended, the “2022 Notes Indenture”), by and among JEH and JEF, as issuers, JEI, Nosley Assets, Jones LLC, Nosley SCOOP, Nosley Acquisition, and Nosley Midstream as guarantor parties thereto, and Wells Fargo Bank, National Association, as trustee.  On April 1, 2019, JEI, LLC was added as a guarantor on the 2022 Notes.  The principal terms of the 2022 Notes are governed by the 2022 Notes Indenture.  Pursuant to the 2022 Notes Indenture, the 2022 Notes bear interest at a rate of 6.75% per year, payable semi-annually on April 1 and October 1 of each year and will mature on April 1, 2022.  As of the date hereof, there is approximately $409.0 million in principal and $13.8 million in accrued interest outstanding in the 2022 Notes.

On February 23, 2015, JEH and JEF issued $250.0 million in aggregate principal amount of 2023 Notes issued under an indenture dated as of February 23, 2015 (as amended, the “2023 Notes Indenture”), by and among JEH and JEF, as issuers, JEI, Nosley Assets, Jones LLC, Nosley SCOOP, Nosley Acquisition, and Nosley Midstream as guarantor parties thereto, and Wells Fargo Bank, National Association, as trustee.  On April 1, 2019, JEI, LLC was added as a guarantor on the 2023 Notes.  The principal terms of the 2023 Notes are governed by the 2023 Notes Indenture.  Pursuant to the 2023 Notes Indenture, the 2023 Notes bear interest at a rate of 9.25% per year, payable semi-annually on March 15 and September 15 of each year and will mature on March 15, 2023.  As of the date of this Disclosure Statement, there is approximately $150.0 million in principal and $6.9 million in accrued interest outstanding in the 2023 Notes.

The 2022 Notes and 2023 Notes (together, the “Unsecured Notes”) are obligations of JEH and JEF and are guaranteed on a senior unsecured basis by JEI and by all of its significant subsidiaries.

5.                                      Preferred Equity

JEI’s certificate of incorporation authorizes the Board of Directors to establish one or more series of preferred stock.  On August 26, 2016, JEI issued 1,8840,000 shares of its Series A Preferred Stock, par value $0.001 per share, pursuant to a registered public offering at $50 per share, of which 601,044 remain issued and outstanding as of the date of this Disclosure Statement.  Each share of Series A Preferred Stock has a liquidation preference of $50.00 per share and is convertible, at the holder’s option at any time, into approximately 0.8534 shares of Class A common stock, subject to specified adjustments and limitations as set forth in the certificate of designations for the Series A Preferred Stock; provided that following the de-listing of JEI’s Class A common stock from the NYSE on November 26, 2019, holders of Series A Preferred Stock were given the special right to convert their shares to Class A Common Stock at a premium to the existing conversion rate until January 14, 2019 (the “Preferred Stock Conversion Deadline”).  The Preferred Stock Conversion Deadline was subsequently extended to March 29, 2019.  On

(9)         On March 14, 2019, as negotiations with the First Lien Ad Hoc Group and Crossover Group progressed, the Board of Directors determined not to make the three imminent interest payments on the First Lien Notes and Unsecured Notes, which interest payments totaled $41.5 million in the aggregate, and to enter into the 30-day grace periods under the applicable indentures.

or after August 15, 2021, JEI has the right, at its option, to elect to cause all outstanding shares of Series A Preferred Stock to be automatically converted into shares of Class A Common Stock at the conversion rate, if the closing sale price of the Class A Common Stock equals or exceeds 175% of the conversion price for at least 20 trading days in a period of 30 consecutive trading days.

Holders of Series A Preferred Stock are entitled to receive, when, as, and if declared by the Board of Directors, cumulative dividends at the rate of 8.0% per annum per share on the $50.00 liquidation preference per share of the Series A Preferred Stock, payable quarterly in arrears on February 15, May 15, August 15, and November 15 of each year.  Dividends may be paid in cash or, subject to certain limitations, in Class A common stock, or a combination thereof.  The Board declared quarterly dividends on the Series A Preferred Stock in October 2016, January 2017, April 2017, July 2017, October 2017, and January 2018—each of these dividends was paid in cash, in Class A common stock, or a combination thereof.  The Board declared contingent quarterly dividends on the Series A Preferred Stock in April 2018, July 2018, October 2018, and January 2019—these dividends ultimately were not paid as JEI was prohibited from paying cash dividends on the Series A Preferred Stock under the terms of its indebtedness and these dividends accrued for holders of the Series A Preferred Stock.  As of the date of this Disclosure Statement, there were cumulative but unpaid dividends of $4.51 per share of Series A Preferred Stock.

6.                                      Common Equity

JEI’s certificate of incorporation authorizes two classes of common stock:  Class A common stock and Class B common stock.  As of the date of this Disclosure Statement, JEI has 6,977,292 shares of Class A common stock outstanding and no remaining shares of Class B common stock outstanding.  The Debtors have never declared or paid any cash dividends to Class A common stock holders and have only paid a stock dividend once, in March 2017.  In addition, the First Lien Notes Indenture and the Unsecured Notes Indenture restrict the ability of the Debtors from paying cash dividends on the Class A common stock as long as any debt remains outstanding.

Beginning in July 2013, the Class A common stock was listed under the symbol “JONE” on the New York Stock Exchange (“NYSE”).  On March 23, 2018, the NYSE notified JEI that it was non-compliant with certain continued listing standards because the price of the Class A common stock over a period of 30 consecutive trading days had fallen below the minimum average closing price per share required to maintain a listing on the NYSE.  On May 22, 2018, JEI’s stockholders voted to grant the Board discretionary authority to effect a reverse stock split of the Class A common stock at a ratio between 1-for-5 and 1-for-20, and on August 17, 2018, the Board approved a 1-for-20 reverse stock split of its Class A common stock and its Class B common stock, effective 5:00 p.m., New York City time, on September 7, 2018.  On September 21, 2018, the NYSE notified JEI that it had regained compliance with its continued listing standards, a direct result of the reverse stock split.

On November 26, 2018, JEI’s Class A common stock was de-listed from the NYSE and began trading on the OTCQX on November 27, 2018, due to JEI’s non-compliance with the NYSE requirement to maintain a 30-trading day average global market capitalization of at least $15.0 million.  On January 18, 2019, JEI received notice from the OTC Markets Group Inc. that JEI’s market capitalization had stayed below $5.0 million for more than 30 consecutive days and therefore no longer met the requirements for continued listing on the OTCQX.  JEI has until July 17, 2019 to regain compliance.

JEI’s Class B common stock was held by the remaining owners of JEH prior to the initial public offering of JEI (collectively, the “Class B Shareholders”) and was exchanged (together with a corresponding number of common units representing membership interests in JEH (“JEH Units”)) for shares of Class A common stock on a one-for-one basis.  The Class B common stock had no economic rights, but every share of Class B common stock entitled its holder to one vote on all matters to be voted on by JEI’s holders of Class A common stock on a pro rata basis.  There are currently no holders of Class B common stock.

As of December 31, 2018, the only remaining holders of JEH Units that had not converted their JEH Units into JEI’s Class A common stock were certain Jones family funds.  In March 2019, these remaining unitholders requested to convert all of their remaining JEH Units and Class B stock into JEI’s Class A common stock.  Thus, prior to the Petition Date, the Debtors formed Debtor Jones Energy Intermediate, LLC (“JEI, LLC”).  JEI, LLC is a wholly-owned subsidiary of JEI that was formed as a limited liability company.  JEI, LLC was formed to provide the Debtors with the option to preserve the “status quo” with respect to the U.S. federal income tax classification of JEH as a partnership in light of the decision of the minority equityholders of JEH to exercise their contractual rights to exchange their JEH equity for JEI equity.  To accomplish that goal, within 75 days of the formation of JEI, LLC, the Debtors would need to file an election with the Internal Revenue Service to cause JEI, LLC to be taxed as a corporation for U.S. federal income tax purposes.

VI.                               EVENTS LEADING TO THE CHAPTER 11 FILINGS

A.                                    Market Decline and Industry-Specific Challenges

The market difficulties faced by the Debtors are consistent with those faced industrywide.  Oil and natural gas companies and others have been challenged by volatile commodity prices for years.  During the past eight years, the NYMEX WTI oil price has ranged from a low of $26.19 per Bbl in February 2016 to a high of $113.39 per Bbl in April 2011 and was $60.18 as of March 30, 2019.  Accompanying the decline in oil prices, the NYMEX Henry Hub spot market price of gas has ranged from a high of $8.15 per MMBtu in February 2014 to a low of $1.49 in March 2016 and was $2.67 as of March 30, 2019.  These markets will likely continue to be volatile in the future, especially given the current geopolitical conditions.  Additionally, NYMEX futures curves for both natural gas and crude oil indicate an expectation among traders in the derivatives market that these commodity prices are expected to either decline or remain constant over the next several years.

These market conditions have affected oil and gas companies at every level of the industry around the world.  All companies in the oil and gas industry (not just exploration and production companies) have felt these effects.  Independent oil and gas companies have been especially hard-hit, however, as their revenues are generated from the sale of unrefined oil and gas.  Over 160 oil and gas companies have filed for chapter 11 since the beginning of 2015.(10)  Numerous other oil and gas companies have defaulted on

(10)  Haynes and Boone, LLP, Oil Patch Bankruptcy Monitor (Jan. 7, 2019).

their debt obligations, negotiated amendments or covenant relief with creditors to avoid defaulting, or have effectuated out-of-court restructurings.

The Company was not immune to these macro-economic forces, but was able to weather 2015, in part, due to a robust hedging program (implemented prior to the downturn) that offset the decline in commodities prices.  However, the positive impact of the Company’s hedges was limited by the tenor of the contracts, which typically only extend approximately three to four years into the future.

To survive the industry downturn and address the Company’s over-levered capital structure, beginning as early as 2015, the Debtors began evaluating and subsequently implementing a corporate growth and liability management strategy that focused on, among other things, adapting to the prolonged low-price commodity environment.  Over the subsequent months and years, the Company pursued transactions to extend its liquidity runway as far as possible by increasing short- and long-term cash flows and reducing expenditures, as detailed below.  The Debtors also renegotiated service contracts and modified their operations to reduce drilling activities, even at one point suspending all drilling operations, and took the difficult step of terminating approximately one-third of its workforce.

Over the past year, through initiatives by the new management team, the Debtors began to more closely scrutinize their operating techniques and made extensive changes to the organization and operating procedures to improve production results and drill more efficiently.  The Debtors have successfully begun implementing a data-focused protocol to guide drilling operations, which has yielded promising early results—the Debtors’ five most recent wells are producing at 40% above the Company’s expectations on a barrels of oil equivalent per day basis.  Finally, over the past four years, the Debtors have divested a range of non-core acreage holdings, including assets in the Arkoma Basin region in southeastern Oklahoma in August 2017 and several non-core assets in the Western Anadarko Basin in January 2019.

B.                                    Capital Structure

Like many of its peers, the Company is also over-levered.  Following JEI’s initial public offering, the Debtors have been unable to grow into their capital structure and their efforts have been hampered not only by the macroeconomic trends described above, but microeconomic conditions and unforeseen circumstances.

The Debtors undertook several initiatives to address their balance sheet since going public, including acquisitions, divestitures, equity offerings, and debt issuances and buybacks, but none have been successful in delevering the Debtors to a sustainable level due to unforeseen circumstances. Specifically:

•                  In 2014 and 2015, the Debtors raised funds through the issuance of the Unsecured Notes and common equity to pay off certain indebtedness, as well as for working capital and general corporate purposes.  See Article V.C of this Disclosure Statement.

•                  In 2016, the Company participated in a debt buyback in which it purchased an aggregate principal amount of $190.9 million of the Unsecured Notes through several open-market and privately negotiated purchases.

•                  In mid-2016, the Company completed three related acquisitions for approximately 45,000 net acres in the aggregate, as part of its strategy to shift focus away from its proved, developed, and producing reserves (mature properties for which revenue generation was effectively capped) to the development of unproved and non-producing reserves that would serve as the base for the Company’s future operations.  The Debtors raised funds for the acquisitions through the issuance of certain Common Equity and Preferred Equity in August 2016.

•                  In August 2017, the Debtors divested their entire position in the primarily gas-focused Arkoma Basin region in southeastern Oklahoma in August 2017, to concentrate on higher-returning, liquid-rich areas.

Despite these efforts, the Debtors continued to see their liquidity shrink in the beginning of 2018.  In response, on February 12, 2018, the Debtors issued the First Lien Notes.  The Company used the net proceeds from the offering to repay all but $25.0 million of the outstanding borrowings under the Revolver, to fund drilling and completion activities, and for other general corporate purposes.

However, the Company’s expectations for its Merge operations did not immediately bear out.  Costs outstripped projections and production did not meet expectations in 2018, due in part to high levels of drilling activity in the play and forced pooling under Oklahoma state regulations, which together required the Company to drill more defensive wells (rather than strategic wells) than planned.

These setbacks, coupled with the persistent decrease and volatility in commodities prices, continue to constrain liquidity and prevent the Debtors from being able to service their $83.0 million in aggregate interest payments due each year under the Company’s three notes indentures.

C.                                    DrillCo Alternative

In October 2017, the Debtors began working with Tudor, Pickering, Holt & Co. (“TPH”) to evaluate potential drilling joint ventures (“DrillCo”) that would enable the continued development of their WAB properties.  The deal evolved into a WAB and Merge combined DrillCo in February 2018 and a term sheet was signed with a reputable counterparty in April 2018.  Following delays in consummating the DrillCo due, in part, to transitions in Company leadership, nine Merge wells that were included in the DrillCo performed below expectations, which undercut the counterparty’s confidence in JEI’s assets and operating capability.  In late-August 2018, the counterparty’s board ultimately did not support entry into the DrillCo and walked from the fully-negotiated deal.

D.                                    Efforts to Preserve Shareholder Option Value

Over the past several years, and as further detailed herein, the Debtors sought to avoid a bankruptcy filing and maximize value for their stakeholders.  The Company’s Board of Directors evaluated and considered a variety of alternatives during this period to preserve value for its shareholders and sought the advice and counsel of advisors regarding such alternatives.  Due to the capital-intensive nature of the oil and gas industry, however, even mild operational missteps during a period of industry turmoil can have dire consequences.  Despite these efforts and a robust hedging program that kept the Company afloat during the historic industry downturn in 2015 and 2016, the Debtors could not avoid an in-court restructuring.  The Restructuring Support Agreement represents the Debtors’ only path forward at this time and provides for a recovery to holders of Unsecured Notes that the market has indicated likely is greater than their entitlement.  To avoid harm to the Debtors’ business, or losing the value inherent in the Restructuring Support Agreement, the time for the Debtors to move forward is now.

E.                                    Noteholder Discussions and Negotiations

In November 2017, the Debtors announced they had engaged Credit Suisse to evaluate strategic and financial alternatives and to assist the Debtors in determining the most appropriate course to deliver shareholder value.  In February 2018, when the Debtors announced the $450.0 million First Lien Notes offering and their intention to use a portion of the proceeds to repurchase some of the Unsecured Notes at a discount to par, the Crossover Group (which at that time held primarily Unsecured Notes) organized and retained Davis Polk & Wardwell LLP as legal counsel and, in April 2018, retained Houlihan Lokey Capital Inc. as its investment bank.  When the Crossover Group formed in February of 2018, it held approximately 77% of the Unsecured Notes.  By May 2018, the Crossover Group held more than 80% of each of the Unsecured Note and, by October 2018, increased its aggregate holdings to nearly 90% of the Unsecured Notes.  In the June 2018, the Debtors retained Kirkland & Ellis LLP (“Kirkland”) as restructuring counsel to assist, along with the Company’s investment bank, Evercore Group, L.L.C. (“Evercore”), the Company’s Board and management in exploring all available alternatives to address its capital structure.

The Debtors proactively initiated discussions with the Crossover Group with the aim of achieving increased financial flexibility to optimize the value of the Debtors’ core Merge and WAB assets for the benefit of all stakeholders.  During 2018, the Debtors considered several strategic alternatives, including DrillCo, potential asset sales, potential M&A transactions, and potential out-of-court transactions with the Crossover Group.  In August 2018, the Debtors and certain noteholders signed nondisclosure agreements to facilitate discussions regarding potential transactions to address the Debtors’ capital structure.  The Debtors and the Crossover Group exchanged term sheets but failed to come to an agreement.  Nevertheless, the Debtors continued to engage with the bondholders.

In December 2018, the First Lien Ad Hoc Group organized and retained Lazard Frères & Co. LLC as financial advisor and Milbank LLP as legal advisor.  The Debtors engaged in robust, arm’s-length negotiations with the First Lien Ad Hoc Group  and the Crossover Group over the course of several months regarding a potential comprehensive restructuring of the Company’s balance sheet.  When an in-court implementation became a possibility, the Debtors retained Alvarez & Marsal North America, LLC (“A&M”) as restructuring advisor and continued negotiations with the two bondholder groups, ultimately resulting in the Restructuring Support Agreement.  The Restructuring Support Agreement and the Plan reflect a number of valuable concessions by both the First Lien Noteholders and the Unsecured Noteholders and contemplate a new exit credit facility in an aggregate principal amount of up to $20.0 million and consensual use of cash collateral to facilitate the Debtors’ restructuring.  Given the Debtors’ deteriorating liquidity and highly leveraged capital structure, which limits the Company’s ability to access capital, the Debtors determined that the restructuring embodied in the Plan is the only viable path forward.  Moreover, the Restructuring Support Agreement and Plan will allow the Debtors to swiftly emerge from chapter 11 with an entirely delevered capital structure that will enable necessary capital investment.  The Debtors and members of the First Lien Ad Hoc Group  and the Crossover Group executed the Restructuring Support Agreement on April 2, 2019.

F.                                     Tax Receivable Agreement

During the course of the Debtors’ restructuring negotiations, the Debtors also have been in discussions with Metalmark regarding that certain Tax Receivable Agreement, dated as of July 29, 2013, by and between JEH, Metalmark, and certain of JEI’s current and former owners (the “Tax Receivable Agreement”).  Under the Tax Receivable Agreement, holders are entitled to receive payments with respect to certain actually realized tax benefits associated with the exchange of certain JEH units into JEI stock, as well as an early termination payments triggered upon change in control.  JEH also has tax distribution obligations to JEI under the JEH LLC agreement, which include any additional amount necessary to enable JEI to satisfy its obligations under the Tax Receivable Agreement.  The Tax Receivable Agreement is only a direct obligation of JEI and JEI, LLC, and the payment obligations under the Tax Receivable Agreement are structurally and contractually subordinated to the Debtors’ funded debt obligations.  The Tax Receivable Agreement will be cancelled pursuant to the Plan, and holders shall receive $0 on account of their interests in the Tax Receivable Agreement.

G.                                   Ongoing Investigation Committee Investigation

On January 30, 2019, the Debtors’ Board of Directors authorized the formation of a committee (the “Investigation Committee”) to:  (1) review, consider, and evaluate any potential claims or causes of actions arising from the prepetition acts and decisions of management and the Board of Directors that could belong to the Debtors’ estates (the “Investigation”); and (2) to review, consider, evaluate, and to the extent necessary, to take action with respect to any releases, exculpations, and indemnifications granted in connection with a comprehensive restructuring transaction.  The Board of Directors appointed two independent directors, Tara W. Lewis and L. Spencer Wells, to serve as the Investigation Committee’s members and to conduct and oversee the Investigation with the assistance of the Company’s advisors.

The Investigation Committee commenced the Investigation immediately thereafter.  The scope of the Investigation was set intentionally broadly to capture any potential claim arising in the relevant prepetition period.  After initial fact-gathering interviews, the Investigation Committee identified approximately a dozen company actions to examine, including equity offerings, tax distributions to JEH unitholders, debt repurchases, acreage acquisitions and divestitures, preferred dividend distributions, a cash-for-equity exchange, and the incurrence of the First Lien Notes (the “Historical Transactions”).

To date, the Investigation Committee and its advisors collected approximately 20,000 electronic and hard copy documents from five custodians and conducted three in-person interviews with members of the Company’s management during the relevant period.  The Investigation Committee has evaluated carefully the facts and circumstances of the Historical Transactions to determine whether any colorable claims for actual fraudulent transfer, constructive fraudulent transfer, preferential subordination, recharacterization, breach of fiduciary duty, or corporate waste exist, and further to assess the appropriateness of the proposed Debtor and Third Party Releases included in the Plan which encompass those claims.  Based on the work and analysis performed to date, the Investigation Committee recommended that the Board approve and support the Releases set forth in the RSA and incorporated into the Plan, which recommendation was adopted in full.

The Debtors and the Investigation Committee reserve all rights to continue the Investigation, including further analysis of the Historical Transactions, as necessary and the expansion of the scope of the Investigation to include other potential Company activities or transactions.

H.                                   The Restructuring Support Agreement and Committed Exit Facility

The Restructuring Support Agreement provides for the reorganization of the Debtors as a going concern with a deleveraged capital structure and sufficient liquidity to fund the Debtors’ post-emergence business plan.  Under the Restructuring Support Agreement, (a) holders of First Lien Notes will receive 96% of the New Common Equity, subject to dilution on account of the Management Incentive Plan and the New Warrants and (b) holders of senior unsecured notes will receive (i) 4% of the common equity of the New Common Equity, subject to dilution on account of the Management Incentive Plan and the New Warrants and (ii) the New Warrants.

In addition, as part of the Restructuring Support Agreement, certain Consenting Stakeholders have agreed to provide the Reorganized Debtors with the Committed Exit Facility, a post-emergence financing in the form of a new exit credit facility in an aggregate principal amount of up to $20.0 million.  The Restructuring Support Agreement provides flexibility for the Committed Exit Facility to be replaced by an alternative exit financing lender for an amount up to $150.0 million, either during the chapter 11 process through the Effective Date, or afterwards (the “Alternative Exit Facility”).  Based on the analysis of the Debtors’ management team and advisors, the Committed Exit Facility is being obtained on the most favorable terms available in light of the circumstances of the Chapter 11 Cases and the current market for such financing.  The Committed Exit Facility gives the Debtors sufficient liquidity to fund their operations following consummation of the Plan and the restructuring transactions contemplated therein.

The Debtors filed the Chapter 11 Cases to implement their pre-packaged restructuring pursuant to the terms of the Restructuring Support Agreement, enhance liquidity, and bolster their long-term growth prospects and operating performance.  The Plan represents the successful culmination of months of restructuring efforts and numerous compromises and concessions by the Supporting Creditors and gives the Debtors the best opportunity to withstand current adverse market conditions, generate sufficient liquidity to fund their operations, and maximize value for the benefit of their stakeholders.

VII.                          RISK FACTORS

Holders of Claims should read and consider carefully the risk factors set forth below before voting to accept or reject the Plan.  Although there are many risk factors discussed below, these factors should not be regarded as constituting the only risks present in connection with the Debtors’ businesses or the Plan and its implementation.

A.                                    Bankruptcy Law Considerations

The occurrence or non-occurrence of any or all of the following contingencies, and any others, could affect distributions available to holders of Allowed Claims under the Plan but will not necessarily affect the validity of the vote of the Impaired Classes to accept or reject the Plan or necessarily require a re-solicitation of the votes of holders of Claims in such Impaired Classes.

1.                                      There Is a Risk of Termination of the Restructuring Support Agreement

To the extent that events giving rise to termination of the Restructuring Support Agreement occur, the Restructuring Support Agreement may terminate prior to the Confirmation or Consummation of the Plan, which could result in the loss of support for the Plan by important creditor constituencies and could result in the loss of use of cash collateral by the Debtors under certain circumstances.  Any such loss of support could adversely affect the Debtors’ ability to confirm and consummate the Plan.

2.                                      Parties in Interest May Object to the Plan’s Classification of Claims and Interests

Section 1122 of the Bankruptcy Code provides that a plan may place a claim or an equity interest in a particular class only if such claim or equity interest is substantially similar to the other claims or equity interests in such class.  The Debtors believe that the classification of the Claims and Interests under the Plan complies with the requirements set forth in the Bankruptcy Code because the Debtors created Classes of Claims and Interests each encompassing Claims or Interests, as applicable, that are substantially similar to the other Claims or Interests, as applicable, in each such Class.  Nevertheless, there can be no assurance that the Bankruptcy Court will reach the same conclusion.

3.                                      The Bankruptcy Court May Find the Solicitation of Acceptances Inadequate.

Usually, votes to accept or reject a plan of reorganization are solicited after the filing of a petition commencing a chapter 11 case.  Nevertheless, a debtor may solicit votes prior to the commencement of a chapter 11 case in accordance with sections 1125(g) and 1126(b) of the Bankruptcy Code and Bankruptcy Rule 3018(b).  Sections 1125(g) and 1126(b) of the Bankruptcy Code and Bankruptcy Rule 3018(b) require that:

•                  solicitation comply with applicable nonbankruptcy law;

•                  the plan of reorganization be transmitted to substantially all creditors and other interest holders entitled to vote; and

•                  the time prescribed for voting is not unreasonably short.

In addition, Bankruptcy Rule 3018(b) provides that a holder of a claim or interest who has accepted or rejected a plan before the commencement of the case under the Bankruptcy Code will not be deemed to have accepted or rejected the plan if the court finds after notice and a hearing that the plan was not transmitted in accordance with reasonable solicitation procedures. Section 1126(b) of the Bankruptcy Code provides that a holder of a claim or interest that has accepted or rejected a plan before the commencement of a case under the Bankruptcy Code is deemed to have accepted or rejected the plan if (i) the solicitation of such acceptance or rejection was in compliance with applicable nonbankruptcy law, rule or regulation governing the adequacy of disclosure in connection with such solicitation or (ii) there is no such law, rule, or regulation, and such acceptance or rejection was solicited after disclosure to such holder of adequate information (as defined by section 1125(a) of the Bankruptcy Code).  While the Debtors believe that the requirements of sections 1125(g) and 1126(b) of the Bankruptcy Code and Bankruptcy Rule 3018(b) will be met, there can be no assurance that the Bankruptcy Court will reach the same conclusion.

4.                                      The Debtors May Fail to Satisfy Vote Requirements

If votes are received in number and amount sufficient to enable the Bankruptcy Court to confirm the Plan, the Debtors intend to seek, as promptly as practicable thereafter, Confirmation of the Plan.  In the event that sufficient votes are not received, the Debtors may seek to confirm an alternative chapter 11 plan or transaction.  There can be no assurance that the terms of any such alternative chapter 11 plan or other transaction would be similar or as favorable to the holders of Interests and Allowed Claims as those proposed in the Plan and the Debtors do not believe that any such transaction exists or is likely to exist that would be more beneficial to the Estates than the Plan.

5.                                      The Debtors May Not Be Able to Secure Confirmation of the Plan

Section 1129 of the Bankruptcy Code sets forth the requirements for confirmation of a chapter 11 plan, and requires, among other things, a finding by the Bankruptcy Court that:  (a) such plan “does not unfairly discriminate” and is “fair and equitable” with respect to any non-accepting classes; (b) confirmation of such plan is not likely to be followed by a liquidation or a need for further financial reorganization unless such liquidation or reorganization is contemplated by the plan; and (c) the value of distributions to non-accepting holders of claims or equity interests within a particular class under such plan will not be less than the value of distributions such holders would receive if the debtors were liquidated under chapter 7 of the Bankruptcy Code.

There can be no assurance that the requisite acceptances to confirm the Plan will be received.  Even if the requisite acceptances are received, there can be no assurance that the Bankruptcy Court will confirm the Plan.  A non-accepting holder of an Allowed Claim might challenge either the adequacy of this Disclosure Statement or whether the balloting procedures and voting results satisfy the requirements of the Bankruptcy Code or Bankruptcy Rules.  Even if the Bankruptcy Court determines that this Disclosure Statement, the balloting procedures, and voting results are appropriate, the Bankruptcy Court could still decline to confirm the Plan if it finds that any of the statutory requirements for Confirmation are not met.  If a chapter 11 plan of reorganization is not confirmed by the Bankruptcy Court, it is unclear whether the Debtors will be able to reorganize their business and what, if anything, holders of Interests and Allowed Claims against them would ultimately receive.

The Debtors, subject to the terms and conditions of the Plan and the Restructuring Support Agreement (including the requirement that the Plan be in form and substance acceptable to the Required Supporting Creditors), reserve the right to modify the terms and conditions of the Plan as necessary for Confirmation.  Any such modifications could result in less favorable treatment of any non-accepting class of Claims or Interests, as well as any class junior to such non-accepting class, than the treatment currently provided in the Plan. Such a less favorable treatment could include a distribution of property with a lesser value than currently provided in the Plan or no distribution whatsoever under the Plan.

6.                                      Nonconsensual Confirmation

In the event that any impaired class of claims or interests does not accept a chapter 11 plan, a bankruptcy court may nevertheless confirm a plan at the proponents’ request if at least one impaired class (as defined under section 1124 of the Bankruptcy Code) has accepted the plan (with such acceptance being determined without including the vote of any “insider” in such class), and, as to each impaired class that has not accepted the plan, the bankruptcy court determines that the plan “does not discriminate unfairly” and is “fair and equitable” with respect to the dissenting impaired class(es).  The Debtors believe that the Plan satisfies these requirements, and the Debtors may request such nonconsensual Confirmation in accordance with subsection 1129(b) of the Bankruptcy Code.  Nevertheless, there can be no assurance that the Bankruptcy Court will reach this conclusion.  In addition, the pursuit of nonconsensual Confirmation or Consummation of the Plan may result in, among other things, increased expenses relating to professional compensation.

7.                                      Continued Risk Upon Confirmation

Even if the Plan is consummated, the Debtors will continue to face a number of risks, including certain risks that are beyond their control, such as further deterioration or other changes in economic conditions, changes in the industry, potential revaluing of their assets due to chapter 11 proceedings, changes in demand for oil and natural gas (and thus demand for the services the Debtors provide), and increasing expenses.  See Article VII.C of this Disclosure Statement, entitled “Risks Related to the Debtors’

and the Reorganized Debtors’ Businesses,” which begins on page 48.  Some of these concerns and effects typically become more acute when a case under the Bankruptcy Code continues for a protracted period without indication of how or when the case may be completed.  As a result of these risks and others, there is no guarantee that a chapter 11 plan of reorganization reflecting the Plan will achieve the Debtors’ stated goals.

In addition, at the outset of the Chapter 11 Cases, the Bankruptcy Code provides the Debtors with the exclusive right to propose the Plan and prohibits creditors and others from proposing a plan.  The Debtors will have retained the exclusive right to propose the Plan upon filing their Petitions.  If the Bankruptcy Court terminates that right, however, or the exclusivity period expires, there could be a material adverse effect on the Debtors’ ability to achieve confirmation of the Plan in order to achieve the Debtors’ stated goals.

Furthermore, even if the Debtors’ debts are reduced and/or discharged through the Plan, the Debtors may need to raise additional funds through public or private debt or equity financing or other various means to fund the Debtors’ businesses after the completion of the proceedings related to the Chapter 11 Cases.  Adequate funds may not be available when needed or may not be available on favorable terms.

8.                                      The Chapter 11 Cases May Be Converted to Cases under Chapter 7 of the Bankruptcy Code

If the Bankruptcy Court finds that it would be in the best interest of creditors and/or the debtor in a chapter 11 case, the Bankruptcy Court may convert a chapter 11 bankruptcy case to a case under chapter 7 of the Bankruptcy Code.  In such event, a chapter 7 trustee would be appointed or elected to liquidate the debtor’s assets for distribution in accordance with the priorities established by the Bankruptcy Code.  The Debtors believe that liquidation under chapter 7 would result in significantly smaller distributions being made to creditors than those provided for in a chapter 11 plan because of (a) the likelihood that the assets would have to be sold or otherwise disposed of in a disorderly fashion over a short period of time, when commodities prices are at historically low levels, rather than reorganizing or selling the business as a going concern at a later time in a controlled manner, (b) additional administrative expenses involved in the appointment of a chapter 7 trustee, and (c) additional expenses and Claims, some of which would be entitled to priority, that would be generated during the liquidation, including Claims resulting from the rejection of Unexpired Leases and other Executory Contracts in connection with cessation of operations.

9.                                      The Debtors May Object to the Amount or Classification of a Claim

Except as otherwise provided in the Plan, the Debtors reserve the right to object to the amount or classification of any Claim under the Plan.  The estimates set forth in this Disclosure Statement cannot be relied upon by any holder of a Claim where such Claim is subject to an objection.  Any holder of a Claim that is subject to an objection thus may not receive its expected share of the estimated distributions described in this Disclosure Statement.

10.                               Contingencies Could Affect Votes of Impaired Classes to Accept or Reject the Plan

The distributions available to holders of Allowed Claims under the Plan can be affected by a variety of contingencies, including, without limitation, whether the Bankruptcy Court orders certain Allowed Claims to be subordinated to other Allowed Claims.  The occurrence of any and all such contingencies, which could affect distributions available to holders of Allowed Claims under the Plan, will not affect the validity of the vote taken by the Impaired Classes to accept or reject the Plan or require any sort of revote by the Impaired Classes.

The estimated Claims and creditor recoveries set forth in this Disclosure Statement are based on various assumptions, and the actual Allowed amounts of Claims may significantly differ from the estimates.  Should one or more of the underlying assumptions ultimately prove to be incorrect, the actual Allowed amounts of Claims may vary from the estimated Claims contained in this Disclosure Statement.  Moreover, the Debtors cannot determine with any certainty at this time, the number or amount of Claims that will ultimately be Allowed.  Such differences may materially and adversely affect, among other things, the percentage recoveries to holders of Allowed Claims under the Plan.

11.                               Releases, Injunctions, and Exculpations Provisions May Not Be Approved

Article VIII of the Plan provides for certain releases, injunctions, and exculpations, including a release of liens and third-party releases that may otherwise be asserted against the Debtors, Reorganized Debtors, or Released Parties, as applicable.  The releases, injunctions, and exculpations provided in the Plan are subject to objection by parties in interest and may not be approved.  If the releases are not approved, certain Released Parties may withdraw their support for the Plan.

The releases provided to the Released Parties and the exculpation provided to the Exculpated Parties is necessary to the success of the Debtors’ reorganization because the Released Parties and Exculpated Parties have made significant contributions to the Debtors’ reorganizational efforts and have agreed to make further contributions, including by agreeing to massive reductions in the amounts of their claims against the Debtors’ estates and facilitating a critical source of post-emergence liquidity, but only if they receive the full benefit of the Plan’s release and exculpation provisions.  The Plan’s release and exculpation provisions are an inextricable component of the Restructuring Support Agreement and Plan and the significant deleveraging and financial benefits that they embody.

12.                               The Debtors Cannot Predict the Amount of Time Spent in Bankruptcy for the Purpose of Implementing the Plan, and a Lengthy Bankruptcy Proceeding Could Disrupt the Debtors’ Businesses, as Well as Impair the Prospect for Reorganization on the Terms Contained in the Plan

The Debtors estimate that the process of obtaining Confirmation and Consummation of the Plan by the Bankruptcy Court could last approximately 30 days from the Petition Date, but it could last considerably longer if, for example, Confirmation is contested or the conditions to Confirmation or Consummation are not satisfied or waived.

Although the Plan is designed to minimize the length of the bankruptcy proceedings, it is impossible to predict with certainty the amount of time that the Debtors may spend in bankruptcy, and the Debtors cannot be certain that the Plan will be confirmed.  Even if confirmed on a timely basis, a bankruptcy proceeding to confirm the Plan could itself have an adverse effect on the Debtors’ businesses.  There is a risk, due to uncertainty about the Debtors’ futures that, among other things:

•                  employees could be distracted from performance of their duties or more easily attracted to other career opportunities; and

•                  suppliers, vendors, or other business partners could terminate their relationship with the Debtors or demand financial assurances or enhanced performance, any of which could impair the Debtors’ prospects.

A lengthy bankruptcy proceeding also would involve additional expenses and divert the attention of management from the operation of the Debtors’ businesses.

The disruption that the bankruptcy process would have on the Debtors’ businesses could increase with the length of time it takes to complete the Chapter 11 Cases.  If the Debtors are unable to obtain Confirmation of the Plan on a timely basis, because of a challenge to the Plan or otherwise, the Debtors may be forced to operate in bankruptcy for an extended period of time while they try to develop a different plan of reorganization that can be confirmed.  A protracted bankruptcy case could increase both the probability and the magnitude of the adverse effects described above.

13.                               Risk of Non-Occurrence of the Effective Date

Although the Debtors believe that the Effective Date may occur quickly after the Confirmation Date, there can be no assurance as to such timing or as to whether the Effective Date will, in fact, occur.  As more fully set forth in Article IX of the Plan, the Effective Date of the Plan is subject to a number of conditions precedent.  If such conditions precedent are waived or not met, the Effective Date will not take place.

B.                                    Risks Related to Recoveries under the Plan

1.                                      The Reorganized Debtors May Not Be Able to Achieve Their Projected Financial Results

The Reorganized Debtors may not be able to achieve their projected financial results.  The Financial Projections (as defined herein) set forth in this Disclosure Statement represent the Debtors’ management team’s best estimate of the Debtors’ future financial performance, which is necessarily based on certain assumptions regarding the anticipated future performance of the Reorganized Debtors’ operations, as well as the United States and world economies in general, and the industry segments in which the Debtors operate in particular.  While the Debtors believe that the Financial Projections contained in this Disclosure Statement are reasonable, there can be no assurance that they will be realized.  If the Debtors do not achieve their projected financial results, the value of the New Common Equity may be negatively affected and the Debtors may lack sufficient liquidity to continue operating as planned after the Effective Date.  Moreover, the financial condition and results of operations of the Reorganized Debtors from and after the Effective Date may not be comparable to the financial condition or results of operations reflected in the Debtors’ historical financial statements.

2.                                      A Liquid Trading Market for the Shares of New Common Equity or New Warrants (as Applicable) May Not Develop

Although the Debtors and the Reorganized Debtors may apply to relist the New Common Equity on a national securities exchange on or as soon as reasonably practicable after the Effective Date, the Debtors make no assurance that they will be able to obtain this listing or, even if the Debtors do, that liquid trading markets for shares of New Common Equity will develop.  The liquidity of any market for shares of New Common Equity or the New Warrants (as applicable) will depend upon, among other things, the number of holders of shares of New Common Equity, Reorganized JEI’s financial performance, whether the Newco Structure is adopted, and the market for similar securities, none of which can be determined or predicted.  Accordingly, there can be no assurance that an active trading market for the New Common Equity or New Warrants (as applicable) will develop, nor can any assurance be given as to the liquidity or prices at which such securities might be traded.  In the event an active trading market does not develop, the ability to transfer or sell New Common Equity or New Warrants (as applicable) may be substantially limited.

3.                                      The Trading Price for the Shares of New Common Equity or the New Warrants May Be Depressed Following the Effective Date

Assuming that the Effective Date occurs, shares of New Common Equity and New Warrants (as applicable) will be issued to holders of certain Classes of Claims (as applicable).  Following the Effective Date of the Plan, shares of New Common Equity and New Warrants (as applicable) may be sold to satisfy withholding tax requirements, to the extent necessary to fund such requirements.  In addition, holders of Claims or Interests (as applicable) that receive shares of New Common Equity or New Warrants (as applicable) may seek to sell such securities in an effort to obtain liquidity.  These sales and the volume of New Common Equity available for trading could cause the trading price for the shares of New Common Equity or the New Warrants (as applicable) to be depressed, particularly in the absence of an established trading market for the New Common Equity or the New Warrants (as applicable).

4.                                      If the New Warrants Are Exercised, the Underlying Shares of New Common Equity Will Be Eligible for Future Resale in the Public Market, Which Could Lead to “Market Overhang,” Resulting in Dilution and Potentially Depressing the Trading Price of the New Common Equity

If the New Warrants are exercised, a substantial number of additional shares of New Common Equity could be eligible for resale in the public market, which could depress the trading price of the New Common Equity.  The Reorganized Debtors also may grant options and equity awards pursuant to the Management Incentive Plan and may grant additional options, warrants, or other convertible securities in the future.  The exercise or conversion of the New Warrants (as applicable) or other options or convertible securities will dilute the percentage ownership of other holders of the New Common Equity.  If holders of the New Common Equity sell substantial amounts of New Common Equity, shares issued upon the exercise of the New Warrants (as applicable), or other outstanding options or convertible securities in the public market, it could create a circumstance commonly referred to as an “overhang” and, in anticipation of which, the trading price of the New Common Equity could fall.  An overhang may adversely affect the Reorganized Debtors’ ability to obtain financing on reasonable and acceptable terms whether or not sales have occurred or are occurring.

5.                                      Certain Holders of New Common Equity or New Warrants May Be Restricted in Their Ability to Transfer or Sell Their Securities

To the extent that shares of the New Common Equity or New Warrants (as applicable) issued under the Plan are covered by section 1145(a)(1) of the Bankruptcy Code, such securities may be resold by the holders thereof without registration under the Securities Act unless the holder is an “underwriter,” as defined in section 1145(b) of the Bankruptcy Code with respect to such securities.  Resales by holders of Claims or Interests (as applicable) who receive New Common Equity or New Warrants (as applicable) pursuant to the Plan that are deemed to be “underwriters” would not be exempted by section 1145 of the Bankruptcy Code from registration under the Securities Act or applicable law.  Such holders would only be permitted to sell such securities without registration if they are able to comply with an applicable exemption from registration, including Rule 144 under the Securities Act.

The New Common Equity and the New Warrants (as applicable) may not initially be registered under the Securities Act or any state securities laws, and the Debtors make no representation regarding the right of any holder of New Common Equity or New Warrants (as applicable) to freely resell the New Common Equity (including, as applicable, shares issuable upon exercise of the New Warrants) or the New Warrants (as applicable).  See Article X to this Disclosure Statement, entitled “Certain Securities Law Matters,” which begins on page 60.

In the Newco Structure, Holders that receive New Partnership Equity will be subject to certain customary limitations in their ability to transfer such New Partnership Equity, as set forth in the New Organizational Documents.

6.                                      Restricted Securities Issued under the Plan May Not Be Resold or Otherwise Transferred Unless They Are Registered Under the Securities Act or an Exemption from Registration Applies

To the extent that securities issued pursuant to the Plan are not covered by section 1145(a)(1) of the Bankruptcy Code, such securities shall be issued pursuant to section 4(a)(2) under the Securities Act and will be deemed “restricted securities” that may not be sold, exchanged, assigned, or otherwise transferred unless they are registered, or an exemption from registration applies, under the Securities Act.  Holders of such restricted securities may not be entitled to have their restricted securities registered and will be required to agree not to resell them except in accordance with an available exemption from registration under the Securities Act.  Under Rule 144 of the Securities Act, the public resale of restricted securities is permitted if certain conditions are met, and these conditions vary depending on whether the holder of the restricted securities is an “affiliate” of the issuer, as defined in Rule 144.  A non-affiliate who has not been an affiliate of the issuer during the preceding three months may resell restricted securities after a six-month holding period unless certain current public information regarding the issuer is not available at the time of sale, in which case the non-affiliate may resell after a one-year holding period.  An affiliate may resell restricted securities after a six-month holding period but only if certain current public information regarding the issuer is available at the time of the sale and only if the affiliate also complies with the volume, manner of sale, and notice requirements of Rule 144.  While the Debtors currently expect that the current public information requirement will be met when the six-month holding period expires, they cannot guarantee that resales of the restricted securities will qualify for an exemption from registration under Rule 144.  In any event, holders of restricted securities should expect to be required to hold their restricted securities for at least six months.

Holders of New Common Equity or New Warrants (as applicable) who are deemed to be “underwriters” under Section 1145(b) of the Bankruptcy Code will also be subject to restrictions under the Securities Act on their ability to resell those securities.  Resale restrictions are discussed in more detail in Article X to this Disclosure Statement, entitled “Certain Securities Law Matters,” which begins on page 60.

7.                                      Certain Significant Holders of Shares of New Common Equity May Have Substantial Influence Over the Reorganized Debtors Following the Effective Date

Assuming that the Effective Date occurs, holders of Claims or Interests (as applicable) who receive distributions representing a substantial percentage of the outstanding shares of the New Common Equity (including, as applicable, shares issued upon exercise of the New Warrants) may be in a position to influence matters requiring approval by the holders of shares of New Common Equity, including, among other things, the election of directors and the approval of a change of control of the Reorganized Debtors.  The holders may have interests that differ from those of the other holders of shares of New Common Equity and may vote in a manner adverse to the interests of other holders of shares of New Common Equity.  This concentration of ownership may facilitate or may delay, prevent, or deter a change of control of the Reorganized Debtors and consequently impact the value of the shares of New Common Equity or the New Warrants (as applicable).  In addition, a holder of a significant number of shares of New Common Equity may sell all or a large portion of its shares of New Common Equity within a short period of time, which sale may adversely affect the trading price of the shares of New Common Equity or the New Warrants (as applicable).  A holder of a significant number of shares of New Common Equity may, on its own account, pursue acquisition opportunities that may be complementary to the Reorganized Debtors’ businesses, and as a result, such acquisition opportunities may be unavailable to the Reorganized Debtors.  Such actions by holders of a significant number of shares of New Common Equity may have a material adverse impact on the Reorganized Debtors’ businesses, financial condition, and operating results.

8.                                      Certain Tax Implications of the Plan

Holders of Allowed Claims should carefully review Article XI of this Disclosure Statement entitled “Certain U.S. Federal Income Tax Consequences of the Plan” which begins on page 62, to determine how the tax implications of the Plan and the Chapter 11 Cases may affect the Debtors, the Reorganized Debtors, and Holders of Claims, as well as certain tax implications of owning and disposing of the consideration to be received pursuant to the Plan (including certain differences between owning Newco Corporation Stock and Newco Partnership Equity).

9.                                      The Debtors May Not Be Able to Accurately Report Their Financial Results

The Debtors have established internal controls over financial reporting.  However, internal controls over financial reporting may not prevent or detect misstatements or omissions in the Debtors’ financial statements because of their inherent limitations, including the possibility of human error, and the circumvention or overriding of controls or fraud.  Therefore, even effective internal controls can provide only reasonable assurance with respect to the preparation and fair presentation of financial statements.  If the Debtors fail to maintain the adequacy of their internal controls, the Debtors may be unable to provide financial information in a timely and reliable manner within the time periods required for the Debtors’ financial reporting under SEC rules and regulations and the terms of the agreements governing the Debtors’ indebtedness.  Any such difficulties or failure could materially adversely affect the Debtors’ business, results of operations, and financial condition.  Further, the Debtors may discover other internal control deficiencies in the future and/or fail to adequately correct previously identified control deficiencies, which could materially adversely affect the Debtors’ businesses, results of operations, and financial condition.

C.                                    Risks Related to the Debtors’ and the Reorganized Debtors’ Businesses

1.                                      The Reorganized Debtors May Not Be Able to Generate Sufficient Cash to Service All of Their Indebtedness

The Reorganized Debtors’ ability to make scheduled payments on, or refinance their debt obligations, depends on the Reorganized Debtors’ financial condition and operating performance, which are subject to prevailing economic, industry, and competitive conditions and to certain financial, business, legislative, regulatory, and other factors beyond the Reorganized Debtors’ control.  The Reorganized Debtors may be unable to maintain a level of cash flow from operating activities sufficient to permit the Reorganized Debtors to pay the principal, premium, if any, and interest and/or fees on their indebtedness, including, without limitation, anticipated borrowings under the Exit Facility upon emergence.

2.                                      The Debtors Will Be Subject to the Risks and Uncertainties Associated with the Chapter 11 Cases

For the duration of the Chapter 11 Cases, the Debtors’ ability to operate, develop, and execute a business plan, and continue as a going concern, will be subject to the risks and uncertainties associated with bankruptcy.  These risks include the following:  (a) ability to develop, confirm, and consummate the Restructuring Transactions specified in the Plan; (b) ability to obtain Bankruptcy Court approval with respect to motions filed in the Chapter 11 Cases from time to time; (c) ability to maintain relationships with suppliers, vendors, service providers, customers, employees, and other third parties; (d) ability to maintain contracts that are critical to the Debtors’ operations; (e) ability of third parties to seek and obtain Bankruptcy

Court approval to terminate contracts and other agreements with the Debtors; (f) ability of third parties to seek and obtain Bankruptcy Court approval to terminate or shorten the exclusivity period for the Debtors to propose and confirm a chapter 11 plan, to appoint a chapter 11 trustee, or to convert the Chapter 11 Cases to chapter 7 proceedings; and (g) the actions and decisions of the Debtors’ creditors and other third parties who have interests in the Chapter 11 Cases that may be inconsistent with the Debtors’ plans.

These risks and uncertainties could affect the Debtors’ businesses and operations in various ways.  For example, negative events associated with the Chapter 11 Cases could adversely affect the Debtors’ relationships with suppliers, service providers, customers, employees, and other third parties, which in turn could adversely affect the Debtors’ operations and financial condition.  Also, the Debtors will need the prior approval of the Bankruptcy Court for transactions outside the ordinary course of business, which may limit the Debtors’ ability to respond timely to certain events or take advantage of certain opportunities.  Because of the risks and uncertainties associated with the Chapter 11 Cases, the Debtors cannot accurately predict or quantify the ultimate impact of events that occur during the Chapter 11 Cases that may be inconsistent with the Debtors’ plans.

3.                                      Operating in Bankruptcy for a Long Period of Time May Harm the Debtors’ Businesses

The Debtors’ future results will be dependent upon the successful confirmation and implementation of a plan of reorganization.  A long period of operations under Bankruptcy Court protection could have a material adverse effect on the Debtors’ businesses, financial condition, results of operations, and liquidity.  So long as the proceedings related to the Chapter 11 Cases continue, senior management will be required to spend a significant amount of time and effort dealing with the reorganization instead of focusing exclusively on business operations.  A prolonged period of operating under Bankruptcy Court protection also may make it more difficult to retain management and other key personnel necessary to the success and growth of the Debtors’ businesses.  In addition, the longer the proceedings related to the Chapter 11 Cases continue, the more likely it is that customers and suppliers will lose confidence in the Debtors’ ability to reorganize their businesses successfully and will seek to establish alternative commercial relationships.

So long as the proceedings related to the Chapter 11 Cases continue, the Debtors may be required to incur substantial costs for professional fees and other expenses associated with the administration of the Chapter 11 Cases.  If the chapter 11 proceedings last longer than anticipated, the Debtors will require debtor-in-possession financing to fund the Debtors’ operations.  If the Debtors are unable obtain such financing in those circumstances, the chances of successfully reorganizing the Debtors’ businesses may be seriously jeopardized, the likelihood that the Debtors will instead be required to liquidate or sell their assets may be increased, and, as a result, creditor recoveries may be significantly impaired.

Furthermore, the Debtors cannot predict the ultimate amount of all settlement terms for the liabilities that will be subject to a plan of reorganization.  Even after a plan of reorganization is approved and implemented, the Reorganized Debtors’ operating results may be adversely affected by the possible reluctance of prospective lenders and other counterparties to do business with a company that recently emerged from bankruptcy protection.

4.                                      Financial Results May Be Volatile and May Not Reflect Historical Trends

During the Chapter 11 Cases, the Debtors expect that their financial results will continue to be volatile as asset impairments, asset dispositions, restructuring activities and expenses, contract terminations and rejections, and/or claims assessments significantly impact the Debtors’ consolidated financial statements.  As a result, the Debtors’ historical financial performance likely will not be indicative of their financial performance after the Petition Date.

In addition, if the Debtors emerge from chapter 11, the amounts reported in subsequent consolidated financial statements may materially change relative to historical consolidated financial statements, including as a result of revisions to the Debtors’ operating plans pursuant to a plan of reorganization.  The Debtors also may be required to adopt “fresh start” accounting in accordance with Accounting Standards Codification 852 (“Reorganizations”) in which case their assets and liabilities will be recorded at fair value as of the fresh start reporting date, which may differ materially from the recorded values of assets and liabilities on the Debtors’ consolidated balance sheets.  The Debtors’ financial results after the application of fresh start accounting also may be different from historical trends.  The Financial Projections contained in Exhibit F hereto do not currently reflect the impact of fresh start accounting, which may have a material impact on the Financial Projections.

5.                                      The Debtors’ Substantial Liquidity Needs May Impact Revenue

The Debtors operate in a capital-intensive industry.  The Debtors’ principal sources of liquidity historically have been cash flow from operations, sales of oil and gas properties, borrowings under the Revolver, issuances of debt securities, including the First Lien Notes and the Unsecured Notes, and issuances of equity securities, including the Series A Preferred Stock. If the Debtors’ cash flow from operations remains depressed or decreases as a result of lower commodity prices or otherwise, the Debtors’ ability to expend the capital necessary to replace proved reserves, maintain leasehold acreage, or maintain current production may be limited, resulting in decreased production and proved reserves over time.

The Debtors face uncertainty regarding the adequacy of their liquidity and capital resources and have extremely limited, if any, access to additional financing.  In addition to the cash necessary to fund ongoing operations, the Debtors have incurred significant professional fees and other costs in connection with preparing for the Chapter 11 Cases and expect to continue to incur significant professional fees and costs throughout the Chapter 11 Cases.  The Debtors cannot guarantee that cash on hand and cash flow from operations will be sufficient to continue to fund their operations and allow the Debtors to satisfy obligations related to the Chapter 11 Cases until the Debtors are able to emerge from bankruptcy protection.

The Debtors’ liquidity, including the ability to meet ongoing operational obligations, will be dependent upon, among other things:  (a) their ability to comply with the terms and condition of any debtor-in-possession financing and/or cash collateral order entered by the Bankruptcy Court in connection with the Chapter 11 Cases; (b) their ability to maintain adequate cash on hand; (c) their ability to generate cash flow from operations; (d) their ability to develop, confirm, and consummate a chapter 11 plan or other alternative restructuring transaction; and (e) the cost, duration, and outcome of the Chapter 11 Cases.  The Debtors’ ability to maintain adequate liquidity depends, in part, upon industry conditions and general economic, financial, competitive, regulatory, and other factors beyond the Debtors’ control.  In the event that cash on hand and cash flow from operations are not sufficient to meet the Debtors’ liquidity needs, the Debtors may be required to seek additional financing.  The Debtors can provide no assurance that additional financing would be available or, if available, offered to the Debtors on acceptable terms.  The Debtors’ access to additional financing is, and for the foreseeable future likely will continue to be, extremely limited if it is available at all.  The Debtors’ long-term liquidity requirements and the adequacy of their capital resources are difficult to predict at this time.

6.                                      Oil and Natural Gas Prices Are Volatile, and Continued Low Oil or Natural Gas Prices Could Materially Adversely Affect the Debtors’ Businesses, Results of Operations, and Financial Condition

The Debtors’ revenues, profitability, and the value of the Debtors’ properties substantially depend on prevailing oil, natural gas, and NGL prices.  In short, the Debtors face a high level of exposure to oil, natural gas, and NGL price swings.  Oil, natural gas, and NGLs are commodities, and therefore, their prices are subject to wide fluctuations in response to changes in supply and demand and are subject to both short- and long-term cyclical trends.  Oil, natural gas, and NGL prices historically have been volatile and are likely to continue to be volatile in the future, especially given current economic and geopolitical conditions.  During the past eight years, oil prices have ranged from a low of $26.19 per Bbl in February 2016 to a high of $113.39 per Bbl in April 2011 and was $58.52 as of March 15, 2019.  Over the same period, natural gas prices fell from as high as $8.15 per MMBtu in February 2014 to as low as $1.49 in March 2016 and was $2.80 as of March 15, 2019.  The Debtors expect such volatility to continue in the future.  The prices for oil and natural gas are subject to a variety of factors beyond the Debtors’ control, such as:

•                  the current uncertainty in the global economy;

•                  changes in global supply and demand for oil and natural gas;

•                  the condition of the United States and global economies;

•                  the actions of certain foreign countries;

•                  the price and quantity of imports of foreign oil and natural gas;

•                  political conditions, including embargoes, war or civil unrest in or affecting other oil producing activities of certain countries;

•                  the level of global oil and natural gas exploration and production activity;

•                  the level of global oil and natural gas inventories;

•                  production or pricing decisions made by the Organization of Petroleum Exporting Countries (“OPEC”);

•                  weather conditions;

•                  technological advances affecting energy consumption; and

•                  the price and availability of alternative fuels.

Oil, natural gas, and NGL prices affect the amount of cash flow available to the Debtors to meet their financial commitments and fund capital expenditures.  Oil and natural gas prices also impact the Debtors’ ability to borrow money and raise additional capital.  For example, the amount the Debtors will be able to borrow under the Exit Facility will be subject to periodic redeterminations based, in part, on then-current oil, natural gas, and NGL prices and on changing expectations of future prices.  Lower oil, natural gas, and NGL prices may not only decrease the Debtors’ revenues on a per-unit basis, but also may reduce the amount of oil, natural gas, and NGLs that the Debtors can produce economically in the future.  Higher operating costs associated with any of the Debtors’ oil or natural gas fields will make their profitability more sensitive to oil, natural gas, or NGL price declines.  A sustained decline in oil, natural gas, or NGL prices may materially and adversely affect the Debtors’ future business, financial condition, results of operations, liquidity, or ability to finance planned capital expenditures.  In addition, a sustained decline in oil, natural gas, or NGL prices might result in substantial downward estimates of the Debtors’ proved reserves.  As a result, if there is a further decline or sustained depression in commodity prices, the Debtors may, among other things, be unable to maintain or increase their borrowing capacity, meet their debt obligations or other financial commitments, or obtain additional capital, all of which could materially adversely affect the Debtors’ businesses, results of operations, and financial condition.

7.                                      The Debtors’ Business is Subject to Complex Laws and Regulations That Can Adversely Affect the Cost, Manner, or Feasibility of Doing Business

The Debtors’ operations are subject to extensive federal, state, and local laws and regulations, including complex environmental laws and occupational health and safety laws.  The Debtors may be required to make large expenditures to comply with such regulations.  Failure to comply with these laws and regulations may result in the suspension or termination of operations and subject the Debtors to administrative, civil, and criminal penalties.  Additionally, in recent years, the practice of hydraulic fracturing has come under increased scrutiny by the environmental community.  The Debtors’ operations create the risk of environmental liabilities to the government or third parties for any unlawful discharge of oil, gas, or other pollutants into the air, soil, or water.  In the event of environmental violations, the Reorganized Debtors may be charged with remedial costs and land owners may file claims for alternative water supplies, property damage, or bodily injury.  Laws and regulations protecting the environment have become more stringent in recent years, and may, in some circumstances, result in liability for environmental damage regardless of negligence or fault.  In addition, pollution and similar environmental risks generally are not fully insurable.  These liabilities and costs could have a material adverse effect on the business, financial condition, results of operations, and cash flows of the Reorganized Debtors.

8.                                      The Debtors’ Operations are Subject to Hazards Inherent in the Energy Services Industry.

Risks inherent in the oil and natural gas industry, such as equipment defects, vehicle accidents, explosions, and uncontrollable flows of gas or well fluids, can cause personal injury, loss of life, suspension of operations, damage to formations, damage to facilities, business interruption, and damage to, or destruction of property, equipment, and the environment.  In addition, the Debtors’ hydraulic fracturing and well completion services could become a source of spills or releases of fluids, including chemicals used during hydraulic fracturing activities, at the site where such services are performed, or could result in the discharge of such fluids into underground formations that were not targeted for fracturing or well completion activities.  These risks could expose the Debtors to substantial liability for personal injury, wrongful death, property damage, loss of oil and natural gas production, pollution, and other environmental damages and could result in a variety of claims, losses, and remedial obligations that could have an adverse effect on the Debtors’ business and results of operations.  The existence, frequency, and severity of such incidents will affect operating costs, insurability, and relationships with customers, employees, and regulators.  In particular, the Debtors’ customers may elect not to purchase our services if they view our safety record as unacceptable, which could cause us to lose customers and substantial revenue.

9.                                      The Debtors Operate in a Highly Competitive Industry with Significant Potential for Excess Capacity.

The oil and natural gas industry in which the Debtors operate is highly competitive.  The Debtors compete with numerous entities, including major domestic and foreign oil companies, other independent oil and natural gas concerns, and individual producers and operators.  Many of these competitors are large, well-established companies and have financial and other resources substantially greater than the Debtors.  As a result, the Debtors’ competitors may be able to pay more for productive oil and natural gas properties and exploratory prospects, as well as evaluate, bid for and purchase a greater number of properties and prospects than the Debtors’ financial or personnel resources permit. The Debtors ability to acquire additional properties and to find and develop reserves will depend on the Debtors’ ability to evaluate and select suitable properties and to consummate transactions in a highly competitive environment.

Competitive pressures and other factors may result in significant price competition, particularly during industry downturns, which could have a material adverse effect on our results of operations and financial condition.

10.                               The Reorganized Debtors May Be Adversely Affected by Potential Litigation, Including Litigation Arising Out of the Chapter 11 Cases

In the future, the Reorganized Debtors may become parties to litigation.  In general, litigation can be expensive and time consuming to bring or defend against.  Such litigation could result in settlements or damages that could significantly affect the Reorganized Debtors’ financial results.  It is also possible that certain parties will commence litigation with respect to the treatment of their Claims under the Plan.  It is not possible to predict the potential litigation that the Reorganized Debtors may become party to nor the final resolution of such litigation.  The impact of any such litigation on the Reorganized Debtors’ businesses and financial stability, however, could be material.

11.                               The Loss of Key Personnel Could Adversely Affect the Debtors’ Operations

The Debtors’ operations are dependent on a relatively small group of key management personnel and a highly-skilled employee base.  The Debtors’ recent liquidity issues and the Chapter 11 Cases have created distractions and uncertainty for key management personnel and employees.  As a result, the Debtors have experienced and may continue to experience increased levels of employee attrition.  Because competition for experienced personnel in the oil and natural gas industry can be significant, the Debtors may be unable to find acceptable replacements with comparable skills and experience and the loss of such key management personnel could adversely affect the Debtors’ ability to operate their businesses.  In addition, a loss of key personnel or material erosion of employee morale at the corporate and/or field levels could have a material adverse effect on the Debtors’ ability to meet customer and counterparty expectations, thereby adversely affecting the Debtors’ businesses and the results of operations.

12.                               Certain Claims May Not Be Discharged and Could Have a Material Adverse Effect on the Debtors’ Financial Condition and Results of Operations

The Bankruptcy Code provides that the confirmation of a plan of reorganization discharges a debtor from substantially all debts arising prior to confirmation.  With few exceptions, all Claims that arise prior to the Debtors’ filing of their Petitions or before confirmation of the plan of reorganization (a) would be subject to compromise and/or treatment under the plan of reorganization and/or (b) would be discharged in accordance with the terms of the plan of reorganization.  Any Claims not ultimately discharged through a plan of reorganization could be asserted against the reorganized entity and may have an adverse effect on the Reorganized Debtors’ financial condition and results of operations.

13.                               Newco Corporation will be a holding company.  Newco Corporation’s only material asset will be its equity interest and warrants in the Newco Partnership, and accordingly, Newco Corporation is dependent upon distributions from Newco Partnerships to pay taxes and cover corporate and other overhead expenses.

If the Newco Structure is adopted, Newco Corporation will be a mere holding company and will have no material assets other than equity interests and warrants in Newco Partnership.  Newco Corporation will have no independent means of generating revenue.  To the extent Newco Partnership has available cash, Newco Corporation intends to cause Newco Partnership to make distributions to its unitholders, including Newco Corporation, in an amount based on assumed tax rates and each such unitholder’s allocable share of Newco Partnership taxable income and to reimburse Newco Corporation for corporate and other overhead expenses. To the extent that Newco Corporation need funds and Newco Partnership or its subsidiaries are restricted from making such distributions under applicable law or regulation or under the terms of their financing arrangements, or are otherwise unable to provide such funds, it could materially adversely affect Newco Corporation’s liquidity and financial condition.

VIII.                     SOLICITATION, VOTING, AND NEW COMMON EQUITY ELECTION PROCEDURES

This Disclosure Statement, which is accompanied by a Ballot or Ballots to be used for voting on the Plan, is being distributed to the holders of Claims in those Classes that are entitled to vote to accept or reject the Plan.

A.                                    Holders of Claims Entitled to Vote on the Plan

Under the provisions of the Bankruptcy Code, not all holders of claims against or interests in a debtor are entitled to vote on a chapter 11 plan.  The table in Article III.D of this Disclosure Statement, entitled “Am I entitled to vote on the Plan?,” which begins on page 8, provides a summary of the status and voting rights of each Class (and, therefore, of each holder within such Class absent an objection to the holder’s Claim or Interest) under the Plan.

As shown in the table, the Debtors are soliciting votes to accept or reject the Plan only from holders of Claims in Classes 4, 5, and 7 (collectively, the “Voting Classes”).  The holders of Claims in the Voting Classes are Impaired under the Plan and may, in certain circumstances, receive a distribution under the Plan.  Accordingly, holders of Claims in the Voting Classes have the right to vote to accept or reject the Plan.

The Debtors are not soliciting votes from holders of Claims or Interests in Classes 1, 2, 3, 6, 8, 9, 10, and 11.

B.                                    Voting Record Date

The Voting Record Date is March 27, 2019 (the “Voting Record Date”).  The Voting Record Date is the date on which it will be determined which holders of Claims in the Voting Classes are entitled to vote to accept or reject the Plan and whether Claims have been properly assigned or transferred under Bankruptcy Rule 3001(e) such that an assignee or transferee, as applicable, can vote to accept or reject the Plan as the holder of a Claim.

C.                                    Voting on the Plan

The Voting Deadline is May 1, 2019, at 4:00 p.m. (prevailing Central Time).  In order to be counted as votes to accept or reject the Plan, all ballots must be properly executed, completed, and delivered as directed, so that your ballot or the master ballot containing your vote is actually received by the Solicitation Agent on or before the Voting Deadline.  Ballots or master ballots returned by facsimile will not be counted.

1.                                      Holders of Claims in Class 4 and Class 5

Holders of First Lien Notes Claims and Unsecured Notes Claims in “street name” through a nominee may vote on the Plan by one of the following two methods (as selected by such holder’s nominee):

•                  Complete and sign the enclosed beneficial holder ballot.  Return the beneficial holder ballot to your nominee as promptly as possible and in sufficient time to allow such nominee to process your instructions and return a completed master ballot to the Solicitation Agent by the Voting Deadline.  If no self-addressed, postage-paid envelope was enclosed for this purpose, contact the Solicitation Agent for instructions; or

•                  Complete and sign the pre-validated beneficial holder ballot (as described below) provided to you by your nominee.  Return the pre-validated beneficial holder ballot to the Solicitation Agent by the Voting Deadline using the return envelope provided in the Solicitation Package.

Any beneficial holder ballot returned to a nominee will not be counted for purposes of acceptance or rejection of the Plan until such nominee properly completes and delivers to the Solicitation Agent that beneficial holder ballot (properly validated) or a master ballot casting the vote of such holder.

If any holder holds First Lien Notes Claims or Unsecured Notes Claims through more than one nominee, such holder may receive multiple mailings containing beneficial holder ballots.  The holder should execute a separate beneficial holder ballot for each block of First Lien Notes Claims or Unsecured Notes Claims that it holds through any particular nominee and return each beneficial holder ballot to the respective nominee in the return envelope provided therewith.  Holders who execute multiple beneficial holder ballots with respect to First Lien Notes Claims or Unsecured Notes Claims held through more than one nominee must indicate on each beneficial holder ballot the names of all such other nominees and the additional amounts of such First Lien Notes Claims or Unsecured Notes Claims so held and voted.

A nominee that, on the Voting Record Date, is the record holder of the First Lien Notes Claims or Unsecured Notes Claims for one or more holders can obtain the votes of the holders of such First Lien Notes Claims or Unsecured Notes Claims, consistent with customary practices for obtaining the votes of securities held in “street name,” in one of the following two ways:

(a)                                 Pre-Validated Ballots

The nominee may “pre-validate” a beneficial holder ballot by:  (i) signing the beneficial holder ballot and indicating on the beneficial holder ballot the name of the nominee and DTC Participant Number; (ii) indicating on the beneficial holder ballot the amount and the account number of the First Lien Notes Claims or Unsecured Notes Claims  held by the nominee for the holder; and (iii) forwarding such beneficial holder ballot—together with this Disclosure Statement, a pre-addressed, postage-paid return envelope addressed to, and provided by, the Solicitation Agent, and other materials requested to be forwarded—to the holder for voting.  The holder must then complete the remaining portions of the beneficial holder ballot and return the beneficial holder ballot directly to the Solicitation Agent in the pre-addressed, postage-paid return envelope so that it is actually received by the Solicitation Agent on or before the Voting Deadline.  A list of the holders to whom “pre-validated” beneficial holder ballots were delivered should be maintained by nominees for inspection for at least one year from the Voting Deadline.

(b)                                 Master Ballots

If the nominee elects not to pre-validate beneficial holder ballots, the nominee may obtain the votes of holders by forwarding to the holders the unsigned beneficial holder ballots—together with this Disclosure Statement, a pre-addressed, postage-paid return envelope provided by, and addressed to, the nominee, and other materials requested to be forwarded.  Each such holder must then indicate its vote on the beneficial holder ballot, complete the information requested on the beneficial holder ballot, review the certifications contained on the beneficial holder ballot, execute the beneficial holder ballot, and return the beneficial holder ballot to the nominee.  After collecting the beneficial holder ballots, the nominee should, in turn, complete a master ballot compiling the votes and other information from the beneficial holder ballots, execute the master ballot, and deliver the master ballot to the Solicitation Agent so that it is actually received by the Solicitation Agent on or before the Voting Deadline.  All beneficial holder ballots returned by holders should either be forwarded to the Solicitation Agent (along with the master ballot) or retained by nominees for inspection for at least one year from the Voting Deadline.  EACH NOMINEE SHOULD ADVISE ITS ELIGIBLE HOLDERS TO RETURN THEIR BENEFICIAL HOLDER BALLOTS TO THE NOMINEE BY A DATE CALCULATED BY THE NOMINEE TO ALLOW IT TO PREPARE AND RETURN THE MASTER BALLOT TO THE SOLICITATION AGENT SO THAT IT IS ACTUALLY RECEIVED BY THE SOLICITATION AGENT ON OR BEFORE THE VOTING DEADLINE.

2.                                      Holders of Claims in Class 7

If you are a Holder of a General Unsecured Claim against JEI, you must complete, sign, and date your ballot and return it (with an original signature) promptly in the enclosed reply envelope or to one of the following addresses:

If sent by first-class mail	If sent by hand delivery or overnight mail:

Jones Energy	Jones Energy
c/o Epiq Corporate Restructuring LLC	c/o Epiq Corporate Restructuring LLC
P.O. Box 4422	10300 SW Allen Blvd.
Beaverton, OR 97076-4422	Beaverton, OR 97005

If you have any questions about the solicitation or voting process, please contact the solicitation agent at (866) 897-6433 (toll free) or +1 (646) 282-2500 (international) or via electronic mail to tabulation@epiqglobal.com (reference “Jones Energy” in the subject line).

D.                                    Ballots Not Counted

No ballot will be counted toward Confirmation if, among other things:  (1) it is illegible or contains insufficient information to permit the identification of the holder of the Claim; (2) it was transmitted by means other than as specifically set forth in the ballots; (3) it was cast by an entity that is not entitled to vote on the Plan; (4) it was sent to the Debtors, the Debtors’ agents/representatives (other than the Solicitation Agent), First Lien Notes Indenture Trustee, or the Unsecured Notes Indenture Trustee, or the Debtors’ financial or legal advisors instead of the Solicitation Agent; (5) it is unsigned; or (6) it is not clearly marked to either accept or reject the Plan or it is marked both to accept and reject the Plan.  Please refer to the Disclosure Statement Order for additional requirements with respect to voting to accept or reject the Plan.

ANY BALLOT RECEIVED AFTER THE VOTING DEADLINE OR THAT IS OTHERWISE NOT IN COMPLIANCE WITH THE SOLICITATION AND VOTING PROCEDURES PROVIDED IN THIS ARTICLE VII OF THE DISCLOSURE STATEMENT WILL NOT BE COUNTED.

E.                                    New Common Equity Election

Eligible Electing Holders will have the opportunity to make the New Common Equity Election on their Ballots.  Because the Debtors may not know until close to the Effective Date whether the Existing JEI Structure or the Newco Structure will be utilized, Eligible Electing Holders of Claims that wish to receive

New Partnership Equity should make the New Common Equity Election to receive Newco Partnership Equity if they want to own such equity should the Newco Structure be used.

IX.                              CONFIRMATION OF THE PLAN

A.                                    Requirements for Confirmation of the Plan

Among the requirements for Confirmation of the Plan pursuant to section 1129 of the Bankruptcy Code are:  (1) the Plan is accepted by all Impaired Classes of Claims or Interests, or if rejected by an Impaired Class, the Plan “does not discriminate unfairly” and is “fair and equitable” as to the rejecting Impaired Class; (2) the Plan is feasible; and (3) the Plan is in the “best interests” of holders of Claims or Interests.

At the Confirmation Hearing, the Bankruptcy Court will determine whether the Plan satisfies all of the requirements of section 1129 of the Bankruptcy Code.  The Debtors believe that:  (1) the Plan satisfies, or will satisfy, all of the necessary statutory requirements of chapter 11 for plan confirmation; (2) the Debtors have complied, or will have complied, with all of the necessary requirements of chapter 11 for plan confirmation; and (3) the Plan has been proposed in good faith.

B.                                    Best Interests of Creditors/Liquidation Analysis

Often called the “best interests” test, section 1129(a)(7) of the Bankruptcy Code requires that a bankruptcy court find, as a condition to confirmation, that a chapter 11 plan provides, with respect to each impaired class, that each holder of a claim or an equity interest in such impaired class either (1) has accepted the plan or (2) will receive or retain under the plan property of a value that is not less than the amount that the non-accepting holder would receive or retain if the debtors liquidated under chapter 7.

Attached hereto as Exhibit D and incorporated herein by reference is a liquidation analysis (the “Liquidation Analysis”) prepared by the Debtors with the assistance of the Debtors’ advisors.  As reflected in the Liquidation Analysis, the Debtors believe that liquidation of the Debtors’ businesses under chapter 7 of the Bankruptcy Code would result in substantial diminution in the value to be realized by holders of Claims or Interests as compared to distributions contemplated under the Plan.  Consequently, the Debtors and their management believe that Confirmation of the Plan will provide a substantially greater return to holders of Claims or Interests than would a liquidation under chapter 7 of the Bankruptcy Code.

If the Plan is not confirmed, and the Debtors fail to propose and confirm an alternative plan of reorganization, the Debtors’ businesses may be liquidated pursuant to the provisions of a chapter 11 liquidating plan.  In liquidations under chapter 11, the Debtors’ assets could be sold in an orderly fashion over a more extended period of time than in a liquidation under chapter 7.  Thus, a chapter 11 liquidation may result in larger recoveries than a chapter 7 liquidation, but the delay in distributions could result in lower present values received and higher administrative costs.  Any distribution to holders of Claims or Interests (to the extent holders of Interests would receive distributions at all) under a chapter 11 liquidation plan would most likely be substantially delayed.  Most importantly, the Debtors believe that any distributions to creditors in a chapter 11 liquidation scenario would fail to capture the significant going concern value of their businesses, which is reflected in the New Common Equity to be distributed under the Plan.  Accordingly, the Debtors believe that a chapter 11 liquidation would not result in distributions as favorable as those under the Plan.

C.                                    Feasibility

Section 1129(a)(11) of the Bankruptcy Code requires that confirmation of a plan of reorganization is not likely to be followed by the liquidation, or the need for further financial reorganization of the debtor, or any successor to the debtor (unless such liquidation or reorganization is proposed in such plan of reorganization).

To determine whether the Plan meets this feasibility requirement, the Debtors, with the assistance of A&M and Evercore, have analyzed their ability to meet their respective obligations under the Plan.  As part of this analysis, the Debtors have prepared their projected consolidated balance sheet, income statement, and statement of cash flows the Financial Projections. Creditors and other interested parties should review Article VII of this Disclosure Statement, entitled “Risk Factors,” which begins on page 40, for a discussion of certain factors that may affect the future financial performance of the Reorganized Debtors.

The Financial Projections are attached hereto as Exhibit E and incorporated herein by reference.  Based upon the Financial Projections, the Debtors believe that they will be a viable operation following the Chapter 11 Cases and that the Plan will meet the feasibility requirements of the Bankruptcy Code.

D.                                    Acceptance by Impaired Classes

The Bankruptcy Code requires, as a condition to confirmation, except as described in the following section, that each class of claims or equity interests impaired under a plan, accept the plan.  A class that is not “impaired” under a plan is deemed to have accepted the plan and, therefore, solicitation of acceptances with respect to such a class is not required.(11)

Section 1126(c) of the Bankruptcy Code defines acceptance of a plan by a class of impaired claims as acceptance by holders of at least two-thirds in dollar amount and more than one-half in a number of allowed claims in that class, counting only those claims that have actually voted to accept or to reject the plan.  Thus, a class of Claims will have voted to accept the Plan only if two-thirds in amount and a majority in number of the Allowed Claims in such class that vote on the Plan actually cast their ballots in favor of acceptance.

Section 1126(d) of the Bankruptcy Code defines acceptance of a plan by a class of impaired equity interests as acceptance by holders of at least two-thirds in amount of allowed interests in that class, counting only those interests that have actually voted to accept or to reject the plan.  Thus, a Class of Interests will have voted to accept the Plan only if two-thirds in amount of the Allowed Interests in such class that vote on the Plan actually cast their ballots in favor of acceptance.

Pursuant to Article III.E of the Plan, if a Class contains Claims eligible to vote and no holders of Claims eligible to vote in such Class vote to accept or reject the Plan, the holders of such Claims in such Class shall be deemed to have accepted the Plan.

(11)  A class of claims is “impaired” within the meaning of section 1124 of the Bankruptcy Code unless the plan (a) leaves unaltered the legal, equitable and contractual rights to which the claim or equity interest entitles the holder of such claim or equity interest or (b) cures any default, reinstates the original terms of such obligation, compensates the holder for certain damages or losses, as applicable, and does not otherwise alter the legal, equitable, or contractual rights to which such claim or equity interest entitles the holder of such claim or equity interest.

E.                                    Confirmation Without Acceptance by All Impaired Classes

Section 1129(b) of the Bankruptcy Code allows a bankruptcy court to confirm a plan even if all impaired classes have not accepted it; provided that the plan has been accepted by at least one impaired class.  Pursuant to section 1129(b) of the Bankruptcy Code, notwithstanding an impaired class’s rejection or deemed rejection of the plan, the plan will be confirmed, at the plan proponent’s request, in a procedure commonly known as a “cramdown” so long as the plan does not “discriminate unfairly” and is “fair and equitable” with respect to each class of claims or equity interests that is impaired under, and has not accepted, the plan.

If any Impaired Class rejects the Plan, the Debtors reserve the right to seek to confirm the Plan utilizing the “cramdown” provision of section 1129(b) of the Bankruptcy Code.  To the extent that any Impaired Class rejects the Plan or is deemed to have rejected the Plan, the Debtors may request Confirmation of the Plan, as it may be modified from time to time, under section 1129(b) of the Bankruptcy Code.  The Debtors reserve the right to alter, amend, modify, revoke, or withdraw the Plan or any Plan Supplement document, including the right to amend or modify the Plan or any Plan Supplement document to satisfy the requirements of section 1129(b) of the Bankruptcy Code.

1.                                      No Unfair Discrimination

The “unfair discrimination” test applies to classes of claims or interests that are of equal priority and are receiving different treatment under a plan.  The test does not require that the treatment be the same or equivalent, but that treatment be “fair.”  In general, bankruptcy courts consider whether a plan discriminates unfairly in its treatment of classes of claims or interests of equal rank (e.g., classes of the same legal character).  Bankruptcy courts will take into account a number of factors in determining whether a plan discriminates unfairly.  A plan could treat two classes of unsecured creditors differently without unfairly discriminating against either class.

2.                                      Fair and Equitable Test

The “fair and equitable” test applies to classes of different priority and status (e.g., secured versus unsecured) and includes the general requirement that no class of claims receive more than 100 percent of the amount of the allowed claims in the class.  As to the dissenting class, the test sets different standards depending upon the type of claims or equity interests in the class.

The Debtors submit that if the Debtors “cramdown” the Plan pursuant to section 1129(b) of the Bankruptcy Code, the Plan is structured so that it does not “discriminate unfairly” and satisfies the “fair and equitable” requirement.  With respect to the unfair discrimination requirement, all Classes under the Plan are provided treatment that is substantially equivalent to the treatment that is provided to other Classes that have equal rank.  With respect to the fair and equitable requirement, no Class under the Plan will receive more than 100 percent of the amount of Allowed Claims or Interests in that Class.  The Debtors believe that the Plan and the treatment of all Classes of Claims or Interests under the Plan satisfy the foregoing requirements for nonconsensual Confirmation of the Plan.

F.                                     Valuation of the Debtors

In conjunction with formulating the Plan and satisfying its obligations under section 1129 of the Bankruptcy Code, the Debtors determined that it was necessary to estimate the post-Confirmation going concern value of the Debtors.  Accordingly, the Debtors, with the assistance of Evercore, produced the Valuation Analysis that is set forth in Exhibit F attached hereto and incorporated herein by reference.  As set forth in the Valuation Analysis, the Debtors’ going concern value is substantially less than the aggregate amount of its funded-debt obligations.  Accordingly, the Valuation Analysis further supports the Debtors conclusion that the treatment of Classes under the Plan is fair and equitable and otherwise satisfies the Bankruptcy Code’s requirements for confirmation.

X.                                   CERTAIN SECURITIES LAW MATTERS

The Debtors believe that the New Common Equity, the New Warrants (as applicable), and the options or other equity awards (and any New Common Equity underlying such awards) to be issued pursuant to the Management Incentive Plan will be “securities,” as defined in section 2(a)(1) of the Securities Act, section 101 of the Bankruptcy Code, and any applicable state securities law (a “Blue Sky Law”).  The Debtors further believe that the offer, sale, issuance, and initial distribution of the New Common Equity and New Warrants (as applicable) by Reorganized JEI pursuant to the Plan is exempt from federal and state securities registration requirements under various provisions of the Securities Act, the Bankruptcy Code, and any applicable state Blue Sky Law as described in more detail below.  The New Common Equity underlying the Management Incentive Plan will be issued pursuant to a registration statement or another available exemption from registration under the Securities Act and other applicable law.

A.                                    Issuance of Securities under the Plan

As discussed herein, the Plan provides for the offer, issuance, sale, and distribution by Reorganized Jones Energy of the New Common Equity, the New Warrants, and the shares of New Common Equity underlying the New Warrants (as applicable) (collectively, the “1145 Securities”).

Section 1145 of the Bankruptcy Code provides that Section 5 of the Securities Act and any state law requirements for the issuance of a security do not apply to the offer or sale of stock, options, warrants, or other securities by a debtor if (a) the offer or sale occurs under a plan of reorganization, (b) the recipients of the securities hold a claim against, an interest in, or claim for administrative expense against, the debtor, and (c) the securities are issued in exchange for a claim against or interest in a debtor or are issued principally in such exchange or partly for cash and property.  The Debtors believe that the issuance of the 1145 Securities, and all shares of New Common Equity (including any other securities issuable upon exercise of the New Warrants) issued upon exercise of the New Warrants that constitute 1145 Securities, in exchange for the Claims and Interests described above satisfy the requirements of section 1145(a) of the Bankruptcy Code.

Accordingly, no registration statement will be filed under the Securities Act or any state securities laws.  Recipients of the New Common Equity and the New Warrants are advised to consult with their own legal advisors as to the availability of any exemption from registration under the Securities Act and any applicable state Blue Sky Law.

B.                                    Subsequent Transfers

The 1145 Securities may be freely transferred by most recipients following the initial issuance under the Plan, and all resales and subsequent transfers of the 1145 Securities are exempt from registration under the Securities Act and state securities laws, unless the holder is an “underwriter” with respect to such securities.  Section 1145(b)(1) of the Bankruptcy Code defines an “underwriter” as one who, except with respect to “ordinary trading transactions” of an entity that is not an “issuer”:  (a) purchases a claim against, interest in, or claim for an administrative expense in the case concerning the debtor, if such purchase is with a view to distribution of any security received or to be received in exchange for such claim or interest; (b) offers to sell securities offered or sold under a plan for the holders of such securities; (c) offers to buy securities offered or sold under a plan from the holders of such securities, if such offer to buy is (i) with a view to distribution of such securities and (ii) under an agreement made in connection with the plan, with the consummation of the plan, or with the offer or sale of securities under the plan; or (d) is an issuer of the securities within the meaning of section 2(a)(11) of the Securities Act.  In addition, a person who receives a fee in exchange for purchasing an issuer’s securities could also be considered an underwriter within the meaning of section 2(a)(11) of the Securities Act.

The definition of an “issuer” for purposes of whether a person is an underwriter under section 1145(b)(1)(D) of the Bankruptcy Code, by reference to section 2(a)(11) of the Securities Act, includes as “statutory underwriters” all persons who, directly or indirectly, through one or more intermediaries, control, are controlled by, or are under common control with, an issuer of securities.  The reference to “issuer,” as used in the definition of “underwriter” contained in section 2(a)(11) of the Securities Act, is intended to cover “Controlling Persons” of the issuer of the securities.  “Control,” as defined in Rule 405 of the Securities Act, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise.  Accordingly, an officer or director of a reorganized debtor or its successor under a plan of reorganization may be deemed to be a “Controlling Person” of the debtor or successor, particularly if the management position or directorship is coupled with ownership of a significant percentage of the reorganized debtor’s or its successor’s voting securities.  In addition, the legislative history of section 1145 of the Bankruptcy Code suggests that a creditor who owns ten percent or more of a class of securities of a reorganized debtor may be presumed to be a “Controlling Person” and, therefore, an underwriter.

Resales of 1145 Securities by entities deemed to be “underwriters” (which definition includes “Controlling Persons”) are not exempted by section 1145 of the Bankruptcy Code from registration under the Securities Act or other applicable law.  Under certain circumstances, holders of New Common Equity who are deemed to be “underwriters” may be entitled to resell their New Common Stock pursuant to the limited safe harbor resale provisions of Rule 144 of the Securities Act.  Generally, Rule 144 of the Securities Act would permit the public sale of securities received by such Person if the required holding period has been met and, under certain circumstances, current information regarding the issuer is publicly available and volume limitations, manner of sale requirements and certain other conditions are met.  Whether any particular Person would be deemed to be an “underwriter” (including whether the Person is a “Controlling Person”) with respect to the New Common Equity would depend upon various facts and circumstances applicable to that Person.  Accordingly, the Debtors express no view as to whether any Person would be deemed an “underwriter” with respect to the New Common Equity and, in turn, whether any Person may freely resell New Common Equity.

Persons who receive securities under the Plan are urged to consult their own legal advisor with respect to the restrictions applicable under the federal or state securities laws and the circumstances under which securities may be sold in reliance on such laws.  The foregoing summary discussion is general in nature and has been included in this Disclosure Statement solely for informational purposes. We make no representations concerning, and do not provide, any opinions or advice with respect to the Securities or the bankruptcy matters described in this Disclosure Statement. In light of the uncertainty concerning the availability of exemptions from the relevant provisions of federal and state securities laws, we encourage each recipient of securities and party in interest to consider carefully and consult with its own legal advisors with respect to all such matters. Because of the complex, subjective nature of the question of whether a security is exempt from the registration requirements under the federal or state securities laws or whether a particular recipient of securities may be an underwriter, we make no representation concerning the ability of a person to dispose of the securities issued under the Plan.

XI.                              CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN

A.                                    Introduction

The following discussion summarizes certain U.S. federal income tax consequences of the implementation of the Plan to the Debtors, the Reorganized Debtors, and certain holders of Claims (each, a “Holder”) entitled to vote on the Plan. This summary is based on the Tax Code, the U.S. Treasury Regulations promulgated thereunder (the “Treasury Regulations”), judicial decisions, and published administrative rules and pronouncements of the Internal Revenue Service (the “IRS”), all as in effect on the date hereof (collectively, “Applicable Tax Law”).  Changes to, or new interpretations of, the Applicable Tax Law may have retroactive effect and could significantly affect the U.S. federal income tax consequences described below.  Due to the lack of definitive judicial and administrative authority in a number of areas, substantial uncertainty may exist with respect to some of the tax consequences described below. The Debtors have not requested, and will not request, any ruling or determination from the IRS or any other taxing authority with respect to the tax consequences discussed herein, and the discussion below is not binding upon the IRS or the courts.  No assurance can be given that the IRS would not assert, or that a court would not sustain, a different position than any position discussed herein.

This summary does not address foreign, state, or local tax consequences of the Plan, nor does it purport to address all aspects of U.S. federal income taxation that may be relevant to a Holder in light of its individual circumstances or to a Holder that may be subject to special tax rules (such as persons who are related to the Debtors within the meaning of the Tax Code, persons liable for alternative minimum tax, foreign taxpayers, broker-dealers, banks, mutual funds, insurance companies, financial institutions, small business investment companies, regulated investment companies, tax exempt organizations, pass-through entities, beneficial owners of pass-through entities, subchapter S corporations, persons who hold Claims or who will hold the New Common Equity as part of a straddle, hedge, conversion transaction, or other integrated investment, persons using a mark-to-market method of accounting, and Holders who are themselves in bankruptcy). Further, this summary assumes that a Holder holds only Claims in a single Class and holds a Claim only as a “capital asset” (within the meaning of section 1221 of the Tax Code). This summary also assumes that the various debt and other arrangements to which any of the Debtors are a party will be respected for U.S. federal income tax purposes in accordance with their form. This summary does not discuss differences in tax consequences to Holders that act or receive consideration in a capacity other than as a Holder of a Claim of the same Class or Classes, and the tax consequences for such Holders may differ materially from that described below. This summary does not address the U.S. federal income tax consequences to Holders (1) whose Claims are Unimpaired or otherwise entitled to payment in full in Cash under the Plan, or (2) that are deemed to reject the Plan.

For purposes of this discussion, a U.S. Holder is a Holder of a Claim that is: (1) an individual citizen or resident of the United States for U.S. federal income tax purposes; (2) a corporation (or other Entity treated as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States, any state thereof or the District of Columbia; (3) an estate the income of which is subject to U.S. federal income taxation regardless of the source of such income; or (4) a trust (a) if a court within the United States is able to exercise primary jurisdiction over the trust’s administration and one or more United States persons (within the meaning of section 7701(a)(30) of the Tax Code) have authority to control all substantial decisions of the trust or (b) that has a valid election in effect under applicable Treasury Regulations to be treated as a United States person (within the meaning of section 7701(a)(30) of the Tax Code).  For purposes of this discussion, a “Non-U.S. Holder” is a Holder that is not a U.S. Holder or a partnership.

If a partnership (or other Entity treated as a partnership or other pass-through Entity for U.S. federal income tax purposes) is a Holder, the tax treatment of a partner (or other beneficial owner) generally will depend upon the status of the partner (or other beneficial owner) and the activities of the partner (or other beneficial owner) and the Entity. Partners (or other beneficial owners) of partnerships (or other pass-through entities) that are Holders, in particular those that are partners in an Eligible Electing Holder, should consult their respective tax advisors regarding the U.S. federal income tax consequences of the Plan.

ACCORDINGLY, THE FOLLOWING SUMMARY OF CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT A SUBSTITUTE FOR CAREFUL TAX PLANNING AND ADVICE BASED UPON THE INDIVIDUAL CIRCUMSTANCES PERTAINING TO A HOLDER. ALL HOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE FEDERAL, STATE, LOCAL, AND NON-U.S. INCOME, ESTATE, AND OTHER TAX CONSEQUENCES OF THE PLAN.

B.                                    Certain U.S. Federal Income Tax Consequences to the Debtors and the Reorganized Debtors

1.                                      Characterization of Restructuring Transactions

The tax consequences of the implementation of the Plan to the Debtors will depend on whether the Plan is effectuated pursuant to the Newco Structure or the Existing JEI Structure. The Debtors and the Supporting Creditors have not yet determined how the Restructuring Transactions will be structured, either in whole or in part. Such decision will principally depend on whether a determination can be reached that effectuation of the Plan pursuant to the Newco Structure would not result in significant cash tax liability for the Debtors.

In the Newco Structure, the Debtors(12) would realize taxable gain or loss upon the transfer (or deemed transfer) of the assets in an amount equal to the difference between the aggregate fair market value of the assets transferred or deemed transferred by the Debtors and the Debtors’ aggregate tax basis in such assets. Gain, if any, would be offset by the amount of available net operating losses (“NOLs”) and certain other available tax attributes. Any gain not offset by NOLs and other tax attributes would result in a cash tax obligation.

As of December 31, 2018, the Debtors estimate that they have approximately $352 million of federal NOLs; approximately $84.3 million of interest expense deductions that have been deferred under Section 163(j) of the Tax Code (“163(j) Deductions”); approximately $2 million of capital loss carryforwards; approximately $26.6 million of deductions limited by Section 382 of the Tax Code; and approximately $838,000 of tax credit carryforwards. The Debtors further estimate that they may generate additional losses in the 2019 tax year. Under the transactions involved in implementing the Existing JEI Structure, the Debtors could potentially have NOLs and other tax attributes remaining upon implementation of the Plan that may be able to offset future taxable income, subject to certain limitations. As discussed below, however, the Debtors anticipate that under the Existing JEI Structure their NOLs and other tax attributes will be significantly reduced and possibly eliminated pursuant to the rules discussed below regarding CODI and Section 382 of the Tax Code. In addition, the Reorganized Debtors would succeed to JEI’s tax basis in its assets (following any reduction for CODI, as described below).  If the Plan is implemented with the Existing JEI Structure, unlike the Newco Structure, the only income realized by the

(12)  As a general matter, because JEH is taxed as a partnership for U.S. federal income tax purposes (and each of JEH’s material subsidiaries is a disregarded entity of JEH for U.S. federal income tax purposes), the federal income tax consequences associated with implementing the Plan will “flow up” from JEH to JEI and, potentially, JEI, LLC.  Moreover, as a general matter, references to tax attributes such as NOLs refer to JEI tax attributes that are available to offset taxable income that flows from JEH to JEI and, potentially, JEI, LLC.  For simplicity, this discussion does not distinguish between the various Debtor entities.

Debtors from the transaction would be as a result of CODI, which is not expected to be taxable as described below.

By contrast, under the Newco Structure, the Reorganized Debtors would not succeed to any of the tax attributes of the Debtors, but should have a tax basis in its assets equal to the fair market value of those assets on the Effective Date.  Accordingly, the discussions below regarding reduction of tax attributes and limitations under section 382 of the Tax Code are generally irrelevant to the Reorganized Debtors in the Newco Structure.

2.                                      Cancellation of Debt and Reduction of Tax Attributes

In general, absent an exception, a debtor will realize and recognize CODI, for U.S. federal income tax purposes, upon satisfaction of its outstanding indebtedness for total consideration less than the amount of such indebtedness. The amount of CODI, in general, is the excess of (a) the adjusted issue price of the indebtedness satisfied, over (b) the sum of (i) the amount of Cash paid, (ii) the issue price of any new indebtedness of the taxpayer issued, and (iii) the fair market value of any other new consideration (including stock of the debtor or a party related to the debtor) given in satisfaction of such indebtedness at the time of the exchange.

Under section 108 of the Tax Code, a debtor is not required to include CODI in gross income if the debtor is under the jurisdiction of a court in a case under chapter 11 of the Bankruptcy Code and the discharge of debt occurs pursuant to that proceeding. Instead, as a consequence of such exclusion, a debtor must reduce its tax attributes by the amount of CODI that it excluded from gross income pursuant to the rule described in the preceding sentence. Such reduction in tax attributes occurs only after the tax for the year of the debt discharge has been determined (including, as described above, the amount of gain or loss recognized by the Debtors with respect to the sale of their assets under the Newco Structure). In general, tax attributes will be reduced in the following order: (a) NOLs and NOL carryforwards; (b) general business credit carryovers; (c) minimum tax credit carryovers; (d) capital loss carryovers; (e) tax basis in assets (but not below the amount of liabilities to which the debtor remains subject); (f) passive activity loss and credit carryovers; and (g) foreign tax credit carryovers.(13) Alternatively, a debtor with CODI may elect first to reduce the basis of its depreciable assets pursuant to section 108(b)(5) of the Tax Code.(14)  Any excess CODI over the amount of available tax attributes is not subject to U.S. federal income tax and generally has no other U.S. federal income tax impact.

The Treasury Regulations address the method and order for applying tax attribute reduction to an affiliated group of corporations. Under these Treasury Regulations, the tax attributes of each member of an affiliated group of corporations that is excluding CODI is first subject to reduction. To the extent the debtor member’s tax basis in stock of a lower-tier member of the affiliated group is reduced, a “look through rule” requires that a corresponding reduction be made to the tax attributes of the lower-tier member. If a debtor member’s excluded CODI exceeds its tax attributes, the excess CODI is applied to reduce certain remaining consolidated tax attributes of the affiliated group.

(13)  Under U.S. legislation enacted in December 2017 (the “2017 Tax Legislation”), 163(j) Deductions in excess of statutorily-defined limits are deferred unless and until a debt issuer has sufficient adjusted taxable income to be entitled to claim such deductions.  It is unclear whether 163(j) Deductions that are deferred are subject to reduction under section 108 of the Tax Code.

(14)  The extent to which this election can apply to the Debtors’ assets that are subject to depletion, as opposed to depreciation, is subject to uncertainty.

As a result of the Restructuring Transactions, the Debtors expect to realize CODI. Because the Plan provides that certain Holders will receive non-Cash consideration, the amount of CODI, and accordingly the amount of tax attributes required to be reduced, will depend, in part, on the fair market value (or, in the case of debt instruments, the adjusted issue price) of the non-Cash consideration received, which cannot be known with certainty at this time. As a result, the exact amount of any CODI that will be realized by the Debtors will not be determinable until the consummation of the Plan.  Depending on the amount of CODI, if the Existing JEI Structure is adopted, some of the Reorganized Debtors’ tax basis in their assets may be reduced by CODI that is not absorbed by the NOLs and other tax attributes.

In the Newco Structure, CODI will not result in a reduction in the tax basis of the Reorganized Debtors’ assets.  Instead, as discussed above, the Reorganized Debtors will have tax basis in the assets acquired from the Debtors equal to the fair market value of such assets.

3.                                      Limitation of NOL Carryforwards, 163(j) Deductions, and Other Tax Attributes

Following the Effective Date, the Debtors anticipate that, to the extent the Reorganized Debtors succeed to the Debtors’ tax attributes (i.e., if the Plan is implemented under the Existing JEI Structure and not the Newco Structure), any NOL carryforwards, 163(j) Deductions, capital loss carryovers, tax credit carryovers, and certain other tax attributes (such as losses and deductions that have accrued economically but are unrecognized as of the date of the ownership change) of the Reorganized Debtors that are not reduced according to the CODI rules described above and that are allocable to periods before the Effective Date (collectively, the “Pre-Change Losses”) may be subject to limitation under sections 382 and 383 of the Tax Code as a result of an “ownership change” of the Reorganized Debtors by reason of the transactions consummated pursuant to the Plan.

Under sections 382 and 383 of the Tax Code, if a corporation undergoes an “ownership change,” the amount of its Pre-Change Losses that may be utilized to offset future taxable income generally is subject to an annual limitation. The rules of section 382 of the Tax Code are complicated, but as a general matter, the Debtors anticipate that the distribution of the New Common Equity pursuant to the Plan will result in an “ownership change” of the Reorganized Debtors for these purposes, and that the Reorganized Debtors’ use of their Pre-Change Losses will be subject to limitation unless an exception to the general rules of section 382 of the Tax Code applies.

For this purpose, if a corporation (or consolidated group) has a net unrealized built-in loss at the time of an ownership change (taking into account most assets and items of “built-in” income and deductions), then generally built-in losses (including amortization or depreciation deductions attributable to such built-in losses) recognized during the following five years (up to the amount of the original net unrealized built-in loss) will be treated as Pre-Change Losses and similarly will be subject to the annual limitation.  In general, a corporation’s (or consolidated group’s) net unrealized built-in loss will be deemed to be zero unless it is greater than the lesser of (a) $10,000,000 or (b) 15 percent of the fair market value of its assets (with certain adjustments) before the ownership change.

(a)                                 General Section 382 Annual Limitation

In general, the amount of the annual limitation to which a corporation that undergoes an “ownership change” would be subject is equal to the product of (i) the fair market value of the stock of the corporation immediately before the “ownership change” (with certain adjustments) multiplied by (ii) the “long-term tax-exempt rate” (which is the highest of the adjusted federal long-term rates in effect for any month in the 3-calendar-month period ending with the calendar month in which the “ownership change” occurs, currently 2.20 percent for April 2019). The section 382 limitation may be increased to the extent that the

Debtors recognize certain built-in gains in their assets during the five-year period following the ownership change, or are treated as recognizing built-in gains pursuant to the safe harbors provided in IRS Notice 2003-65. Section 383 of the Tax Code applies a similar limitation to capital loss carryforwards and tax credits. Any unused limitation may be carried forward, thereby increasing the annual limitation in the subsequent taxable year.  As discussed below, however, special rules may apply in the case of a corporation that experiences an ownership change as the result of a bankruptcy proceeding.

Notwithstanding the rules described above, if post-ownership change, a debtor corporation and its subsidiaries do not continue the debtor corporation’s historic business or use a significant portion of its historic business assets in a new business for two years after the ownership change, the annual limitation resulting from the ownership change is zero.

(b)                                 Special Bankruptcy Exceptions

Special rules may apply in the case of a corporation that experiences an “ownership change” as a result of a bankruptcy proceeding. An exception to the foregoing annual limitation rules generally applies when so-called “qualified creditors” of a debtor corporation in chapter 11 receive, in respect of their Claims, at least 50 percent of the vote and value of the stock of the reorganized debtor (or a controlling corporation if also in chapter 11) pursuant to a confirmed chapter 11 plan (the “382(l)(5) Exception”).  Under the 382(l)(5) Exception, a debtor’s Pre-Change Losses are not limited on an annual basis, but, instead, NOL carryforwards will be reduced by the amount of any interest deductions claimed during the three taxable years preceding the effective date of the plan of reorganization, and during the part of the taxable year prior to and including the effective date of the plan of reorganization, in respect of all debt converted into stock in the reorganization.  If the 382(l)(5) Exception applies and the Reorganized Debtors undergo another “ownership change” within two years after the Effective Date, then the Reorganized Debtors’ Pre-Change Losses effectively would be eliminated in their entirety.

Where the 382(l)(5) Exception is not applicable to a corporation in bankruptcy (either because the debtor does not qualify for it or the debtor otherwise elects not to utilize the 382(l)(5) Exception), a second special rule will generally apply (the “382(l)(6) Exception”). Under the 382(l)(6) Exception, the annual limitation will be calculated by reference to the lesser of the value of the debtor corporation’s new stock (with certain adjustments) immediately after the ownership change or the value of such debtor corporation’s assets (determined without regard to liabilities) immediately before the ownership change. This differs from the ordinary rule that requires the fair market value of a debtor corporation that undergoes an “ownership change” to be determined before the events giving rise to the change. The 382(l)(6) Exception also differs from the 382(l)(5) Exception in that under the 382(l)(6) Exception the debtor corporation is not required to reduce its NOL carryforwards by the amount of interest deductions claimed within the prior three-year period, and the debtor may undergo an ownership change within two years without triggering the elimination of its Pre-Change Losses. The resulting limitation would be determined under the regular rules for ownership changes.

The Debtors have not determined whether the 382(l)(5) Exception will be available if the Existing JEI Structure is utilized or, if it is available, whether the Reorganized Debtors will elect out of its application.  Regardless of whether the Reorganized Debtors take advantage of the 382(l)(5) Exception or the 382(l)(6) Exception, if the Existing JEI Structure is utilized, the Reorganized Debtors’ use of their Pre-Change Losses after the Effective Date may be adversely affected if an “ownership change” within the meaning of section 382 of the Tax Code were to occur after the Effective Date.

C.                                    Certain U.S. Federal Income Tax Consequences to U.S. Holders of Certain Claims Entitled to Vote

The following discussion assumes that the Debtors will undertake the Restructuring Transactions currently contemplated by the Plan. U.S. Holders are urged to consult their tax advisors regarding the tax consequences of the Restructuring Transactions.

1.                                      Certain U.S. Federal Income Tax Consequences to U.S. Holders of Allowed Class 4, Class 5, and Class 7 Claims

Under the Existing JEI Structure, in exchange for full and final satisfaction, compromise, settlement, release, and discharge of their respective Claims, (a) each Holder of an Allowed Class 4 First Lien Notes Claim will receive its pro rata share of New Common Equity; (b) each Holder of an Allowed Class 5 Unsecured Notes Claim will receive its pro rata share of New Common Equity and New Warrants; and (c) each Holder of an Allowed Class 7 General Unsecured Claim against JEI will receive its pro rata share of the Liquidation Recovery available at JEI.

Under the Newco Structure, in exchange for full and final satisfaction, compromise, settlement, release, and discharge of their respective Claims, (a) each Holder of an Allowed Class 4 First Lien Notes Claim will, pursuant to the New Common Equity Election, receive its pro rata share of New Common Equity in the form of either (i) Newco Partnership Equity(15) or (ii) Newco Corporation Stock; (b) each Holder of an Allowed Class 5 Unsecured Notes Claim will receive its pro rata share of (i) pursuant to the New Common Equity Election, New Common Equity in the form of either (A) Newco Partnership Equity or (B) Newco Corporation Stock, and (ii) the New Warrants; and (c) each Holder of an Allowed Class 7 General Unsecured Claim against JEI will receive its pro rata share of the Liquidation Recovery available at JEI.

Regardless of whether the Plan is implemented pursuant to the Existing JEI Structure or the Newco Structure, each U.S. Holder of a Class 4 First Lien Notes Claim, Class 5 Unsecured Notes Claim, and Class 7 General Unsecured Claim is expected to be treated as receiving its distribution under the Plan in a taxable exchange under section 1001 of the Tax Code. Other than with respect to any amounts received that are attributable to accrued but untaxed interest, each U.S. Holder should recognize gain or loss in an amount equal to the difference, if any, between (a) the sum of (i) Cash and (ii) the fair market value of non-Cash consideration received, and (b) the U.S. Holder’s adjusted tax basis in its Claim. The character of such gain or loss as capital gain or loss or ordinary income or loss will be determined by a number of factors including the tax status of the U.S. Holder, the rules regarding “market discount” and accrued but untaxed interest, whether the Claim constitutes a capital asset in the hands of the U.S. Holder, and whether and to what extent the U.S. Holder had previously claimed a bad-debt deduction with respect to its Claim. If recognized gain or loss is capital in nature, it generally would be long-term capital gain if the U.S. Holder held its Claim for more than one year at the time of the exchange. Subject to the rules regarding accrued but untaxed interest, the U.S. Holder should obtain a tax basis in the non-Cash consideration received equal to the fair market value of such property.

2.                                      Accrued Interest

A portion of the consideration received by U.S. Holders of Claims may be attributable to accrued but untaxed interest on such Claims. Such amount should be taxable to that U.S. Holder as ordinary interest income if such accrued interest has not been previously included in the U.S. Holder’s gross income for U.S.

(15)  Parties that receive Newco Partnership Equity shall also receive Corporation Voting Stock.

federal income tax purposes. Conversely, U.S. Holders of Claims may be able to recognize a deductible loss to the extent that any accrued interest on the Claims was previously included in the U.S. Holder’s gross income but was not paid in full by the Debtors. Such loss may be ordinary, but the tax law is unclear on this point.

If the fair value of the consideration is not sufficient to fully satisfy all principal and interest on Allowed Claims, the extent to which such consideration will be attributable to accrued but untaxed interest is unclear. Under the Plan, the aggregate consideration to be distributed to U.S. Holders of Allowed Claims in each Class will be allocated first to the principal amount of Allowed Claims, with any excess allocated to untaxed interest that accrued on such Claims, if any. Certain legislative history indicates that an allocation of consideration as between principal and interest provided in a chapter 11 plan of reorganization is binding for U.S. federal income tax purposes, while certain Treasury Regulations treat payments as allocated first to any accrued but untaxed interest. The IRS could take the position that the consideration received by the U.S. Holder should be allocated in some way other than as provided in the Plan. U.S. Holders are urged to consult their respective tax advisors regarding the proper allocation of the consideration received by them under the Plan between principal and accrued but untaxed interest.

3.                                      Market Discount

Under the “market discount” provisions of the Tax Code, some or all of any gain realized by a U.S. Holder of an Allowed Claim may be treated as ordinary income (instead of capital gain), to the extent of the amount of “market discount” on the debt instruments constituting the exchanged Claim. In general, a debt instrument is considered to have been acquired with “market discount” if it is acquired other than on original issue and if the U.S. Holder’s adjusted tax basis in the debt instrument is less than (a) the sum of all remaining payments to be made on the debt instrument, excluding “qualified stated interest” or (b) in the case of a debt instrument issued with original issue discount, its adjusted issue price, in each case, by at least a de minimis amount (equal to 0.25 percent of the sum of all remaining payments to be made on the debt instrument, excluding qualified stated interest, multiplied by the number of remaining whole years to maturity).

Any gain recognized by a U.S. Holder on the taxable disposition of an Allowed Claim (as described below) that was acquired with market discount should be treated as ordinary income to the extent of the market discount that accrued thereon while such Claim was considered to be held by the U.S. Holder (unless the U.S. Holder elected to include market discount in income as it accrued).

The 2017 Tax Legislation added section 451 of the Tax Code. This new provision generally would require accrual method U.S. Holders that prepare an “applicable financial statement” (as defined in section 451 of the Tax Code) to include certain items of income (such as market discount) no later than the time such amounts are reflected on such a financial statement. The application of this rule to income of a debt instrument with market discount is effective for taxable years beginning after December 31, 2018.  However, the IRS recently announced in Notice 2018-80 that it intends to issue proposed Treasury Regulations confirming that taxpayers may continue to defer income (including market discount income) for tax purposes until there is a payment or sale at a gain. Accordingly, although market discount may have to be included in income currently as it accrues for financial accounting purposes, taxpayers may continue to defer the income for tax purposes. U.S. Holders are urged to consult their own tax advisors concerning the application of the market discount rules to their Claims.

4.                                      Medicare Tax

Certain U.S. Holders that are individuals, estates, or trusts are required to pay an additional 3.8% tax on, among other things, gains from the sale or other disposition of capital assets. U.S. Holders that are individuals, estates, or trusts are urged to consult their tax advisors regarding the effect, if any, of this tax provision on their ownership and disposition of any consideration to be received under the Plan.

5.                                      Limitation on Use of Capital Losses

A U.S. Holder of an Allowed Claim who recognizes capital losses as a result of the distributions under the Plan will be subject to limits on their use of capital losses. For a non-corporate U.S. Holder, capital losses may be used to offset any capital gains (without regard to holding periods) plus ordinary income to the extent of the lesser of (a) $3,000 ($1,500 for married individuals filing separate returns) or (b) the excess of the capital losses over the capital gains. A non-corporate U.S. Holder may carry over unused capital losses and apply them to capital gains and a portion of their ordinary income for an unlimited number of years. For corporate U.S. Holders, losses from the sale or exchange of capital assets may only be used to offset capital gains. A corporate U.S. Holder who has more capital losses than can be used in a tax year may be allowed to carry over the excess capital losses for use in succeeding tax years. Corporate U.S. Holders may only carry over unused capital losses for the five years following the capital loss year, but are allowed to carry back unused capital losses to the three years preceding the capital loss year.

6.                                      U.S. Federal Income Tax Consequences to U.S. Holders of Owning and Disposing of New Common Equity Other Than the Newco Partnership Equity

(a)                                 Dividends on New Common Equity Other Than the Newco Partnership Equity

Any distributions made on account of the New Common Equity other than the Newco Partnership Equity will constitute dividends for U.S. federal income tax purposes to the extent of the current or accumulated earnings and profits of the issuer of such New Common Equity as determined under U.S. federal income tax principles. “Qualified dividend income” received by an individual U.S. Holder is subject to preferential tax rates. To the extent that a U.S. Holder receives distributions that exceed such current and accumulated earnings and profits, such distributions will be treated first as a non-taxable return of capital reducing the U.S. Holder’s basis in its shares of the New Common Equity.  Any such distributions in excess of the U.S. Holder’s basis in its shares (determined on a share-by-share basis) generally will be treated as capital gain.

Subject to applicable limitations, distributions treated as dividends paid to U.S. Holders that are corporations generally will be eligible for the dividends-received deduction so long as there are sufficient earnings and profits. However, the dividends-received deduction is only available if certain holding period requirements are satisfied.  The length of time that a shareholder has held its stock is reduced for any period during which the shareholder’s risk of loss with respect to the stock is diminished by reason of the existence of certain options, contracts to sell, short sales, or similar transactions.  In addition, to the extent that a corporation incurs indebtedness that is directly attributable to an investment in the stock on which the dividend is paid, all or a portion of the dividends received deduction may be disallowed.

(b)                                 Sale, Redemption, or Repurchase of New Common Equity Other Than the Newco Partnership Equity

Unless a non-recognition provision applies, U.S. Holders generally will recognize capital gain or loss upon the sale, redemption, or other taxable disposition of the New Common Equity other than the Newco Partnership Equity.  Such capital gain will be long-term capital gain if at the time of the sale, exchange, retirement, or other taxable disposition, the U.S. Holder has held the New Common Equity for more than one year. Long-term capital gains of an individual taxpayer generally are taxed at preferential rates. The deductibility of capital losses is subject to certain limitations as described above.

7.                                      Ownership, Exercise, and Disposition of New Warrants

A U.S. Holder that elects to exercise the New Warrants will be treated as purchasing, in exchange for its New Warrants and the amount of Cash funded by the U.S. Holder to exercise the New Warrants, the New Common Equity it is entitled to purchase pursuant to the New Warrants.  Such a purchase will generally be treated as the exercise of an option under general tax principles, and as such a U.S. Holder should not recognize income, gain or loss for U.S. federal income tax purposes when it exercises the New Warrants.  A U.S. Holder’s aggregate tax basis in the New Common Equity will equal the sum of (a) the amount of Cash paid by the U.S. Holder to exercise its New Warrants plus (b) such U.S. Holder’s tax basis in its New Warrants immediately before the New Warrants are exercised.  A U.S. Holder’s holding period in the New Common Equity will begin on the day after the exercise date of the New Warrants.

Under section 305 of the Tax Code, certain transactions that have the effect of increasing the proportionate interest of a shareholder or warrant holder (treating warrants as stock for this purpose) in the corporation’s assets are treated as creating deemed distributions to such shareholder or warrant holder in respect of such “stock” interest.  Any deemed distribution will be taxed and reported to the IRS in the same manner as an actual distribution on stock and thus could potentially be taxable as a dividend (in whole or in part), despite the absence of any actual payment of cash (or property) to the U.S. Holder in connection with such distribution.

A U.S. Holder that elects not to exercise the New Warrants and instead allows the New Warrants to lapse may be entitled to claim a capital loss upon expiration of the New Warrants in an amount equal to the amount of tax basis allocated to the New Warrants, subject to any limitations on such U.S. Holder’s ability to utilize capital losses. Such U.S. Holders are urged to consult with their own tax advisors as to the tax consequences of either electing to exercise or electing not to exercise the New Warrants.

In the event that a U.S. Holder sells its New Warrants in a taxable transaction, the U.S. Holder will recognize gain or loss upon such sale in an amount equal to the difference between the amount realized upon such sale and the U.S. Holder’s tax basis in the New Warrants.  Such gain or loss will be treated as gain or loss from the sale or exchange of property which has the same character as the New Common Equity to which the New Warrants relate would have had in the hands of the U.S. Holder if such stock had been acquired by the U.S. Holder upon exercise. If such sale gives rise to capital gain or loss to the U.S. Holder, such gain or loss will be long-term or short-term in character based upon the length of time such U.S. Holder has held its New Warrants.

8.                                      U.S. Federal Income Tax Consequences to Eligible Electing Holders of Owning and Disposing of Newco Partnership Equity

Newco Partnership will be taxable as a partnership for U.S. federal income tax purposes. As such, items of income, gain, loss, and deduction of Newco Partnership will be allocated to U.S. Holders of the Newco Partnership Equity as provided in the New Organizational Documents. Each item generally will have the same character as if the U.S. Holder had realized the item directly. U.S. Holders will be required to report these items regardless of the extent to which, or whether, they receive cash distributions from Newco Partnership for such taxable year, and thus may incur income tax liabilities in excess of any cash distributions from Newco Partnership.

A U.S. Holder is allowed to deduct its allocable share of Newco Partnership’s losses (if any) only to the extent of such U.S. Holder’s adjusted tax basis (discussed below) in the Newco Partnership Equity at the end of the taxable year in which the losses occur. In addition, various other limitations in the Tax Code may significantly limit a U.S. Holder’s ability to deduct its allocable share of deductions and losses of Newco Partnership against other income.

Newco Partnership will provide each U.S. Holder with the necessary information to report its allocable share of Newco Partnership’s tax items for U.S. federal income tax purposes. However, no assurance can be given that Newco Partnership will be able to provide such information prior to the initial due date of the U.S. Holder’s U.S. federal income tax return and U.S. Holders may therefore be required to apply to the IRS for an extension of time to file their tax returns.

Newco Partnership will determine how items will be reported on Newco Partnership’s U.S. federal income tax returns in accordance with the New Organizational Documents, and all U.S. Holders of Newco Partnership Equity will be required under the Tax Code to treat the items consistently on their own returns, unless they file a statement with the IRS disclosing the inconsistency. In the event that Newco Partnership’s income tax returns are audited by the IRS, the tax treatment of Newco Partnership’s income, gain, loss, and deductions generally will be determined at the Newco Partnership level in a single proceeding, rather than in individual audits of U.S. Holders of Newco Partnership Equity. Newco Partnership’s “partnership representative” will have considerable authority under the Tax Code and the New Organizational Documents to make decisions affecting the tax treatment and procedural rights of the U.S. Holders of Newco Partnership Equity.

A U.S. Holder of Newco Partnership Equity generally will not recognize gain or loss on the receipt of a distribution of cash or property from Newco Partnership (provided that such U.S. Holder is not treated as exchanging such U.S. Holder’s share of Newco Partnership’s “unrealized receivables” and/or certain “inventory items” (as those terms are defined in the Tax Code, and together, “ordinary income items”) for other partnership property).  A U.S. Holder, however, will recognize gain on the receipt of a distribution of cash and, in some cases, marketable securities, from Newco Partnership (including any constructive distribution of money resulting from a reduction of the U.S. Holder’s share of Newco Partnership’s indebtedness) to the extent such distribution or the fair market value of such marketable securities distributed exceeds such U.S. Holder’s adjusted tax basis in the Newco Partnership Equity. Such distribution would be treated as gain from the sale or exchange of the Newco Partnership Equity, which is described below.

A U.S. Holder’s adjusted tax basis in the Newco Partnership Equity generally will be equal to such U.S. Holder’s initial tax basis, increased by the sum of (a) any additional capital contribution such U.S. Holder makes to Newco Partnership; (b) the U.S. Holder’s allocable share of the income of Newco Partnership; and (c) increases in the U.S. Holder’s allocable share of Newco Partnership’s indebtedness, and reduced, but not below zero, by the sum of (a) the U.S. Holder’s allocable share of Newco Partnership’s losses, and (b) the amount of money or the adjusted tax basis of property distributed to such U.S. Holder, including constructive distributions of cash resulting from reductions in such U.S. Holder’s allocable share of Newco Partnership’s indebtedness.

A sale of all or part of the Newco Partnership Equity will result in the recognition of gain or loss in an amount equal to the difference between the amount of the sales proceeds or distribution (including any constructive distribution) and such U.S. Holder’s adjusted tax basis for the Newco Partnership Equity disposed of.  Any gain or loss recognized with respect to such a sale generally will be treated as capital gain or loss, and will be long-term capital gain or loss if the Newco Partnership Equity has been held for more than one year, except to the extent (a) that the proceeds of the sale are attributable to a U.S. Holder’s allocable share of certain of Newco Partnership’s ordinary income items and such proceeds exceed the U.S. Holder’s adjusted tax basis attributable to such ordinary income items and (b) of previously allowed bad debt or ordinary loss deductions. A U.S. Holder’s ability to deduct any loss recognized on the sale of the Newco Partnership Equity will depend on the U.S. Holder’s own circumstances and may be restricted under the Tax Code.

As discussed above, U.S. Holders that elect to receive Newco Partnership Equity will also receive Corporation Voting Stock.  Such U.S. Holder shall have the right to exchange the Newco Partnership Equity and Corporation Voting Stock for Newco Corporation Stock. Such exchange is expected to be treated as a taxable sale of the Newco Partnership Equity and Corporation Voting Stock for the Newco Corporation Stock received in the exchange.

D.                                    Certain U.S. Federal Income Tax Consequences to Non-U.S. Holders of Certain Claims Entitled to Vote

The following discussion assumes that the Debtors will undertake the Restructuring Transactions currently contemplated by the Plan and includes only certain U.S. federal income tax consequences of the Plan to Non-U.S. Holders.  This discussion does not include any non-U.S. tax considerations.  The rules governing the U.S. federal income tax consequences to Non-U.S. Holders are complex.  Each Non-U.S. Holder is urged to consult its own tax advisor regarding the U.S. federal, state, local, non-U.S., and non-income tax consequences of the consummation of the Plan to such Non-U.S. Holder and the ownership and disposition of the New Common Equity and New Warrants.

1.                                      Gain Recognition

Any gain realized by a Non-U.S. Holder on the exchange of its Claim generally will not be subject to U.S. federal income taxation unless (a) the Non-U.S. Holder is an individual who was present in the United States for 183 days or more during the taxable year in which the Restructuring Transactions occur and certain other conditions are met or (b) such gain is effectively connected with the conduct by such Non-U.S. Holder of a trade or business in the United States (and, if an income tax treaty applies, such gain is attributable to a permanent establishment maintained by such Non-U.S. Holder in the United States).

If the first exception applies, the Non-U.S. Holder generally will be subject to U.S. federal income tax at a rate of 30 percent (or at a reduced rate or exemption from tax under an applicable income tax treaty) on the amount by which such Non-U.S. Holder’s capital gains allocable to U.S. sources exceed capital losses allocable to U.S. sources during the taxable year of the exchange.  If the second exception applies, the Non-U.S. Holder generally will be subject to U.S. federal income tax with respect to any gain realized on the exchange if such gain is effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the United States in the same manner as a U.S. Holder (except that the Medicare tax would generally not apply).  In order to claim an exemption from withholding tax, such Non-U.S. Holder will be required to provide a properly executed IRS Form W-8ECI (or such successor form as the IRS designates).  In addition, if such a Non-U.S. Holder is a corporation, it may be subject to a branch profits tax equal to 30 percent (or such lower rate provided by an applicable treaty) of its effectively connected earnings and profits for the taxable year, subject to certain adjustments.

2.                                      Accrued but Untaxed Interest

Payments made to a Non-U.S. Holder under the Plan that are attributable to accrued but untaxed interest generally will not be subject to U.S. federal income or withholding tax, provided that (a) such Non U.S. Holder is not a bank that has made an extension of credit pursuant to a loan agreement entered into in the ordinary course of its trade or business, (b) such Non-U.S. Holder does not actually or constructively own 10 percent or more of the total combined voting power of all classes of the stock of the Debtors, and (c) the withholding agent has received or receives, prior to payment, appropriate documentation (generally, IRS Form W-8BEN or W-8BEN-E, as applicable) establishing that the Non-U.S. Holder is not a U.S. person, unless such interest is effectively connected with the conduct by the Non-U.S. Holder of a trade or business within the United States (in which case, provided the Non-U.S. Holder provides a properly executed IRS Form  W-8ECI (or successor form) to the withholding agent, the Non-U.S. Holder (x)

generally will not be subject to withholding tax, but (y) will be subject to U.S. federal income tax in the same manner as a U.S. Holder (unless an applicable income tax treaty provides otherwise), and a Non-U.S. Holder that is a corporation for U.S. federal income tax purposes may also be subject to a branch profits tax with respect to such Non-U.S. Holder’s effectively connected earnings and profits that are attributable to the accrued but untaxed interest at a rate of 30 percent (or at a reduced rate or exemption from tax under an applicable income tax treaty)).

A Non-U.S. Holder that does not qualify for the exemption from withholding tax described in the preceding paragraph with respect to accrued but untaxed interest that is not effectively connected income generally will be subject to withholding of U.S. federal income tax at a 30 percent rate (or at a reduced rate or exemption from tax under an applicable income tax treaty) on payments that are attributable to accrued but untaxed interest.  For purposes of providing a properly executed IRS Form W-8BEN or W-8BEN-E, as applicable, special procedures are provided under applicable Treasury Regulations for payments through qualified foreign intermediaries or certain financial institutions that hold customers’ securities in the ordinary course of their trade or business.

3.                                      U.S. Federal Income Tax Consequences to Non-U.S. Holders of Owning and Disposing of New Common Equity and New Warrants

(a)                                 Dividends on New Common Equity Other Than the Newco Partnership Equity

Any distributions made with respect to New Common Equity other than the Newco Partnership Equity will constitute dividends for U.S. federal income tax purposes to the extent of the current or accumulated earnings and profits of the issuer of the New Common Equity, as determined under U.S. federal income tax principles.  Except as described below, dividends paid with respect to New Common Equity held by a Non-U.S. Holder that are not effectively connected with a Non-U.S. Holder’s conduct of a U.S. trade or business (or, if an income tax treaty applies, are not attributable to a permanent establishment maintained by such Non-U.S. Holder in the United States) will be subject to U.S. federal withholding tax at a rate of 30 percent (or at a reduced rate or exemption from tax under an applicable income tax treaty). A Non-U.S. Holder generally will be required to satisfy certain IRS certification requirements in order to claim a reduction of or exemption from withholding under a tax treaty by filing IRS Form W-8BEN or W-8BEN-E, as applicable (or such successor form as the IRS designates), upon which the Non-U.S. Holder certifies, under penalties of perjury, its status as a non-U.S. person and its entitlement to the lower treaty rate or exemption from tax with respect to such payments. Dividends paid with respect to New Common Equity held by a Non-U.S. Holder that are effectively connected with a Non-U.S. Holder’s conduct of a U.S. trade or business (and, if an income tax treaty applies, are attributable to a permanent establishment maintained by such Non-U.S. Holder in the United States) generally will be subject to U.S. federal income tax in the same manner as a U.S. Holder, and a Non-U.S. Holder that is a corporation for U.S. federal income tax purposes may also be subject to a branch profits tax with respect to such Non-U.S. Holder’s effectively connected earnings and profits that are attributable to the dividends at a rate of 30 percent (or at a reduced rate or exemption from tax under an applicable income tax treaty).

(b)                                 Sale, Redemption, or Repurchase of New Common Equity Other Than the Newco Partnership Equity

A Non-U.S. Holder generally will not be subject to U.S. federal income tax with respect to any gain realized on the sale or other taxable disposition (including a cash redemption) of New Common Equity unless: (1) such Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of disposition or who is subject to special rules applicable to former citizens and residents of the United States; (2) such gain is effectively connected with such Non-U.S. Holder’s conduct of a U.S.

trade or business (and, if an income tax treaty applies, such gain is attributable to a permanent establishment maintained by such Non-U.S. Holder in the United States); or (3) the issuer of such New Common Equity is or has been during a specified testing period a “U.S. real property holding corporation” (a “USRPHC”) under the FIRPTA rules (as defined and discussed below).

If the first exception applies, the Non-U.S. Holder generally will be subject to U.S. federal income tax at a rate of 30 percent (or at a reduced rate or exemption from tax under an applicable income tax treaty) on the amount by which such Non-U.S. Holder’s capital gains allocable to U.S. sources exceed capital losses allocable to U.S. sources during the taxable year of disposition of New Common Equity. If the second exception applies, the Non-U.S. Holder generally will be subject to U.S. federal income tax with respect to such gain in the same manner as a U.S. Holder, and a Non-U.S. Holder that is a corporation for U.S. federal income tax purposes may also be subject to a branch profits tax with respect to earnings and profits effectively connected with a U.S. trade or business that are attributable to such gains at a rate of 30 percent (or at a reduced rate or exemption from tax under an applicable income tax treaty).  The FIRPTA rules are discussed in greater detail below.

(c)                                  Ownership, Exercise, and Disposition of the New Warrants

A Non-U.S. Holder that elects to exercise the New Warrants will be treated as purchasing, in exchange for its New Warrants and the amount of Cash funded by the Non-U.S. Holder to exercise the New Warrants, the New Common Equity it is entitled to purchase pursuant to the New Warrants.  Such a purchase will generally be treated as the exercise of an option under general tax principles, and as such a Non-U.S. Holder (to the extent such Non-U.S. Holder is subject to U.S. federal income tax, as described above) should not recognize income, gain or loss for U.S. federal income tax purposes when it exercises the New Warrants.  A Non-U.S. Holder’s aggregate tax basis in the New Common Equity will equal the sum of (1) the amount of Cash paid by the Non-U.S. Holder to exercise its New Warrants plus (2) such Non-U.S. Holder’s tax basis in its New Warrants immediately before the New Warrants are exercised.

Any deemed distribution under section 305 of the Tax Code (as discussed above), will be taxed and reported to the IRS in the same manner as an actual distribution on stock and will be subject to the rules described above with respect to such Non-U.S. Holder.

In the event that a Non-U.S. Holder sells its New Warrants in a taxable transaction, the Non-U.S. Holder generally will not be subject to U.S. federal income tax with respect to any gain realized on the sale or other taxable disposition except in the same circumstances as described above under “Sale, Redemption, or Repurchase of New Common Equity Other Than the Newco Partnership Equity.” If a Non-U.S. Holder is subject to U.S. federal income tax, any such gain or loss will be treated as gain or loss from the sale or exchange of property which has the same character as the New Common Equity to which the New Warrants relate would have had in the hands of the Non-U.S. Holder if such stock had been acquired by the Non-U.S. Holder upon exercise. If such sale gives rise to capital gain or loss to the Non-U.S. Holder, such gain or loss will be long-term or short-term in character based upon the length of time such Non-U.S. Holder has held its New Warrants.

Under Treasury Regulations issued pursuant to section 871(m) of the Tax Code, withholding at a rate of 30 percent (subject to certain treaty considerations) would apply to certain “dividend equivalent” payments made or deemed made to Non-U.S. Holders in respect of financial instruments that reference U.S. stocks.  The Treasury Regulations promulgated under section 871(m) do not apply to a payment to the extent that the payment is already treated as a deemed dividend under the rules described above, and therefore generally would not apply in respect of adjustments to the conversion rate of the New Warrants.  However, because the section 871(m) rules are complex, it is possible that they will apply in certain circumstances in which the deemed dividend rules described below do not apply, in which case the section

871(m) rules might require withholding at a different time or amount than the deemed dividend.  Importantly, in Notice 2018-72, the IRS extended certain transition relief that makes section 871(m) of the Tax Code inapplicable to instruments that are not so-called “delta one” instruments.  The Debtors will make a determination regarding the applicability of section 871(m) of the Tax Code to the New Warrants prior to the Effective Date.

(d)                                 Ownership of Newco Partnership Equity

With certain limited exceptions, a Non-U.S. Holder generally cannot be an Eligible Electing Holder.  Non-U.S. Holders should consult with their own tax advisors to determine whether they are an Eligible Electing Holder and to determine the tax consequences of owning the New Partnership Equity.

4.                                      FIRPTA

Under the Foreign Investment in Real Property Tax Act (“FIRPTA”), gain on the disposition of certain investments in U.S. real property is subject to U.S. federal income tax in the hands of Non-U.S. Holders and treated as income effectively connected with a U.S. trade or business (“ECI”) that is subject to U.S. federal net income tax even if a Non-U.S. Holder is not otherwise engaged in a U.S. trade or business.  Different rules apply with respect to Newco Partnership Equity, on the one hand, and the New Warrants and New Common Equity (other than Newco Partnership Equity), on the other hand.

With respect to New Warrants and New Common Equity (other than Newco Partnership Equity), rules with respect to U.S. real property holding corporations (“USRPHCs”) may apply.  In general, a corporation is a USRPHC if the fair market value of the corporation’s U.S. real property interests (as defined in the Tax Code and applicable Treasury Regulations) equals or exceeds 50% of the aggregate fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business (applying certain look-through rules to evaluate the assets of subsidiaries) at any time within the shorter of the 5-year period ending on the effective time of the applicable disposition or the period of time the Non-U.S. Holder held such interest.  Although the Debtors have not performed an analysis to definitively determine whether the issuer of New Warrants and New Common Equity (other than Newco Partnership Equity) will constitute a USRPHC, companies that are engaged in the Debtors’ line of business typically, if not always, constitute USRPHCs and, as such, it is highly likely that the issuer of New Warrants and New Common Equity (other than Newco Partnership Equity) will be a USRPHC. Taxable gain from the disposition of an interest in a USRPHC (generally equal to the difference between the amount realized and such Non-U.S. Holder’s adjusted tax basis in such interest) will constitute ECI.  Further, the buyer of the New Warrants or New Common Equity (other than the Newco Partnership Equity) may be required to withhold a tax equal to 15% of the amount realized on the sale. The amount of any such withholding would be allowed as a credit against the Non-U.S. Holder’s U.S. federal income tax liability and may entitle the Non-U.S. Holder to a refund, provided that the Non-U.S. Holder properly and timely files a tax return with the IRS. However, in the event the New Warrants and New Common Equity (other than the Newco Partnership Equity) are “regularly traded on an established securities market” within the meaning of FIRPTA, the withholding obligation described above would not apply, even if a Non-U.S. Holder is subject to the substantive FIRPTA tax.

Under the FIRPTA rules, if the stock of a USRPHC is regularly traded on an established securities market, a person that holds 5% or less of such stock will not be subject to substantive FIRPTA taxation or FIRPTA withholding upon a disposition of its shares, and FIRPTA withholding upon dispositions will generally be inapplicable other than in the case of certain distributions and redemptions by the issuer.  Whether and when the New Common Equity will be considered regularly traded on an established securities market will depend, in part, on whether a market develops in such equity, and cannot currently be determined.  With respect to the New Warrants, even if the New Warrants are not traded on an established securities market, the exclusion for persons with less than 5% of the New Common Equity extends to Non-U.S. Holders of New Warrants so long as the Non-U.S. Holder’s New Warrants were not, on a fair market value basis, worth more than 5% of the New Common Equity on the date the Non-U.S. Holder acquired such New Warrants.

The FIRPTA provisions will also not apply if, at the time of a disposition, the corporation does not directly or indirectly hold any USRPIs and it had directly or indirectly disposed of all of the USRPIs it directly or indirectly owned in one or more fully taxable transactions.

With respect to the Newco Partnership Equity, the Debtors anticipate that all or substantially all of the assets of Newco Partnership and its subsidiaries will constitute USRPIs.  In addition, recent legislation provides that a Non-U.S. Holder’s gain with respect to a sale of equity in an entity taxed as a partnership that is engaged in a U.S. trade or business will be treated as ECI to the extent it relates to the underlying U.S. trade or business.  As such, a disposition of assets by Newco Partnership and its subsidiaries generally will subject a Non-U.S. Holder of Newco Partnership Equity to taxation as if the ECI rules discussed above applied (even if Newco Partnership and its subsidiaries were not otherwise determined to be engaged in a U.S. trade or business), and certain withholding requirements would also apply. Additionally, the disposition of Newco Partnership Equity would be treated as a disposition of a proportionate share of such USRPIs for purposes of substantive FIRPTA taxation as well as withholding requirements and, even if the FIRPTA rules did not apply, any such gain would be subject to U.S. income tax under the ECI rule noted above.

5.                                      FATCA

Under legislation commonly referred to as the Foreign Account Tax Compliance Act (“FATCA”), foreign financial institutions and certain other foreign entities must report certain information with respect to their U.S. account holders and investors or be subject to withholding at a rate of 30% on the receipt of “withholdable payments.”  For this purpose, “withholdable payments” are generally U.S. source payments of fixed or determinable, annual or periodical income, and, subject to the paragraph immediately below, also include gross proceeds from the sale of any property of a type which can produce U.S. source interest or dividends.  FATCA withholding will apply even if the applicable payment would not otherwise be subject to U.S. federal nonresident withholding.

FATCA withholding rules were previously scheduled to take effect on January 1, 2019, that would have applied to payments of gross proceeds from the sale or other disposition of property of a type that can produce U.S. source interest or dividends. However, such withholding has effectively been suspended under proposed Treasury Regulations that may be relied on until final regulations become effective. Nonetheless, there can be no assurance that a similar rule will not go into effect in the future. Each Non-U.S. Holder should consult its own tax advisor regarding the possible impact of FATCA withholding rules on such Non-U.S. Holder.

6.                                      Information Reporting and Back-Up Withholding

The Debtors and applicable withholding agents will withhold all amounts required by law to be withheld from payments of interest and dividends, whether in connection with distributions under the Plan or in connection with payments made on account of consideration received pursuant to the Plan, and will comply with all applicable information reporting requirements.  The IRS may make the information returns reporting such interest and dividends and withholding available to the tax authorities in the country in which a Non-U.S. Holder is resident. In general, information reporting requirements may apply to distributions or payments under the Plan.  Additionally, under the backup withholding rules, a Holder may be subject to backup withholding (currently at a rate of 24%) with respect to distributions or payments made pursuant to the Plan unless that Holder: (a) comes within certain exempt categories (which generally include corporations) and, when required, demonstrates that fact; or (b) timely provides a correct taxpayer identification number and certifies under penalty of perjury that the taxpayer identification number is correct and that the Holder is not subject to backup withholding (generally in the  form of a properly executed IRS Form W-9 for a U.S. Holder, and, for a Non-U.S. Holder, in the form of a properly executed applicable IRS Form W-8 (or otherwise establishes such Non-U.S. Holder’s eligibility for an exemption).  Backup withholding is not an additional tax but is, instead, an advance payment that may be refunded to the extent it results in an overpayment of tax; provided that the required information is timely provided to the IRS.

In addition, from an information reporting perspective, Treasury Regulations generally require disclosure by a taxpayer on its U.S. federal income tax return of certain types of transactions in which the taxpayer participated, including, among other types of transactions, certain transactions that result in the taxpayer’s claiming a loss in excess of specified thresholds.  Holders subject to the Plan are urged to consult their tax advisors regarding these regulations and whether the transactions contemplated by the Plan would be subject to these regulations and require disclosure on the Holders’ tax returns.

THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN ARE COMPLEX.  THE FOREGOING SUMMARY DOES NOT DISCUSS ALL ASPECTS OF U.S. FEDERAL INCOME TAXATION THAT MAY BE RELEVANT TO A PARTICULAR HOLDER IN LIGHT OF SUCH HOLDER’S CIRCUMSTANCES AND INCOME TAX SITUATION.  ALL HOLDERS SHOULD CONSULT WITH THEIR TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES TO THEM OF THE TRANSACTIONS CONTEMPLATED BY THE PLAN, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL, OR FOREIGN TAX LAWS, AND OF ANY CHANGE IN APPLICABLE TAX LAWS.

XII.                         RECOMMENDATION

In the opinion of the Debtors, the Plan is preferable to all other available alternatives and provides for a larger distribution to the Debtors’ creditors than would otherwise result in any other scenario.  Accordingly, the Debtors recommend that holders of Claims entitled to vote on the Plan vote to accept the Plan and support Confirmation of the Plan.

Dated: April 3, 2019	JONES ENERGY, Inc.
on behalf of itself and all other Debtors

/s/ Carl F. Giesler, Jr.
Carl F. Giesler, Jr.
Chief Executive Officer
Jones Energy, Inc.

Exhibit A

Plan of Reorganization

Exhibit B

Restructuring Support Agreement

Exhibit C

Corporate Organization Chart

Exhibit D

Liquidation Analysis

Liquidation Analysis

THE DEBTORS MAKE NO REPRESENTATIONS OR WARRANTIES REGARDING THE ACCURACY OF THE ESTIMATES AND ASSUMPTIONS CONTAINED HEREIN, OR A TRUSTEE’S ABILITY TO ACHIEVE FORECASTED RESULTS. IF CHAPTER 11 CASES ARE CONVERTED TO A CHAPTER 7 LIQUIDATION, ACTUAL RESULTS COULD VARY MATERIALLY FROM THE ESTIMATES AND PROJECTIONS SET FORTH IN THIS LIQUIDATION ANALYSIS.

1)             Introduction

Jones Energy, Inc. and its subsidiaries that are Debtors in these proceedings (collectively, the “Debtors”) with the assistance of their restructuring, legal, and financial advisors, have prepared this hypothetical liquidation analysis (this “Liquidation Analysis”) in connection with the Plan (as amended from time to time) and Disclosure Statement. The analysis permits parties in interest to evaluate whether the Plan satisfies the requirements of section 1129(a)(7) of the Bankruptcy Code, also referred to as the “best interests of creditors” test. The test requires that each holder of an impaired allowed claim or interest must either:

i)                                         accept the Plan; or

ii)                                      receive or retain value, as of the Effective Date, that is not less than the amount that such Person would receive if the Debtors were liquidated under chapter 7 of the Bankruptcy Code.

To substantiate these findings, the Bankruptcy Court must:

i)                                         estimate the cash proceeds (the “Liquidation Proceeds”) a chapter 7 trustee (the “Trustee”) would generate if each Debtor’s chapter 11 case was converted to a chapter 7 case on the Effective Date and the assets of such Debtor’s estate were liquidated;

ii)                                      determine the distribution (the “Liquidation Distribution”) each holder of a Claim or Interest would receive from the Liquidation Proceeds under the priority scheme dictated in chapter 7; and

iii)                                   compare each holder’s Liquidation Distribution to the distribution under the Plan (“Plan Distribution”) if it were confirmed and consummated.

Accordingly, asset values discussed herein may be different than amounts referred to in the Plan.

2)             Process and Assumption Overview

The Liquidation Analysis was prepared by legal entity and assumes that the Debtors would be liquidated in a jointly administered but nonconsolidated basis. The analysis has been prepared assuming that the Debtors’ chapter 11 cases are converted to chapter 7 cases on or about June 30, 2019 (the “Conversion Date”). The Debtors have assumed that the liquidation would occur over an approximately three-month time period in order sell substantially all of the Debtors’ assets, monetize and collect receivables and other assets on the pro forma balance sheet, and administer and wind-down the estates. Except as otherwise noted herein, the Liquidation Analysis is based upon the Debtors’ audited pro forma, consolidated balance sheets as of February 28, 2019, which values are assumed to be representative of the Debtors’ assets and liabilities. As of April 15, 2019, unless otherwise noted. Any projected balance sheet amounts presented in this Liquidation Analysis are intended to be a proxy for actual balances on the Liquidation Date (the “Liquidation Balances”). In addition, this Liquidation Analysis incorporates certain adjustments to account for the effects of the chapter 7 liquidation process, including post-conversion operating cash flow, costs of winding down the Debtors’ estates, employee related costs, professional and trustee fees.

It is assumed that, on the Conversion Date, the Bankruptcy Court would appoint a chapter 7 trustee who would sell the assets of the bankruptcy estate (the “Estate”) and distribute the cash proceeds, net of liquidation related costs, to creditors in accordance with relevant bankruptcy law. To maximize recovery in an expedited process the Trustee’s initial step would be to develop a liquidation plan to generate proceeds from the sale of the Debtors’ assets for distribution to creditors. It is assumed the appointed chapter 7 trustee will retain lawyers and other necessary advisors to assist in the liquidation.

This analysis assumes three months following a conversion to chapter 7 to allow for a reasonable amount of time to consummate a sale of the producing assets. Assets are marketed on an accelerated timeline with all asset sales contemplated to occur within the three-month wind-down period. Asset values in the liquidation process are assumed to be driven by, among other things:

•                  the accelerated time frame in which the assets are marketed and sold;

•                  the potential loss of key personnel;

•                  forward commodity price curves;

•                  negative partner and vendor reaction; and

•                  the general forced nature of the sale

The cessation of business in a liquidation is likely to trigger certain claims that otherwise would not exist under a Plan absent a liquidation. Examples of these kinds of claims include various potential employee claims (such as potential severance or WARN Act claims), new bonding or letters of credit for plugging and abandonment (“P&A”) liabilities, executory contracts, litigation, and unexpired lease rejection damages in addition to other potential claims. Claims can be material and can receive administrative or priority payment status. Priority claims would be paid in full from the Liquidation Proceeds before the balance would be made available to general unsecured claims.

No recovery or related litigation costs have been attributed to any potential avoidance actions under the Bankruptcy Code, including potential preferences or fraudulent transfer actions due to, among other issues, the cost of such litigation, the uncertainty of the outcome and anticipated disputes regarding these matters. Additionally, this analysis does not include estimates for tax consequences, both Federal and state, that may be triggered upon the liquidation and sale of assets; tax consequences could be material.

3)             Distribution of Net Proceeds to Claimants

Any available net proceeds would be allocated to Holders of Claims in strict priority in accordance with section 726 of the Bankruptcy Code:

•                  Liquidation Adjustments - includes estimated fees paid to the U.S. Trustee and Clerk of the Bankruptcy Court, wind-down costs and certain Professional/Broker Fees;

•                  Superpriority and Structurally Senior Claims - includes estimated claims from counterparties that are able to assert liens on corresponding assets, including certain trade vendors as well as taxing authorities;

•                  Secured Claims - includes estimated Claims arising under the Debtors’ first lien secured credit facilities;

•                  Unsecured Administrative Claims - includes estimated Chapter 11 non-lien vendor claims, including Claims for post-petition accounts payable, post-petition accrued expenses, taxes, and

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employee obligations, Claims arising under section 503(b)(9) of the Bankruptcy Code, and certain Unsecured Claims entitled to priority under section 507 of the Bankruptcy Code;

•                  General Unsecured Claims - includes estimated deficiency claims arising from the Debtor’s unsecured funded debt, Chapter 11 prepetition trade Claims, and numerous other types of prepetition liabilities.  Chapter 11 administrative deficiency claims are assumed to be asserted at each Debtor borrower and guarantor entity and are pari passu with General Unsecured Claims;

•                  Interests - includes estimated Equity Interests in the Debtors.

Under the absolute priority rule, no junior creditor would receive any distributions until all senior creditors are paid in full, and no equity holder would receive any distribution until all creditors are paid in full. The assumed distributions to creditors as reflected in the Liquidation Analysis are estimated in accordance with the absolute priority rule.

4)             Conclusion

The determination of hypothetical proceeds from this liquidation is a highly uncertain process involving the extensive use of estimates and assumptions, which, while considered reasonable by the Debtors and the Debtors’ advisors, are inherently subject to significant business, economic, and competitive uncertainties and contingencies beyond the control of the Debtors.

This analysis was prepared before the deadline for filing Claims against the Debtors’ estates, and so the Debtors have not had an opportunity to fully evaluate potential Claims against the Debtors or to adjudicate such Claims before the Bankruptcy Court. Accordingly, the amount of the final Allowed Claims against the Debtors’ estates may differ from the Claim amounts used in this Liquidation Analysis. Additionally, asset values discussed herein may be different than amounts referred to in the Plan, which presumes the reorganization of the Debtors’ assets and liabilities under chapter 11 of the Bankruptcy Code. The estimated liquidation recoveries and proceeds waterfall are presented herein as a summary of each individual debtor with their estimated recoveries.

The Debtors determined, as summarized in the table below, upon the Effective Date, the Plan will provide all creditors and equity holders with a recovery (if any) that is not less than what they would otherwise receive pursuant to a liquidation of the Debtors under chapter 7 of the Bankruptcy Code, and thus believe the Plan satisfies the requirement of 1129(a)(7) of the Bankruptcy Code.

SUMMARY OF EXPECTED MIDPOINT RECOVERIES - USD $000’s

Class	Claim/Equity Interest	Projected Claims	Plan Recovery	Projected Liquidation Recovery
1	Other Secured Claims	$—	100.0%	100.0%
2	Other Priority Claims	$—	100.0%	100.0%
3	Hedge Claims / RBL Claims	N/A	100.0%	100.0%
4	First Lien Notes Claims	$529,828	62.5%	40.3%
5	Unsecured Notes Claims	$582,125	4.3%	2.0%
6	General Unsecured Claims against Debtors other than JEI	$—	100.0%	0.0%
7	General Unsecured Claims against JEI	$52,000	0.0%	0.0%
8	Intercompany Claims	N/A	0.0%	0.0%
9	Existing Preferred Equity Interests	$65,706	0.0%	0.0%
10	Existing Common Equity Interests	N/A	0.0%	0.0%
11	Intercompany Interests	N/A	100.0%	N/A

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The following table summarizes the Liquidation Analysis for the Aggregated Debtor Entities. The Liquidation Analysis should be reviewed with the accompanying “Specific Notes to the Liquidation Analysis” set forth on the following pages. Standalone Debtor Entity Liquidation Analyses can be found subsequent to the Specific Notes herein.

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AGGREGATED DEBTOR MIDPOINT LIQUIDATION ANALYSIS , LLC Proforma Balance Sheet Midpoint Recovery - % Notes Midpoint Recovery - $ Gross Liquidation Proceeds: Ca s h And Ca s h Equi va l ents Accounts Recei va bl e, Net Other Current As s ets Oi l And Ga s Properti es , Net Other Property, Pl a nt And Equi pment, Net Commodi ty Deri va ti ve As s ets Other Long-Term As s ets Total Gross Liquidation Proceeds Chapter 7 Liquidation Adjustments: [A] [B] [C] [D] [E] [F] [G] Avoi da nce Acti ons Proceeds Wi nd Down Cos ts Cha pter 7 Trus tee Fees Cha pter 7 Profes s i ona l a nd Broker Fees Total Chapter 7 Liquidation Adjustments [H] [I ] [J] [K] Net Estimated Proceeds from Liquidation Available for Distribution Midpoint Claims - $ Midpoint Recovery - % Midpoint Recovery - $ Superpriority and Structurally Senior Claims: Superpri ori ty Profes s i ona l Ca rveout Cl a i ms [L] Other Secured Cl a i ms [M] Total Superpriority and Structurally Senior Claims $ 8,535 53,450 100.0% 100.0% $ 8,535 53,450 $ - $ 8,535 $ - $ - $ - $ - $ - $ - $ - $ - $ - - 4,904 - - 18,436 30,110 - - - - - $ 61,985 100.0% $ 61,985 $ - $ 13,439 $ - $ - $ 18,436 $ 30,110 $ - $ - $ - $ - $ - Remaining Distributable Value after Superpriority Claims $ - $ - $ - $ - $ - $ - $ - $ - $ - $ - $ - $ - Secured Claims: Other Pri ori ty Cl a i ms / RBL & Hedge Cl a i ms [N] 9.250% 1s t Li en Notes Due 2023 Cl a i ms [0] 9.250% 1s t Li en Notes Due 2023 - Ma kewhol e Cl a i ms [0] Total Secured Claims: $ - - 474,281 38.6% - - $ - 183,141 - $ - $ - $ - $ - $ - $ - $ - $ - $ - $ - $ - 1,397 822 30,973 - 58,703 91,246 - - - - - - - - - - - - - - - - $ 474,281 38.6% $ 183,141 $ 1,397 $ 822 $ 30,973 $ - $ 58,703 $ 91,246 $ - $ - $ - $ - $ - Remaining Distributable Value after Secured Claims $ - $ - $ - $ - $ - $ - $ - $ - $ - $ - $ - $ - Unsecured Chapter 11 Administrative Claims: Total Unsecured Chapter 11 Administrative Claims [P] $ 1,360 100.0% $ 1,360 $ - $ 31 $ - $ - $ 823 $ 506 $ - $ - $ - $ - $ - Remaining Distributable Value after Unsecured Administrative Claims $ 19,985 $ - $ 186 $ 3 $ - $ 13,022 $ 6,773 $ - $ - $ - $ - $ - Unsecured Claims: 9.250% 1s t Li en Notes Due 2023 Defi ci ency Cl a i ms [0] 6.75% Notes Due 2022 [Q] 9.25% Notes Due 2023 [Q] 6.75% Notes Due 2022 (Co. Hel d) [Q] TRA Li a bi l i ty [R] Genera l Uns ecured Cl a i ms [R] Total Unsecured Claims $ 291,141 2.8% 424,031 2.0% 158,094 2.0% 21,077 - 52,000 - - - $ 8,026 8,407 3,134 - - - $ - $ 82 $ 1 $ - $ 5,312 $ 2,631 $ - $ - $ - $ - $ - - 73 1 - 5,420 2,912 - - - - - - 27 0 - 2,021 1,086 - - - - - - 4 0 - 269 145 - - - - - - - - - - - - - - - - - - - - - - - - - - - $ 946,342 2.1% $ 19,567 $ - $ 186 $ 3 $ - $ 13,022 $ 6,773 $ - $ - $ - $ - $ - Remaining Distributable Value after Unsecured Claims $ - $ - $ - $ - $ - $ - $ - $ - $ - $ - $ - $ - Intercompany Claims / Equity Interests: 8.00% Seri es A Perpetua l Converti bl e Preferred Stock [S] JEH Mi rror Preferred Uni ts [S] Jones Energy, Inc. Interes ts [T] Total Intercompany Claims / Equity Interests Total Claims / Total Distributions $ 32,853 - 32,853 - - - $ - - - $ - $ - $ - $ - $ - $ - $ - $ - $ - $ - $ - - - - - - - - - - - - - - - - - - - - - - - $ 65,706 - $ - $ - $ - $ - $ - $ - $ - $ - $ - $ - $ - $ - $ 1,549,675 17.2% $ 266,053 $ 1,397 $ 14,478 $ 30,976 $ - $ 90,985 $ 128,635 $ - $ - $ - $ - $ - Claims & Recoveries: Memo: Net Estimated Proceeds Allocable to: Superpri ori ty a nd Structura l l y Seni or Cl a i ms Secured Cl a i ms Unencumbered Property Net Estimated Proceeds from Liquidation Available for Distribution $ 61,985 183,141 20,927 $ - $ 13,439 $ - $ - $ 18,436 $ 30,110 $ - $ - $ - $ - $ - 1,397 822 30,973 - 58,703 91,246 - - - - - - 218 3 - 13,845 7,279 - - - - - $ 266,053 $ 1,397 $ 14,478 $ 30,976 $ - $ 90,985 $ 128,635 $ - $ - $ - $ - $ - $ 22,750 20,016 5,630 296,058 1,639 - 21,084 100.0% 99.8% 55.0% 82.8% 55.0% - 0.0% $ 22,750 19,969 3,096 245,125 901 - 4 $ 1,397 $ 13,851 $ 7,463 $ - $ - $ 39 $ - $ - $ - $ - $ - - - 19,881 - 7 81 - - - - - - 218 2,879 - - - - - - - - - - - - 101,601 143,523 - - - - - - - 901 - - - - - - - - - - - - - - - - - - - - 419 3 - - - - - - - - $ 367,176 79.5% $ 291,845 $ 1,397 $ 14,487 $ 31,127 $ - $ 101,609 $ 143,643 $ - $ - $ - $ - $ - $ - (15,827) (3,737) (6,228) $ - $ - $ - $ - $ - $ - $ - $ - $ - $ - $ - - - - - (6,560) (9,267) - - - - - - (3) (57) - (1,524) (2,153) - - - - - - (5) (95) - (2,540) (3,588) - - - - - $ (25,792) $ - $ (9) $ (151) $ - $ (10,624) $ (15,008) $ - $ - $ - $ - $ - $ 266,053 $ 1,397 $ 14,478 $ 30,976 $ - $ 90,985 $ 128,635 $ - $ - $ - $ - $ - Jones Energy - USD $000s Aggrega ted Debtor Enti ti es Jones Energy, Inc. Jones Energy Hol di ngs , LLC Jones Energy, LLC JRJ Opco, LLC Nos el y SCOOP, LLC Nos l ey As s ets , LLC Jones Energy Fi na nce Corp Nos l ey Acqui s i ti on, LLC Nos el y Mi ds trea m, LLC CCPR Sub LLC Jones Energy Intermedi a te Liquidation Proceeds:

SPECIFIC NOTES TO THE LIQUIDATION ANALSIS

Liquidation Proceeds

Gross Liquidation Proceeds

A.                                    Cash & Cash Equivalents: Entity cash is a pro-forma cash estimate as of June 30, 2019. All projected cash and equivalents on hand are considered to be 100% recoverable.

B.                                    Accounts Receivable, Net: Includes proceeds from oil and gas production, along with other receivables related to joint interest billing partners, netting, and miscellaneous receivables. Accounts receivable is primarily comprised of oil and gas production receipts which is expected to have a relatively high overall recovery.

The recovery percentage will differ among the different categories of accounts receivable. The two categories include:

•                  A/R — Production — Production amounts are assumed to be highly collectible based on counterparty credit quality and payment history. Receipts are related to sale of produced oil, natural gas, and natural gas liquids, typically due within 30 days of receipt. Outstanding receipts are assumed recoverable at 100%.

•                  A/R — Other — Other A/R includes joint interest billings, third party netting, and miscellaneous receivables which have an expected recovery range of 75% to 85%.

C.                                    Other Current Assets — includes prepaid, deposit, cash call, and inventory amounts with an assumed recovery rate of 50 — 60% of net book value.

•                  Prepaid Assets: Prepaid assets primarily include prepayments made on account of insurance, lease deposit, utility deposits, prepaid service providers, IT maintenance, service, taxes, and license fees.

•                  A/R Cash Calls: Cash call A/R are amounts requested by the Debtor to non-operating partners requesting payment for anticipated future capital and operating expenditures.

•                  Inventory: Inventory mainly consists of automation equipment installed onsite in addition to production equipment: including tubes, pumps, valves, tanks, etc.

D.                                    Oil & Gas Properties, Net: The Liquidation Analysis assumes that the Trustee sells or otherwise monetizes the reserves and associated equipment owned by the Debtors, in logical regional or geological packages, or on a piecemeal basis, with sales to buyers during a three-month period. The estimated values realized for such assets reflect, among other things, the following factors:

•                  long-term supply and demand fundamentals for oil and natural gas;

•                  projected oil and natural gas prices;

•                  production and operating performance for each asset;

•                  operating and maintenance costs for each asset; and

•                  capital and environmental expenditure requirements.

The liquidation value for the Debtors’ reserves is based on a range of discount factors on PDP reserves valued as of June 30, 2019. The Debtors’ estimated PDP reserve values as of June 30, 2019 were based on a roll-forward of both the Debtors’ internal reserve report and the reserve report prepared by Cawley, Gillespie & Associates, Inc. (“CGA”) as of December 31, 2018.

PDP reserves are viewed as having higher realizable values than other proved reserves—proved developed not producing (“PDNP”) and proved undeveloped reserves (“PUD”). While PDNP, PUD, possible, and probable reserves along with unevaluated properties are valuable assets and represent a portion of the Debtors’ going concern value, the Liquidation Analysis assumes these assets will provide no recovery in a chapter 7 liquidation. This is often due to the higher risk of converting these reserves to proved producing reserves, the reliance on the unique geological and technical knowledge of the seller, and material amounts of capital that a buyer would need to fund to convert to producing reserves. Therefore, in a liquidation, it is assumed buyers would not ascribe value to these reserve categories.

In the context of a liquidation, due to the appointment of a Trustee and the Debtors’ assumed insufficient liquidity and access to capital to maintain, develop, or expand production and future reserves, sale values of oil and gas assets will be depressed and would likely result in a valuation discount relative to “fair value.” The Liquidation Analysis assumes an estimated range of gross liquidation proceeds from oil and gas property between approximately $229 million to $267 million, comprised of:

•                  Approximately $96 million to $110 million from the Debtor’s Merge assets;

•                  Approximately $133 million to $158 million from the Debtor’s Western Anadarko Basin (WAB) assets.

A detailed mortgage lien review was performed to asses the value associate with encumbered and unencumbered oil and gas property. For the purposes of this Liquidation Analysis, the pro-forma percentage of encumbered and unencumbered assets was used to establish the liquidation proceed allocation to the secured versus unsecured oil and gas recoveries, respectively.

In total, the Liquidation Analysis assumes an overall recovery range between 77% and 90% on the book value of the Debtors’ oil and gas properties.

E.                                     Other Property, Plant and Equipment, Net: Other Property, Plant and Equipment (Other PP&E) represents buildings, vehicles, furniture, fixtures, corporate and production equipment. Liquidated assets have been depreciated according to accounting policies by the Debtors, and in a liquidation would be expected to be sold at a further discount. As a result, Other PP&E assets are assumed to have a recovery in the range of 50-60% net book value.

F.                                      Commodity Derivatives: At the Conversion Date derivative asset value is estimated to be zero. The derivative value is expected to be offset against outstanding RBL obligations. Additionally, any of the Debtors post-petition hedging arrangements are assumed to have no value.

G.                                    Other Long-Term Assets: includes minority interest in Monarch, security deposits, and proceeds resulting from Jones Energy Holdings, LLC’s “JEH’s” aggregated recovery on repurchased, but unretired Unsecured 6.75% Notes Due 2022.  These proceeds are assumed to be distributed to JEH’s claimants. All other intercompany receivables and payables subordinated to Debtor Interests. Given the illiquid nature of other Long-Term Assets, recoveries are estimated to be between 50 — 60% of net book value.

Chapter 7 Liquidation Adjustments

H.                                   Avoidance Actions Proceeds: This Liquidation Analysis assumes no recoveries on potential avoidance actions.

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I.                                        Wind Down Costs: The total Wind Down Costs are estimated to be approximately $15.8 million, which includes personnel and overhead costs. For those employees that are retained during the liquidation process, the analysis includes estimated salary, retention, and severance expense.

J.                                        Chapter 7 Trustee Fees: This would be limited to the fee guidelines in Section 326(a) of the Bankruptcy code. The Debtors assumed that trustee fees are 1.5% of entity gross liquidation proceeds excluding cash and accounts receivable.

K.                                    Chapter 7 Professional and Broker Fees: This includes the estimated cost for advisors, attorneys and other professionals retained by the Chapter 7 trustee. In the Liquidation Analysis, Chapter 7 professional fees are estimated to be $3 million — $4 million. These fees are applied on a pro-rata basis across debtor entities based on the estimated Liquidation Proceeds available to each estate. However, this amount can fluctuate based on length and complexity of wind-down process and could be substantially greater than the amounts assumed herein.

Claims & Recoveries

Superpriority and Structurally Senior Claims

L.                                     Superpriority Professional Carve-Out Claims

•                  The Cash Collateral Orders grants superpriority status to Chapter 11 Allowed Professional Fees incurred prior to notice of conversion to a Chapter 7 liquidation for each professional retained by the court pursuant to sections 327, 328, or 363 of the Bankruptcy Code. The Liquidation Analysis assumes $8.5 million in Superpriority Carve-Out Claims at the Liquidation Date and that the Liquidation Proceeds would be sufficient to satisfy 100% of the Superpriority Carveout Claims.

M.                                 Other Secured Claims (Class 1)

•                  As of the Liquidation Date Claims and/or rights of recoupment under JOAs consist of:

•                  The Debtors’ postpetition accrued and unpaid third-party vendor payables related to lease operating expenses, capital expenditures, and certain general and administrative expenses (for which it is assumed working interest owners have funded to Jones for outstanding JIB receivables as of the Liquidation Date, as discussed in Section B. above);

•                  The remaining portion of the Debtor’s post-petition joint interest billings payables to operators in excess of production revenues owed to the Debtor’s from these parties; and

•                  Any recoupment claims asserted against the Debtor’s under joint interest billing payables.

•                  The claims are asserted at the asset owning entities Nosley Scoop, LLC and Nosley Assets, LLC.

•                  These amounts above are net of any offsets or recoupments owed by and among the Debtors, and other non-debtor and third-party operators. Total Class 1 claim amounts of $53.5 million assumed to receive a 100% recovery.

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Secured Claims

N.                                    Other Priority Claims / RBL & Hedge Claims (Class 2 and Class 3)

•                  The Debtor’s assume all Priority Claims will be satisfied before the Conversion Date. As such, the Liquidation Analysis assumes there will be no Priority Tax Claims or Class 2 Claims as of the Liquidation Date.

•                  All existing hedge obligations assumed to be closed out prior to a Chapter 11 Filing and therefore, there will be no Hedge / RBL Claims or Class 3 Claims as of the Liquidation Date.

O.                                    First Lien Notes Claims (Class 4)

•                  The Liquidation Analysis assumes that the First Lien Notes Claims are $470.8 million as of the Petition Date. Furthermore, in the Liquidation Analysis assumes $55.6 million in make-whole claims asserted under the Low Recovery scenario.  Based on these assumptions, implied Liquidation Proceeds to Class 4 claimants would range from $176.7 million to $211.8 million which represents 33% and 45% recovery of the amount of the total 1L Notes Claims.

•                  To the extent there is excess proceeds available after satisfying the Superpriority Professional Carve-Out Claims and Other Secured Claims, all liquidated assets are assumed to be the First Lien’s collateral, consistent with the First Lien Note Indenture, except for: (1) any trucks, service vehicles, automobiles, rolling stock, boats, vessels or other registered mobile equipment or equipment covered by certificates of title or ownership of the Issuers or any Guarantor; (2) any real property (other than any Oil and Gas Properties) under $5M from the scope of the definition of Collateral; and (3) unmortgaged properties as detailed in footnote “D. Oil & Gas Properties, Net”.

Unsecured Chapter 11 Administrative Claims

P.                                      Unsecured Chapter 11 Administrative Claims

•                  Claims consist of post-petition Chapter 11 unsecured trade vendor claims that are unable to assert statutory liens against the collateral.

Q.                                    Unsecured Notes Claims (Class 5)(1)

•                  The Liquidation Analysis assumes approximately $603 million of Note claims. This includes estimated claim amounts of $424.0 million for the 6.75% Senior Notes due 2022, $158.1 million for 9.25% Senior Notes due 2023, and $21.1 million of the Company Held 6.75% Notes Due 2022 that have been retired. The estimated claim amounts reflect principal at par value and unpaid interest as of the Petition Date. Based on these assumptions, implied Liquidation Proceeds to Class 5 claimants would range from $10.1 million to $12.7 million which represents 1.7% and 2.2% recovery of the amount of the total Unsecured Notes Claims.

Unsecured Claims

R.                                    General Unsecured Claims (Class 6 and Class 7)

•                  Against Debtors other than JEI (Class 6)

(1)  The Debtor’s $21 million in owned unretired unsecured notes, comprised of accrued principle and interest as of the Petition Date, is assumed to be redistributed to Jones Energy Holdings, LLC claimants.

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•                  All existing General Unsecured Claims assumed to be paid prior to a Chapter 11 Filing and therefore, the Debtor’s will have no General Unsecured Claims or Class 6 Claims as of the Liquidation Date. Additionally, in an effort to assure conservatism for anticipated asserted claims that are pari passu with Class 6 (such as those asserted in Class 5), the analysis does not assume additional claims resulting from actions related to the wind down, such as contract rejection claims.

•                  Against JEI (Class 7)

•                  The Liquidation Analysis assumes there are no claims at JEI besides the Tax Receivable Agreement “TRA” and no recovery for claimants at JEI. The inclusion of the TRA claim amount is not a concession by the Debtors or any other party that the TRA claim is allowable under applicable bankruptcy or nonbankruptcy law, or as to the amount of such claim. The value of TRA claim is illustrative and based on the company’s audited books and records as of December 31, 2018 as reported in the company’s 10-K filed February 27, 2019.

Intercompany Claims / Equity Interests

S.                                      Existing Preferred Equity Interests (Class 9)

•                  Class 9 Claims consist of Series A 8% Perpetual Convertible Preferred Stock asserted by preferred unitholders.  The pro forma amount of such purported Class 9 claims as of the Liquidation Date is estimated to be $65.7 million. The Liquidation Analysis assumes that there would be no recovery for alleged Class 9 Claims.

T.                                     Intercompany Claims / Jones Energy, Inc. Interests (Class 8 and Class 10)

•                  Class 8 Intercompany Claims are encumbered under the 1L indenture agreement.  In an effort to assure conservatism, in this analysis Class 8 claims are presumed to be subordinated to other General Unsecured Claims.  Therefore, the Liquidation Analysis assumes that there would be no recovery for Class 8 Claims.

•                  Class 10 Claims consist of Claims by common unitholders of Jones Energy, Inc. The Liquidation Analysis assumes that there would be no recovery on account of the Holders of Class 10 Common Equity Interests as of the Liquidation Date.

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STANDALONE DEBTOR ENTITY LIQUIDATION ANALYSIS Jones Energy, Inc. - USD $000s Liquidation Proceeds: Proforma Balance Sheet Estimated Recovery - % Estimated Liquidation Value Notes 6/30/2019 Adjustments Proforma Low Mid High Low Mid High Gross Liquidation Proceeds: Ca s h And Ca s h Equi va l ents Accounts Recei va bl e, Net Other Current As s ets Oi l And Ga s Properti es , Net Other Property, Pl a nt And Equi pment, Net Commodi ty Deri va ti ve As s ets Other Long-Term As s ets Total Gross Liquidation Proceeds Chapter 7 Liquidation Adjustments: [A] [B] [C] [D] [E] [F] [G] $ 1,397 $ - 1,698 - - - - $ - (1,698) - - - 1,397 - - - - - 100.0% - 50.0% - 50.0% 50.0% 100.0% - 55.0% - 55.0% 55.0% 100.0% - 60.0% - 60.0% 60.0% $ 1,397 $ - - - - - 1,397 $ - - - - - 1,397 - - - - - - - - - - - - - - $ 3,096 $ (1,698) $ 1,397 25.0% 45.1% 100.0% $ 1,397 $ 1,397 $ 1,397 Avoi da nce Acti ons Proceeds Wi nd Down Cos ts Cha pter 7 Trus tee Fees Cha pter 7 Profes s i ona l a nd Broker Fees Total Chapter 7 Liquidation Adjustments Net Estimated Proceeds from Liqudation Available for Distribution [H] [I] [J] [K] $ - $ - - - $ - - - - - 1.5% 2.5% - - - $-$- $-$1,397 $1,397 $1,397 Claims & Recoveries: $ 1,397 $ 1,397 $ 1,397 Total Estimated Claim Total Recovery - % Total Recovery - $ Notes Low Mid High Low Mid High Low Mid High Superpriority and Structurally Senior Claims: Superpri ori ty Profes s i ona l Fee Cl a i ms Other Secured Cl a i ms Total Superpriority and Structurally Senior Claims [L] [M] $ - $ - $ - - - - $ - $ - $ - - - - - - - - - - $ - $ - $ - - - - $ - $ - $ - Secured Claims: Other Pri ori ty Cl a i ms / RBL & Hedge Cl a i ms 9.250% 1s t Li en Notes Due 2023 Cl a i ms 9.250% 1s t Li en Notes Due 2023 - Ma kewhol e Cl a i ms Total Secured Claims [N] [O] [O] $ - $ 474,281 - $ 474,281 - 474,281 - 0.3% - 0.3% - 0.3% $ - $ 1,251 - $ 1,397 - 1,397 55,547 - - 0.3% - - 147 - - $ 529,828 $ 474,281 $ 474,281 0.3% 0.3% 0.3% $1,397 $1,397 $1,397 Unsecured Administrative Claims: Cha pter 11 Admi ni s tra ti ve Cl a i ms Total Unsecured Administrative Claims [P] $ - $ - $ - - - - $ - $ - $ - $ - $ - $ - - - - $ - $ - $ - Unsecured Claims: 9.250% 1s t Li en Notes Due 2023 Defi ci ency Cl a i ms 6.75% Notes Due 2022 9.25% Notes Due 2023 TRA Li a bi l i ty Genera l Uns ecured Cl a i ms 6.75% Notes Due 2022 (Co. hel d) Total Unsecured Claims [O] [Q] [Q] [R] [R] [Q] $ 473,030 424,031 158,094 52,000 - $ 472,884 424,031 158,094 52,000 - $ 472,884 424,031 158,094 52,000 - - - - - - - - - - - - - - - - $ - $ - - - - - $ - - - - - - - - - 21,077 21,077 21,077 - - - - - - $ 1,181,832 $ 1,126,285 $ 1,126,285 - - - $ - $ - $ - Intercompany Claims / Equity Interests: 8.00% Seri es A Perpetua l Converti bl e Preferred Stock JEH Mi rror Preferred Uni ts Jones Energy, Inc. Interes ts Total Intercompany Claims / Equity Interests [S] [S] [T] $ 32,525 $ 32,525 $ 32,525 - - - - - - $ - $ - - $ - - - - - - - - - - - - - - - $ - $ - $ - - - - $ - $ - $ - Total Claims / Total Distributions $ 1,711,660 $ 1,600,566 $ 1,600,566 0.1% 0.1% 0.1% $ 1,397 $ 1,397 $ 1,397 11 Remaining Distributable Value after Unsecured Claims$-$- $-Remaining Distributable Value after Unsecured Adminstrative Claims$-$- $-Remaining Distributable Value after Secured Claims$-$- $-Remaining Distributable Value after Superpriority Claims$-$- $-Memo: Net Estimated Proceeds Allocable to: Superpri ori ty a nd Structura l l y Seni or Cl a i ms Secured Cl a i ms Unencumbuered Property Net Estimated Proceeds from Liquidation Available for Distribution $-$- $-1,3971,3971,397 ---$1,397 $1,397 $1,397

STANDALONE DEBTOR ENTITY LIQUIDATION ANALYSIS Jones Energy Holdings, LLC - USD $000s Liquidation Proceeds: Proforma Balance Sheet Estimated Recovery - % Estimated Liquidation Value Notes 6/30/2019 Adjustments Proforma Low Mid High Low Mid High Gross Liquidation Proceeds: Ca s h And Ca s h Equi va l ents Accounts Recei va bl e, Net Other Current As s ets Oi l And Ga s Properti es , Net Other Property, Pl a nt And Equi pment, Net Commodi ty Deri va ti ve As s ets Other Long-Term As s ets Total Gross Liquidation Proceeds Chapter 7 Liquidation Adjustments [A] [B] [C] [D] [E] [F] [G] $ 13,851 $ - 396 - - - - $ - - - - - 13,851 - 396 - - - 100.0% - 50.0% - 50.0% 50.0% 100.0% - 55.0% - 55.0% 55.0% 100.0% - 60.0% - 60.0% 60.0% $ 13,851 $ - 198 - - - 13,851 $ - 218 - - - 13,851 - 237 - - - 21,078 - 21,078 - 2.0% 2.2% 368 419 461 $ 35,325 $ - $ 35,325 22.7% 41.0% 41.2% $ 14,417 $ 14,487 $ 14,549 Avoi da nce Acti ons Proceeds Wi nd Down Cos ts Cha pter 7 Trus tee Fees Cha pter 7 Profes s i ona l a nd Broker Fees Total Chapter 7 Liquidation Adjustments Net Estimated Proceeds from Liqudation Available for Distribution [H] [I] [J] [K] $ - $ - (3) - $ - (3) - - (4) 1.5% 2.5% (5) (5) (6) $(8) $(9) $(10) $ 14,409 $ 14,478 $ 14,540 Claims & Recoveries: $ 14,409 $ 14,478 $ 14,540 Total Estimated Claim Total Recovery - % Total Recovery - $ Notes Low Mid High Low Mid High Low Mid High Superpriority and Structurally Senior Claims: Superpri ori ty Profes s i ona l Fee Cl a i ms Other Secured Cl a i ms Total Superpriority and Structurally Senior Claims [L] [M] $8,535 $8,535 $8,535 100.0% 100.0% 100.0% $8,535 $8,535 $8,535 4,904 4,904 4,904 100.0% 100.0% 100.0% 4,904 4,904 4,904 $ 13,439 $ 13,439 $ 13,439 100.0% 100.0% 100.0% $ 13,439 $ 13,439 $ 13,439 Secured Claims: Other Pri ori ty Cl a i ms / RBL & Hedge Cl a i ms 9.250% 1s t Li en Notes Due 2023 Cl a i ms 9.250% 1s t Li en Notes Due 2023 - Ma kewhol e Cl a i ms Total Secured Claims [N] [O] [O] $ - $ 474,281 - $ 474,281 - 474,281 - 0.1% - 0.2% - 0.2% $ - $ 691 - $ 822 - 863 55,547 - - 0.1% - - 81 - - $ 529,828 $ 474,281 $ 474,281 0.1% 0.2% 0.2% $ 772 $ 822 $ 863 Unsecured Administrative Claims: Cha pter 11 Admi ni s tra ti ve Cl a i ms Total Unsecured Administrative Claims [P] $ 31 $ 31 $ 31 100.0% 100.0% 100.0% $ 31 $ 31 $ 31 $ 31 $ 31 $ 31 100.0% 100.0% 100.0% $ 31 $ 31 $ 31 Unsecured Claims: 9.250% 1s t Li en Notes Due 2023 Defi ci ency Cl a i ms 6.75% Notes Due 2022 9.25% Notes Due 2023 TRA Li a bi l i ty Genera l Uns ecured Cl a i ms 6.75% Notes Due 2022 (Co. hel d) Total Unsecured Claims [O] [Q] [Q] [R] [R] [Q] $ 473,590 424,031 158,094 - - $ 473,459 424,031 158,094 - - $ 473,418 424,031 158,094 - - 0.0% 0.0% 0.0% - - 0.0% 0.0% 0.0% - - 0.0% 0.0% 0.0% - - $ 70 $ 62 23 - - 82 $ 73 27 - - 91 81 30 - - 21,077 21,077 21,077 0.0% 0.0% 0.0% 3 4 4 $ 1,132,258 $ 1,076,661 $ 1,076,619 0.0% 0.0% 0.0% $ 167 $ 186 $ 206 Intercompany Claims / Equity Interests: 8.00% Seri es A Perpetua l Converti bl e Preferred Stock JEH Mi rror Preferred Uni ts Jones Energy, Inc. Interes ts Total Intercompany Claims / Equity Interests [S] [S] [T] $-$- $-- - - - - - $ - $ - - $ - - - 32,853 32,853 32,853 - - - - - - - - - $ - $ - $ - - - - $ - $ - $ - Total Claims / Total Distributions $ 1,675,556 $ 1,564,412 $ 1,564,370 0.9% 0.9% 0.9% $ 14,409 $ 14,478 $ 14,540 12 Remaining Distributable Value after Unsecured Claims$-$- $-Remaining Distributable Value after Unsecured Adminstrative Claims$167 $186 $206 Remaining Distributable Value after Secured Claims$-$- $-Remaining Distributable Value after Superpriority Claims$-$- $-Memo: Net Estimated Proceeds Allocable to: Superpri ori ty a nd Structura l l y Seni or Cl a i ms Secured Cl a i ms Unencumbuered Property Net Estimated Proceeds from Liquidation Available for Distribution $ 13,439 $ 13,439 $ 13,439 772822863 198218237 $ 14,409 $ 14,478 $ 14,540

STANDALONE DEBTOR ENTITY LIQUIDATION ANALYSIS Jones Energy, LLC - USD $000s Liquidation Proceeds: Proforma Balance Sheet Estimated Recovery - % Estimated Liquidation Value Notes 6/30/2019 Adjustments Proforma Low Mid High Low Mid High Gross Liquidation Proceeds: Ca s h And Ca s h Equi va l ents Accounts Recei va bl e, Net Other Current As s ets Oi l And Ga s Properti es , Net Other Property, Pl a nt And Equi pment, Net Commodi ty Deri va ti ve As s ets Other Long-Term As s ets Total Gross Liquidation Proceeds Chapter 7 Liquidation Adjustments [A] [B] [C] [D] [E] [F] [G] $ 7,463 30,863 5,236 451 1,639 - $ - $ (10,957) (2) - - - 7,463 19,906 5,234 451 1,639 - 100.0% 99.8% 50.0% - 50.0% 50.0% 100.0% 99.9% 55.0% - 55.0% 55.0% 100.0% 99.9% 60.0% - 60.0% 60.0% $ 7,463 19,875 2,617 - 819 - $ 7,463 19,881 2,879 - 901 - $ 7,463 19,887 3,141 - 983 - 5 - 5 - 55.0% 60.0% 3 3 3 $ 45,657 $ (10,959) $ 34,698 35.8% 68.2% 90.7% $ 30,777 $ 31,127 $ 31,477 Avoi da nce Acti ons Proceeds Wi nd Down Cos ts Cha pter 7 Trus tee Fees Cha pter 7 Profes s i ona l a nd Broker Fees Total Chapter 7 Liquidation Adjustments Net Estimated Proceeds from Liqudation Available for Distribution [H] [I] [J] [K] $ - $ - (52) - $ - (57) - - (62) 1.5% 2.5% (86) (95) (103) $(138) $(151) $(165) $ 30,639 $ 30,976 $ 31,312 Claims & Recoveries: $ 30,639 $ 30,976 $ 31,312 Total Estimated Claim Total Recovery - % Total Recovery - $ Notes Low Mid High Low Mid High Low Mid High Superpriority and Structurally Senior Claims: Superpri ori ty Profes s i ona l Fee Cl a i ms Other Secured Cl a i ms Total Superpriority and Structurally Senior Claims [L] [M] $ - $ - $ - - - - $ - $ - $ - - - - - - - - - - $ - $ - $ - - - - $ - $ - $ - Secured Claims: Other Pri ori ty Cl a i ms / RBL & Hedge Cl a i ms 9.250% 1s t Li en Notes Due 2023 Cl a i ms 9.250% 1s t Li en Notes Due 2023 - Ma kewhol e Cl a i ms Total Secured Claims [N] [O] [O] $ - $ 474,281 - $ 474,281 - 474,281 - 5.8% - 6.5% - 6.6% $ - $ 27,424 - $ 30,973 - 31,309 55,547 - - 5.8% - - 3,212 - - $ 529,828 $ 474,281 $ 474,281 5.8% 6.5% 6.6% $ 30,636 $ 30,973 $ 31,309 Unsecured Administrative Claims: Cha pter 11 Admi ni s tra ti ve Cl a i ms Total Unsecured Administrative Claims [P] $ - $ - $ - - - - $ - $ - $ - $ - $ - $ - - - - $ - $ - $ - Unsecured Claims: 9.250% 1s t Li en Notes Due 2023 Defi ci ency Cl a i ms 6.75% Notes Due 2022 9.25% Notes Due 2023 TRA Li a bi l i ty Genera l Uns ecured Cl a i ms 6.75% Notes Due 2022 (Co. hel d) Total Unsecured Claims [O] [Q] [Q] [R] [R] [Q] $ 446,857 424,031 158,094 - - $ 443,309 424,031 158,094 - - $ 442,972 424,031 158,094 - - 0.0% 0.0% 0.0% - - 0.0% 0.0% 0.0% - - 0.0% 0.0% 0.0% - - $ 1 1 0 - - $ 1 1 0 - - $ 1 1 0 - - 21,077 21,077 21,077 0.0% 0.0% 0.0% 0 0 0 $ 1,102,393 $ 1,046,510 $ 1,046,174 0.0% 0.0% 0.0% $ 3 $ 3 $ 3 Intercompany Claims / Equity Interests: 8.00% Seri es A Perpetua l Converti bl e Preferred Stock JEH Mi rror Preferred Uni ts Jones Energy, Inc. Interes ts Total Intercompany Claims / Equity Interests [S] [S] [T] $ - $ - - $ - - - - - - - - - $ - $ - - $ - - - - - - - - - - - - $ - $ - $ - - - - $ - $ - $ - Total Claims / Total Distributions $ 1,632,221 $ 1,520,791 $ 1,520,455 1.9% 2.0% 2.1% $ 30,639 $ 30,976 $ 31,312 13 Remaining Distributable Value after Unsecured Claims$-$- $-Remaining Distributable Value after Unsecured Adminstrative Claims$3 $3 $3 Remaining Distributable Value after Secured Claims$-$- $-Remaining Distributable Value after Superpriority Claims$-$- $-Memo: Net Estimated Proceeds Allocable to: Superpri ori ty a nd Structura l l y Seni or Cl a i ms Secured Cl a i ms Unencumbuered Property Net Estimated Proceeds from Liquidation Available for Distribution $-$- $-30,63630,97331,309 333 $ 30,639 $ 30,976 $ 31,312

STANDALONE DEBTOR ENTITY LIQUIDATION ANALYSIS JRJ Opco, LLC - USD $000s Liquidation Proceeds: Proforma Balance Sheet Estimated Recovery - % Estimated Liquidation Value Notes 6/30/2019 Adjustments Proforma Low Mid High Low Mid High Gross Liquidation Proceeds: Ca s h And Ca s h Equi va l ents Accounts Recei va bl e, Net Other Current As s ets Oi l And Ga s Properti es , Net Other Property, Pl a nt And Equi pment, Net Commodi ty Deri va ti ve As s ets Other Long-Term As s ets Total Gross Liquidation Proceeds Chapter 7 Liquidation Adjustments [A] [B] [C] [D] [E] [F] [G] $ - $ - - - 0 - - $ - - - (0) - - - - - - - 100.0% - 50.0% - 50.0% 50.0% 100.0% - 55.0% - 55.0% 55.0% 100.0% - 60.0% - 60.0% 60.0% $ - $ - - - - - - $ - - - - - - - - - - - - - - - - - - - - $ 0 $ (0) $ - - - - $ - $ - $ - Avoi da nce Acti ons Proceeds Wi nd Down Cos ts Cha pter 7 Trus tee Fees Cha pter 7 Profes s i ona l a nd Broker Fees Total Chapter 7 Liquidation Adjustments Net Estimated Proceeds from Liqudation Available for Distribution [H] [I] [J] [K] $ - $ - - - $ - - - - - 1.5% 2.5% - - - $ - $ - $ - $ - $ - $ - Claims & Recoveries: $ - $ - $ - Total Estimated Claim Total Recovery - % Total Recovery - $ Notes Low Mid High Low Mid High Low Mid High Superpriority and Structurally Senior Claims: Superpri ori ty Profes s i ona l Fee Cl a i ms Other Secured Cl a i ms Total Superpriority and Structurally Senior Claims [L] [M] $ - $ - $ - - - - $ - $ - $ - - - - - - - - - - $ - $ - $ - - - - $ - $ - $ - Secured Claims: Other Pri ori ty Cl a i ms / RBL & Hedge Cl a i ms 9.250% 1s t Li en Notes Due 2023 Cl a i ms 9.250% 1s t Li en Notes Due 2023 - Ma kewhol e Cl a i ms Total Secured Claims [N] [O] [O] $ - $ - - $ - - - - - - - - - $ - $ - - $ - - - - - - - - - - - - $ - $ - $ - - - - $ - $ - $ - Unsecured Administrative Claims: Cha pter 11 Admi ni s tra ti ve Cl a i ms Total Unsecured Administrative Claims [P] $ - $ - $ - - - - $ - $ - $ - $ - $ - $ - - - - $ - $ - $ - Unsecured Claims: 9.250% 1s t Li en Notes Due 2023 Defi ci ency Cl a i ms 6.75% Notes Due 2022 9.25% Notes Due 2023 TRA Li a bi l i ty Genera l Uns ecured Cl a i ms 6.75% Notes Due 2022 (Co. hel d) Total Unsecured Claims [O] [Q] [Q] [R] [R] [Q] $ - $ - - - - - $ - - - - - - - - - - - - - - - - - - - - - - - - $ - $ - - - - - $ - - - - - - - - - - - - - - - - - - $ - $ - $ - - - - $ - $ - $ - Intercompany Claims / Equity Interests: 8.00% Seri es A Perpetua l Converti bl e Preferred Stock JEH Mi rror Preferred Uni ts Jones Energy, Inc. Interes ts Total Intercompany Claims / Equity Interests [S] [S] [T] $ - $ - - $ - - - - - - - - - $ - $ - - $ - - - - - - - - - - - - $ - $ - $ - - - - $ - $ - $ - Total Claims / Total Distributions $ - $ - $ - - - - $ - $ - $ - 14 Remaining Distributable Value after Unsecured Claims$-$- $-Remaining Distributable Value after Unsecured Adminstrative Claims$-$- $-Remaining Distributable Value after Secured Claims$-$- $-Remaining Distributable Value after Superpriority Claims$-$- $-Memo: Net Estimated Proceeds Allocable to: Superpri ori ty a nd Structura l l y Seni or Cl a i ms Secured Cl a i ms Unencumbuered Property Net Estimated Proceeds from Liquidation Available for Distribution $-$- $-------$- $-$-

STANDALONE DEBTOR ENTITY LIQUIDATION ANALYSIS Nosely SCOOP, LLC - USD $000s Liquidation Proceeds: Proforma Balance Sheet Estimated Recovery - % Estimated Liquidation Value Notes 6/30/2019 Adjustments Proforma Low Mid High Low Mid High Gross Liquidation Proceeds: Ca s h And Ca s h Equi va l ents Accounts Recei va bl e, Net Other Current As s ets Oi l And Ga s Properti es , Net Other Property, Pl a nt And Equi pment, Net Commodi ty Deri va ti ve As s ets Other Long-Term As s ets Total Gross Liquidation Proceeds Chapter 7 Liquidation Adjustments [A] [B] [C] [D] [E] [F] [G] $ - $ - - 119,673 - - - $ 9 - - - - - 9 - 119,673 - - 100.0% 75.0% 50.0% 87.1% 50.0% 50.0% 100.0% 80.0% 55.0% 84.9% 55.0% 55.0% 100.0% 85.0% 60.0% 91.5% 60.0% 60.0% $ - $ 7 - 95,729 - - - $ 7 - 101,601 - - - 8 - 109,521 - - - - - - - - - - - $ 119,673 $ 9 $ 119,682 87.1% 84.9% 91.5% $ 95,736 $ 101,609 $ 109,529 Avoi da nce Acti ons Proceeds Wi nd Down Cos ts Cha pter 7 Trus tee Fees Cha pter 7 Profes s i ona l a nd Broker Fees Total Chapter 7 Liquidation Adjustments Net Estimated Proceeds from Liqudation Available for Distribution [H] [I] [J] [K] $ - $ (6,616) (1,436) - $ (6,560) (1,524) - (6,481) (1,643) 1.5% 2.5% (2,393) (2,540) (2,738) $ (10,445) $ (10,624) $ (10,862) $ 85,291 $ 90,985 $ 98,667 Claims & Recoveries: $ 85,291 $ 90,985 $ 98,667 Total Estimated Claim Total Recovery - % Total Recovery - $ Notes Low Mid High Low Mid High Low Mid High Superpriority and Structurally Senior Claims: Superpri ori ty Profes s i ona l Fee Cl a i ms Other Secured Cl a i ms Total Superpriority and Structurally Senior Claims [L] [M] $ - $ - $ - - - - $ - $ - $ - 18,436 18,436 18,436 100.0% 100.0% 100.0% 18,436 18,436 18,436 $ 18,436 $ 18,436 $ 18,436 100.0% 100.0% 100.0% $ 18,436 $ 18,436 $ 18,436 Secured Claims: Other Pri ori ty Cl a i ms / RBL & Hedge Cl a i ms 9.250% 1s t Li en Notes Due 2023 Cl a i ms 9.250% 1s t Li en Notes Due 2023 - Ma kewhol e Cl a i ms Total Secured Claims [N] [O] [O] $ - $ 474,281 - $ 474,281 - 474,281 - 10.2% - 12.4% - 13.8% $ - $ 48,168 - $ 58,703 - 65,306 55,547 - - 10.2% - - 5,641 - - $ 529,828 $ 474,281 $ 474,281 10.2% 12.4% 13.8% $ 53,809 $ 58,703 $ 65,306 Unsecured Administrative Claims: Cha pter 11 Admi ni s tra ti ve Cl a i ms Total Unsecured Administrative Claims [P] $ 823 $ 823 $ 823 100.0% 100.0% 100.0% $ 823 $ 823 $ 823 $ 823 $ 823 $ 823 100.0% 100.0% 100.0% $ 823 $ 823 $ 823 Unsecured Claims: 9.250% 1s t Li en Notes Due 2023 Defi ci ency Cl a i ms 6.75% Notes Due 2022 9.25% Notes Due 2023 TRA Li a bi l i ty Genera l Uns ecured Cl a i ms 6.75% Notes Due 2022 (Co. hel d) Total Unsecured Claims [O] [Q] [Q] [R] [R] [Q] $ 426,113 424,031 158,094 - - $ 415,578 424,031 158,094 - - $ 408,975 424,031 158,094 - - 1.1% 1.1% 1.1% - - 1.3% 1.3% 1.3% - - 1.4% 1.4% 1.4% - - $ 4,826 4,802 1,790 - - $ 5,312 5,420 2,021 - - $ 5,698 5,908 2,203 - - 21,077 21,077 21,077 1.1% 1.3% 1.4% 239 269 294 $ 1,079,220 $ 1,018,780 $ 1,012,177 1.1% 1.3% 1.4% $ 12,222 $ 13,022 $ 14,101 Intercompany Claims / Equity Interests: 8.00% Seri es A Perpetua l Converti bl e Preferred Stock JEH Mi rror Preferred Uni ts Jones Energy, Inc. Interes ts Total Intercompany Claims / Equity Interests [S] [S] [T] $ - $ - - $ - - - - - - - - - $ - $ - - $ - - - - - - - - - - - - $ - $ - $ - - - - $ - $ - $ - Total Claims / Total Distributions $ 1,628,308 $ 1,512,320 $ 1,505,717 5.2% 6.0% 6.6% $ 85,291 $ 90,985 $ 98,667 15 Remaining Distributable Value after Unsecured Claims$-$- $-Remaining Distributable Value after Unsecured Adminstrative Claims$ 12,222 $ 13,022 $ 14,101 Remaining Distributable Value after Secured Claims$-$- $-Remaining Distributable Value after Superpriority Claims$-$- $-Memo: Net Estimated Proceeds Allocable to: Superpri ori ty a nd Structura l l y Seni or Cl a i ms Secured Cl a i ms Unencumbuered Property Net Estimated Proceeds from Liquidation Available for Distribution $ 18,436 $ 18,436 $ 18,436 53,80958,70365,306 13,04513,84514,925 $ 85,291 $ 90,985 $ 98,667

STANDALONE DEBTOR ENTITY LIQUIDATION ANALYSIS Nosely SCOOP, LLC - USD $000s Liquidation Proceeds: Proforma Balance Sheet Estimated Recovery - % Estimated Liquidation Value Notes 6/30/2019 Adjustments Proforma Low Mid High Low Mid High Gross Liquidation Proceeds: Ca s h And Ca s h Equi va l ents Accounts Recei va bl e, Net Other Current As s ets Oi l And Ga s Properti es , Net Other Property, Pl a nt And Equi pment, Net Commodi ty Deri va ti ve As s ets Other Long-Term As s ets Total Gross Liquidation Proceeds Chapter 7 Liquidation Adjustments [A] [B] [C] [D] [E] [F] [G] $ - $ - - 119,673 - - - $ 9 - - - - - 9 - 119,673 - - 100.0% 75.0% 50.0% 87.1% 50.0% 50.0% 100.0% 80.0% 55.0% 84.9% 55.0% 55.0% 100.0% 85.0% 60.0% 91.5% 60.0% 60.0% $ - $ 7 - 95,729 - - - $ 7 - 101,601 - - - 8 - 109,521 - - - - - - - - - - - $ 119,673 $ 9 $ 119,682 87.1% 84.9% 91.5% $ 95,736 $ 101,609 $ 109,529 Avoi da nce Acti ons Proceeds Wi nd Down Cos ts Cha pter 7 Trus tee Fees Cha pter 7 Profes s i ona l a nd Broker Fees Total Chapter 7 Liquidation Adjustments Net Estimated Proceeds from Liqudation Available for Distribution [H] [I] [J] [K] $ - $ (6,616) (1,436) - $ (6,560) (1,524) - (6,481) (1,643) 1.5% 2.5% (2,393) (2,540) (2,738) $ (10,445) $ (10,624) $ (10,862) $ 85,291 $ 90,985 $ 98,667 Claims & Recoveries: $ 85,291 $ 90,985 $ 98,667 Total Estimated Claim Total Recovery - % Total Recovery - $ Notes Low Mid High Low Mid High Low Mid High Superpriority and Structurally Senior Claims: Superpri ori ty Profes s i ona l Fee Cl a i ms Other Secured Cl a i ms Total Superpriority and Structurally Senior Claims [L] [M] $ - $ - $ - - - - $ - $ - $ - 18,436 18,436 18,436 100.0% 100.0% 100.0% 18,436 18,436 18,436 $ 18,436 $ 18,436 $ 18,436 100.0% 100.0% 100.0% $ 18,436 $ 18,436 $ 18,436 Secured Claims: Other Pri ori ty Cl a i ms / RBL & Hedge Cl a i ms 9.250% 1s t Li en Notes Due 2023 Cl a i ms 9.250% 1s t Li en Notes Due 2023 - Ma kewhol e Cl a i ms Total Secured Claims [N] [O] [O] $ - $ 474,281 - $ 474,281 - 474,281 - 10.2% - 12.4% - 13.8% $ - $ 48,168 - $ 58,703 - 65,306 55,547 - - 10.2% - - 5,641 - - $ 529,828 $ 474,281 $ 474,281 10.2% 12.4% 13.8% $ 53,809 $ 58,703 $ 65,306 Unsecured Administrative Claims: Cha pter 11 Admi ni s tra ti ve Cl a i ms Total Unsecured Administrative Claims [P] $ 823 $ 823 $ 823 100.0% 100.0% 100.0% $ 823 $ 823 $ 823 $ 823 $ 823 $ 823 100.0% 100.0% 100.0% $ 823 $ 823 $ 823 Unsecured Claims: 9.250% 1s t Li en Notes Due 2023 Defi ci ency Cl a i ms 6.75% Notes Due 2022 9.25% Notes Due 2023 TRA Li a bi l i ty Genera l Uns ecured Cl a i ms 6.75% Notes Due 2022 (Co. hel d) Total Unsecured Claims [O] [Q] [Q] [R] [R] [Q] $ 426,113 424,031 158,094 - - $ 415,578 424,031 158,094 - - $ 408,975 424,031 158,094 - - 1.1% 1.1% 1.1% - - 1.3% 1.3% 1.3% - - 1.4% 1.4% 1.4% - - $ 4,826 4,802 1,790 - - $ 5,312 5,420 2,021 - - $ 5,698 5,908 2,203 - - 21,077 21,077 21,077 1.1% 1.3% 1.4% 239 269 294 $ 1,079,220 $ 1,018,780 $ 1,012,177 1.1% 1.3% 1.4% $ 12,222 $ 13,022 $ 14,101 Intercompany Claims / Equity Interests: 8.00% Seri es A Perpetua l Converti bl e Preferred Stock JEH Mi rror Preferred Uni ts Jones Energy, Inc. Interes ts Total Intercompany Claims / Equity Interests [S] [S] [T] $ - $ - - $ - - - - - - - - - $ - $ - - $ - - - - - - - - - - - - $ - $ - $ - - - - $ - $ - $ - Total Claims / Total Distributions $ 1,628,308 $ 1,512,320 $ 1,505,717 5.2% 6.0% 6.6% $ 85,291 $ 90,985 $ 98,667 16 Remaining Distributable Value after Unsecured Claims$-$- $-Remaining Distributable Value after Unsecured Adminstrative Claims$ 12,222 $ 13,022 $ 14,101 Remaining Distributable Value after Secured Claims$-$- $-Remaining Distributable Value after Superpriority Claims$-$- $-Memo: Net Estimated Proceeds Allocable to: Superpri ori ty a nd Structura l l y Seni or Cl a i ms Secured Cl a i ms Unencumbuered Property Net Estimated Proceeds from Liquidation Available for Distribution $ 18,436 $ 18,436 $ 18,436 53,80958,70365,306 13,04513,84514,925 $ 85,291 $ 90,985 $ 98,667

STANDALONE DEBTOR ENTITY LIQUIDATION ANALYSIS Nosley Assets, LLC - USD $000s Liquidation Proceeds: Proforma Balance Sheet Estimated Recovery - % Estimated Liquidation Value Notes 6/30/2019 Adjustments Proforma Low Mid High Low Mid High Gross Liquidation Proceeds: Ca s h And Ca s h Equi va l ents Accounts Recei va bl e, Net Other Current As s ets Oi l And Ga s Properti es , Net Other Property, Pl a nt And Equi pment, Net Commodi ty Deri va ti ve As s ets Other Long-Term As s ets Total Gross Liquidation Proceeds Chapter 7 Liquidation Adjustments [A] [B] [C] [D] [E] [F] [G] $ 39 $ - - 175,934 - - - $ 101 - - - - 39 101 - 175,934 - - 100.0% 75.0% 50.0% 82.5% 50.0% 50.0% 100.0% 80.0% 55.0% 81.6% 55.0% 55.0% 100.0% 85.0% 60.0% 89.8% 60.0% 60.0% $ 39 $ 76 - 133,269 - - 39 $ 81 - 143,523 - - 39 86 - 157,920 - - - - - - - - - - - $ 175,973 $ 101 $ 176,074 82.5% 81.6% 89.8% $ 133,383 $ 143,643 $ 158,045 Avoi da nce Acti ons Proceeds Wi nd Down Cos ts Cha pter 7 Trus tee Fees Cha pter 7 Profes s i ona l a nd Broker Fees Total Chapter 7 Liquidation Adjustments Net Estimated Proceeds from Liqudation Available for Distribution [H] [I] [J] [K] $ - $ (9,211) (1,999) - $ (9,267) (2,153) - (9,346) (2,369) 1.5% 2.5% (3,332) (3,588) (3,948) $ (14,542) $ (15,008) $ (15,662) $ 118,842 $ 128,635 $ 142,382 Claims & Recoveries: $ 118,842 $ 128,635 $ 142,382 Total Estimated Claim Total Recovery - % Total Recovery - $ Notes Low Mid High Low Mid High Low Mid High Superpriority and Structurally Senior Claims: Superpri ori ty Profes s i ona l Fee Cl a i ms Other Secured Cl a i ms Total Superpriority and Structurally Senior Claims [L] [M] $ - $ - $ - - - - $ - $ - $ - 30,110 30,110 30,110 100.0% 100.0% 100.0% 30,110 30,110 30,110 $ 30,110 $ 30,110 $ 30,110 100.0% 100.0% 100.0% $ 30,110 $ 30,110 $ 30,110 Secured Claims: Other Pri ori ty Cl a i ms / RBL & Hedge Cl a i ms 9.250% 1s t Li en Notes Due 2023 Cl a i ms 9.250% 1s t Li en Notes Due 2023 - Ma kewhol e Cl a i ms Total Secured Claims [N] [O] [O] $ - $ 474,281 - $ 474,281 - 474,281 - 15.5% - 19.2% - 22.0% $ - $ 73,379 - $ 91,246 - 104,263 55,547 - - 15.5% - - 8,594 - - $ 529,828 $ 474,281 $ 474,281 15.5% 19.2% 22.0% $ 81,973 $ 91,246 $ 104,263 Unsecured Administrative Claims: Cha pter 11 Admi ni s tra ti ve Cl a i ms Total Unsecured Administrative Claims [P] $ 506 $ 506 $ 506 100.0% 100.0% 100.0% $ 506 $ 506 $ 506 $ 506 $ 506 $ 506 100.0% 100.0% 100.0% $ 506 $ 506 $ 506 Unsecured Claims: 9.250% 1s t Li en Notes Due 2023 Defi ci ency Cl a i ms 6.75% Notes Due 2022 9.25% Notes Due 2023 TRA Li a bi l i ty Genera l Uns ecured Cl a i ms 6.75% Notes Due 2022 (Co. hel d) Total Unsecured Claims [O] [Q] [Q] [R] [R] [Q] $ 400,903 424,031 158,094 - - $ 383,035 424,031 158,094 - - $ 370,018 424,031 158,094 - - 0.6% 0.6% 0.6% - - 0.7% 0.7% 0.7% - - 0.8% 0.8% 0.8% - - $ 2,385 $ 2,523 941 - - 2,631 2,912 1,086 - - $ 2,853 3,269 1,219 - - 21,077 21,077 21,077 0.6% 0.7% 0.8% 125 145 162 $ 1,051,057 $ 986,237 $ 973,219 0.6% 0.7% 0.8% $ 6,253 $ 6,773 $ 7,503 Intercompany Claims / Equity Interests: 8.00% Seri es A Perpetua l Converti bl e Preferred Stock JEH Mi rror Preferred Uni ts Jones Energy, Inc. Interes ts Total Intercompany Claims / Equity Interests [S] [S] [T] $ - $ - - $ - - - - - - - - - $ - $ - - $ - - - - - - - - - - - - $ - $ - $ - - - - $ - $ - $ - Total Claims / Total Distributions $ 1,611,501 $ 1,491,134 $ 1,478,116 7.4% 8.6% 9.6% $ 118,842 $ 128,635 $ 142,382 17 Remaining Distributable Value after Unsecured Claims$-$- $-Remaining Distributable Value after Unsecured Adminstrative Claims$6,253 $6,773 $7,503 Remaining Distributable Value after Secured Claims$-$- $-Remaining Distributable Value after Superpriority Claims$-$- $-Memo: Net Estimated Proceeds Allocable to: Superpri ori ty a nd Structura l l y Seni or Cl a i ms Secured Cl a i ms Unencumbuered Property Net Estimated Proceeds from Liquidation Available for Distribution $ 30,110 $ 30,110 $ 30,110 81,97391,246104,263 6,7597,2798,009 $ 118,842 $ 128,635 $ 142,382

STANDALONE DEBTOR ENTITY LIQUIDATION ANALYSIS Nosley Acquisition, LLC - USD $000s Liquidation Proceeds: Proforma Balance Sheet Estimated Recovery - % Estimated Liquidation Value Notes 6/30/2019 Adjustments Proforma Low Mid High Low Mid High Gross Liquidation Proceeds: Ca s h And Ca s h Equi va l ents Accounts Recei va bl e, Net Other Current As s ets Oi l And Ga s Properti es , Net Other Property, Pl a nt And Equi pment, Net Commodi ty Deri va ti ve As s ets Other Long-Term As s ets Total Gross Liquidation Proceeds Chapter 7 Liquidation Adjustments [A] [B] [C] [D] [E] [F] [G] $ - $ - - - - - - $ - - - - - - - - - - - 100.0% - 50.0% - 50.0% 50.0% 100.0% - 55.0% - 55.0% 55.0% 100.0% - 60.0% - 60.0% 60.0% $ - $ - - - - - - $ - - - - - - - - - - - - - - - - - - - - $ - $ - $ - - - - $ - $ - $ - Avoi da nce Acti ons Proceeds Wi nd Down Cos ts Cha pter 7 Trus tee Fees Cha pter 7 Profes s i ona l a nd Broker Fees Total Chapter 7 Liquidation Adjustments Net Estimated Proceeds from Liqudation Available for Distribution [H] [I] [J] [K] $ - $ - - - $ - - - - - 1.5% 2.5% - - - $ - $ - $ - $ - $ - $ - Claims & Recoveries: $ - $ - $ - Total Estimated Claim Total Recovery - % Total Recovery - $ Notes Low Mid High Low Mid High Low Mid High Superpriority and Structurally Senior Claims: Superpri ori ty Profes s i ona l Fee Cl a i ms Other Secured Cl a i ms Total Superpriority and Structurally Senior Claims [L] [M] $ - $ - $ - - - - $ - $ - $ - - - - - - - - - - $ - $ - $ - - - - $ - $ - $ - Secured Claims: Other Pri ori ty Cl a i ms / RBL & Hedge Cl a i ms 9.250% 1s t Li en Notes Due 2023 Cl a i ms 9.250% 1s t Li en Notes Due 2023 - Ma kewhol e Cl a i ms Total Secured Claims [N] [O] [O] $ - $ 474,281 - $ 474,281 - 474,281 - - - - - - $ - $ - - $ - - - 55,547 - - - - - - - - $ 529,828 $ 474,281 $ 474,281 - - - $ - $ - $ - Unsecured Administrative Claims: Cha pter 11 Admi ni s tra ti ve Cl a i ms Total Unsecured Administrative Claims [P] $ - $ - $ - - - - $ - $ - $ - $ - $ - $ - - - - $ - $ - $ - Unsecured Claims: 9.250% 1s t Li en Notes Due 2023 Defi ci ency Cl a i ms 6.75% Notes Due 2022 9.25% Notes Due 2023 TRA Li a bi l i ty Genera l Uns ecured Cl a i ms 6.75% Notes Due 2022 (Co. hel d) Total Unsecured Claims [O] [Q] [Q] [R] [R] [Q] $ 474,281 424,031 158,094 - - $ 474,281 424,031 158,094 - - $ 474,281 424,031 158,094 - - - - - - - - - - - - - - - - - $ - $ - - - - - $ - - - - - - - - - 21,077 21,077 21,077 - - - - - - $ 1,133,030 $ 1,077,483 $ 1,077,483 - - - $ - $ - $ - Intercompany Claims / Equity Interests: 8.00% Seri es A Perpetua l Converti bl e Preferred Stock JEH Mi rror Preferred Uni ts Jones Energy, Inc. Interes ts Total Intercompany Claims / Equity Interests [S] [S] [T] $ - $ - - $ - - - - - - - - - $ - $ - - $ - - - - - - - - - - - - $ - $ - $ - - - - $ - $ - $ - Total Claims / Total Distributions $ 1,662,858 $ 1,551,764 $ 1,551,764 - - - $ - $ - $ - 18 Remaining Distributable Value after Unsecured Claims$-$- $-Remaining Distributable Value after Unsecured Adminstrative Claims$-$- $-Remaining Distributable Value after Secured Claims$-$- $-Remaining Distributable Value after Superpriority Claims$-$- $-Memo: Net Estimated Proceeds Allocable to: Superpri ori ty a nd Structura l l y Seni or Cl a i ms Secured Cl a i ms Unencumbuered Property Net Estimated Proceeds from Liquidation Available for Distribution $-$- $-------$- $-$-

STANDALONE DEBTOR ENTITY LIQUIDATION ANALYSIS Nosely Midstream, LLC - USD $000s Liquidation Proceeds: Proforma Balance Sheet Estimated Recovery - % Estimated Liquidation Value Notes 6/30/2019 Adjustments Proforma Low Mid High Low Mid High Gross Liquidation Proceeds: Ca s h And Ca s h Equi va l ents Accounts Recei va bl e, Net Other Current As s ets Oi l And Ga s Properti es , Net Other Property, Pl a nt And Equi pment, Net Commodi ty Deri va ti ve As s ets Other Long-Term As s ets Total Gross Liquidation Proceeds Chapter 7 Liquidation Adjustments [A] [B] [C] [D] [E] [F] [G] $ - $ - - - - - - $ - - - - - - - - - - - 100.0% - 50.0% - 50.0% 50.0% 100.0% - 55.0% - 55.0% 55.0% 100.0% - 60.0% - 60.0% 60.0% $ - $ - - - - - - $ - - - - - - - - - - - - - - - - - - - - $ - $ - $ - - - - $ - $ - $ - Avoi da nce Acti ons Proceeds Wi nd Down Cos ts Cha pter 7 Trus tee Fees Cha pter 7 Profes s i ona l a nd Broker Fees Total Chapter 7 Liquidation Adjustments Net Estimated Proceeds from Liqudation Available for Distribution [H] [I] [J] [K] $ - $ - - - $ - - - - - 1.5% 2.5% - - - $ - $ - $ - $ - $ - $ - Claims & Recoveries: $ - $ - $ - Total Estimated Claim Total Recovery - % Total Recovery - $ Notes Low Mid High Low Mid High Low Mid High Superpriority and Structurally Senior Claims: Superpri ori ty Profes s i ona l Fee Cl a i ms Other Secured Cl a i ms Total Superpriority and Structurally Senior Claims [L] [M] $ - $ - $ - - - - $ - $ - $ - - - - - - - - - - $ - $ - $ - - - - $ - $ - $ - Secured Claims: Other Pri ori ty Cl a i ms / RBL & Hedge Cl a i ms 9.250% 1s t Li en Notes Due 2023 Cl a i ms 9.250% 1s t Li en Notes Due 2023 - Ma kewhol e Cl a i ms Total Secured Claims [N] [O] [O] $ - $ 474,281 - $ 474,281 - 474,281 - - - - - - $ - $ - - $ - - - 55,547 - - - - - - - - $ 529,828 $ 474,281 $ 474,281 - - - $ - $ - $ - Unsecured Administrative Claims: Cha pter 11 Admi ni s tra ti ve Cl a i ms Total Unsecured Administrative Claims [P] $ - $ - $ - - - - $ - $ - $ - $ - $ - $ - - - - $ - $ - $ - Unsecured Claims: 9.250% 1s t Li en Notes Due 2023 Defi ci ency Cl a i ms 6.75% Notes Due 2022 9.25% Notes Due 2023 TRA Li a bi l i ty Genera l Uns ecured Cl a i ms 6.75% Notes Due 2022 (Co. hel d) Total Unsecured Claims [O] [Q] [Q] [R] [R] [Q] $ 474,281 424,031 158,094 - - $ 474,281 424,031 158,094 - - $ 474,281 424,031 158,094 - - - - - - - - - - - - - - - - - $ - $ - - - - - $ - - - - - - - - - 21,077 21,077 21,077 - - - - - - $ 1,133,030 $ 1,077,483 $ 1,077,483 - - - $ - $ - $ - Intercompany Claims / Equity Interests: 8.00% Seri es A Perpetua l Converti bl e Preferred Stock JEH Mi rror Preferred Uni ts Jones Energy, Inc. Interes ts Total Intercompany Claims / Equity Interests [S] [S] [T] $ - $ - - $ - - - - - - - - - $ - $ - - $ - - - - - - - - - - - - $ - $ - $ - - - - $ - $ - $ - Total Claims / Total Distributions $ 1,662,858 $ 1,551,764 $ 1,551,764 - - - $ - $ - $ - 19 Remaining Distributable Value after Unsecured Claims$-$- $-Remaining Distributable Value after Unsecured Adminstrative Claims$-$- $-Remaining Distributable Value after Secured Claims$-$- $-Remaining Distributable Value after Superpriority Claims$-$- $-Memo: Net Estimated Proceeds Allocable to: Superpri ori ty a nd Structura l l y Seni or Cl a i ms Secured Cl a i ms Unencumbuered Property Net Estimated Proceeds from Liquidation Available for Distribution $-$- $-------$- $-$-

STANDALONE DEBTOR ENTITY LIQUIDATION ANALYSIS Jones Energy Finance Corp - USD $000s Liquidation Proceeds: Proforma Balance Sheet Estimated Recovery - % Estimated Liquidation Value Notes 6/30/2019 Adjustments Proforma Low Mid High Low Mid High Gross Liquidation Proceeds: Ca s h And Ca s h Equi va l ents Accounts Recei va bl e, Net Other Current As s ets Oi l And Ga s Properti es , Net Other Property, Pl a nt And Equi pment, Net Commodi ty Deri va ti ve As s ets Other Long-Term As s ets Total Gross Liquidation Proceeds Chapter 7 Liquidation Adjustments [A] [B] [C] [D] [E] [F] [G] $ - $ - - - - - - $ - - - - - - - - - - - 100.0% - 50.0% - 50.0% 50.0% 100.0% - 55.0% - 55.0% 55.0% 100.0% - 60.0% - 60.0% 60.0% $ - $ - - - - - - $ - - - - - - - - - - - - - - - - - - - - $ - $ - $ - - - - $ - $ - $ - Avoi da nce Acti ons Proceeds Wi nd Down Cos ts Cha pter 7 Trus tee Fees Cha pter 7 Profes s i ona l a nd Broker Fees Total Chapter 7 Liquidation Adjustments Net Estimated Proceeds from Liqudation Available for Distribution [H] [I] [J] [K] $ - $ - - - $ - - - - - 1.5% 2.5% - - - $ - $ - $ - $ - $ - $ - Claims & Recoveries: $ - $ - $ - Total Estimated Claim Total Recovery - % Total Recovery - $ Notes Low Mid High Low Mid High Low Mid High Superpriority and Structurally Senior Claims: Superpri ori ty Profes s i ona l Fee Cl a i ms Other Secured Cl a i ms Total Superpriority and Structurally Senior Claims [L] [M] $ - $ - $ - - - - $ - $ - $ - - - - - - - - - - $ - $ - $ - - - - $ - $ - $ - Secured Claims: Other Pri ori ty Cl a i ms / RBL & Hedge Cl a i ms 9.250% 1s t Li en Notes Due 2023 Cl a i ms 9.250% 1s t Li en Notes Due 2023 - Ma kewhol e Cl a i ms Total Secured Claims [N] [O] [O] $ - $ 474,281 - $ 474,281 - 474,281 - - - - - - $ - $ - - $ - - - 55,547 - - - - - - - - $ 529,828 $ 474,281 $ 474,281 - - - $ - $ - $ - Unsecured Administrative Claims: Cha pter 11 Admi ni s tra ti ve Cl a i ms Total Unsecured Administrative Claims [P] $ - $ - $ - - - - $ - $ - $ - $ - $ - $ - - - - $ - $ - $ - Unsecured Claims: 9.250% 1s t Li en Notes Due 2023 Defi ci ency Cl a i ms 6.75% Notes Due 2022 9.25% Notes Due 2023 TRA Li a bi l i ty Genera l Uns ecured Cl a i ms 6.75% Notes Due 2022 (Co. hel d) Total Unsecured Claims [O] [Q] [Q] [R] [R] [Q] $ 474,281 424,031 158,094 - - $ 474,281 424,031 158,094 - - $ 474,281 424,031 158,094 - - - - - - - - - - - - - - - - - $ - $ - - - - - $ - - - - - - - - - 21,077 21,077 21,077 - - - - - - $ 1,133,030 $ 1,077,483 $ 1,077,483 - - - $ - $ - $ - Intercompany Claims / Equity Interests: 8.00% Seri es A Perpetua l Converti bl e Preferred Stock JEH Mi rror Preferred Uni ts Jones Energy, Inc. Interes ts Total Intercompany Claims / Equity Interests [S] [S] [T] $ - $ - - $ - - - - - - - - - $ - $ - - $ - - - - - - - - - - - - $ - $ - $ - - - - $ - $ - $ - Total Claims / Total Distributions $ 1,662,858 $ 1,551,764 $ 1,551,764 - - - $ - $ - $ - 20 Remaining Distributable Value after Unsecured Claims$-$- $-Remaining Distributable Value after Unsecured Adminstrative Claims$-$- $-Remaining Distributable Value after Secured Claims$-$- $-Remaining Distributable Value after Superpriority Claims$-$- $-Memo: Net Estimated Proceeds Allocable to: Superpri ori ty a nd Structura l l y Seni or Cl a i ms Secured Cl a i ms Unencumbuered Property Net Estimated Proceeds from Liquidation Available for Distribution $-$- $-------$- $-$-

STANDALONE DEBTOR ENTITY LIQUIDATION ANALYSIS CCPR Sub LLC - USD $000s Liquidation Proceeds: Proforma Balance Sheet Estimated Recovery - % Estimated Liquidation Value Notes 6/30/2019 Adjustments Proforma Low Mid High Low Mid High Gross Liquidation Proceeds: Ca s h And Ca s h Equi va l ents Accounts Recei va bl e, Net Other Current As s ets Oi l And Ga s Properti es , Net Other Property, Pl a nt And Equi pment, Net Commodi ty Deri va ti ve As s ets Other Long-Term As s ets Total Gross Liquidation Proceeds Chapter 7 Liquidation Adjustments [A] [B] [C] [D] [E] [F] [G] $ - $ - - - - - - $ - - - - - - - - - - - 100.0% - 50.0% - 50.0% 50.0% 100.0% - 55.0% - 55.0% 55.0% 100.0% - 60.0% - 60.0% 60.0% $ - $ - - - - - - $ - - - - - - - - - - - - - - - - - - - - $ - $ - $ - - - - $ - $ - $ - Avoi da nce Acti ons Proceeds Wi nd Down Cos ts Cha pter 7 Trus tee Fees Cha pter 7 Profes s i ona l a nd Broker Fees Total Chapter 7 Liquidation Adjustments Net Estimated Proceeds from Liqudation Available for Distribution [H] [I] [J] [K] $ - $ - - - $ - - - - - 1.5% 2.5% - - - $ - $ - $ - $ - $ - $ - Claims & Recoveries: $ - $ - $ - Total Estimated Claim Total Recovery - % Total Recovery - $ Notes Low Mid High Low Mid High Low Mid High Superpriority and Structurally Senior Claims: Superpri ori ty Profes s i ona l Fee Cl a i ms Other Secured Cl a i ms Total Superpriority and Structurally Senior Claims [L] [M] $ - $ - $ - - - - $ - $ - $ - - - - - - - - - - $ - $ - $ - - - - $ - $ - $ - Secured Claims: Other Pri ori ty Cl a i ms / RBL & Hedge Cl a i ms 9.250% 1s t Li en Notes Due 2023 Cl a i ms 9.250% 1s t Li en Notes Due 2023 - Ma kewhol e Cl a i ms Total Secured Claims [N] [O] [O] $ - $ - - $ - - - - - - - - - $ - $ - - $ - - - - - - - - - - - - $ - $ - $ - - - - $ - $ - $ - Unsecured Administrative Claims: Cha pter 11 Admi ni s tra ti ve Cl a i ms Total Unsecured Administrative Claims [P] $ - $ - $ - - - - $ - $ - $ - $ - $ - $ - - - - $ - $ - $ - Unsecured Claims: 9.250% 1s t Li en Notes Due 2023 Defi ci ency Cl a i ms 6.75% Notes Due 2022 9.25% Notes Due 2023 TRA Li a bi l i ty Genera l Uns ecured Cl a i ms 6.75% Notes Due 2022 (Co. hel d) Total Unsecured Claims [O] [Q] [Q] [R] [R] [Q] $ - $ - - - - - $ - - - - - - - - - - - - - - - - - - - - - - - - $ - $ - - - - - $ - - - - - - - - - - - - - - - - - - $ - $ - $ - - - - $ - $ - $ - Intercompany Claims / Equity Interests: 8.00% Seri es A Perpetua l Converti bl e Preferred Stock JEH Mi rror Preferred Uni ts Jones Energy, Inc. Interes ts Total Intercompany Claims / Equity Interests [S] [S] [T] $ - $ - - $ - - - - - - - - - $ - $ - - $ - - - - - - - - - - - - $ - $ - $ - - - - $ - $ - $ - Total Claims / Total Distributions $ - $ - $ - - - - $ - $ - $ - 21 Remaining Distributable Value after Unsecured Claims$-$- $-Remaining Distributable Value after Unsecured Adminstrative Claims$-$- $-Remaining Distributable Value after Secured Claims$-$- $-Remaining Distributable Value after Superpriority Claims$-$- $-Memo: Net Estimated Proceeds Allocable to: Superpri ori ty a nd Structura l l y Seni or Cl a i ms Secured Cl a i ms Unencumbuered Property Net Estimated Proceeds from Liquidation Available for Distribution $-$- $-------$- $-$-

STANDALONE DEBTOR ENTITY LIQUIDATION ANALYSIS Jones Energy Intermediate, LLC - USD $000s Liquidation Proceeds: Proforma Balance Sheet Estimated Recovery - % Estimated Liquidation Value Notes 6/30/2019 Adjustments Proforma Low Mid High Low Mid High Gross Liquidation Proceeds: Ca s h And Ca s h Equi va l ents Accounts Recei va bl e, Net Other Current As s ets Oi l And Ga s Properti es , Net Other Property, Pl a nt And Equi pment, Net Commodi ty Deri va ti ve As s ets Other Long-Term As s ets Total Gross Liquidation Proceeds Chapter 7 Liquidation Adjustments [A] [B] [C] [D] [E] [F] [G] $ - $ - - - - - - $ - - - - - - - - - - - 100.0% - 50.0% - 50.0% 50.0% 100.0% - 55.0% - 55.0% 55.0% 100.0% - 60.0% - 60.0% 60.0% $ - $ - - - - - - $ - - - - - - - - - - - - - - - - - - - - $ - $ - $ - - - - $ - $ - $ - Avoi da nce Acti ons Proceeds Wi nd Down Cos ts Cha pter 7 Trus tee Fees Cha pter 7 Profes s i ona l a nd Broker Fees Total Chapter 7 Liquidation Adjustments Net Estimated Proceeds from Liqudation Available for Distribution [H] [I] [J] [K] $ - $ - - - $ - - - - - 1.5% 2.5% - - - $ - $ - $ - $ - $ - $ - Claims & Recoveries: $ - $ - $ - Total Estimated Claim Total Recovery - % Total Recovery - $ Notes Low Mid High Low Mid High Low Mid High Superpriority and Structurally Senior Claims: Superpri ori ty Profes s i ona l Fee Cl a i ms Other Secured Cl a i ms Total Superpriority and Structurally Senior Claims [L] [M] $ - $ - $ - - - - $ - $ - $ - - - - - - - - - - $ - $ - $ - - - - $ - $ - $ - Secured Claims: Other Pri ori ty Cl a i ms / RBL & Hedge Cl a i ms 9.250% 1s t Li en Notes Due 2023 Cl a i ms 9.250% 1s t Li en Notes Due 2023 - Ma kewhol e Cl a i ms Total Secured Claims [N] [O] [O] $ - $ 474,281 - $ 474,281 - 474,281 - - - - - - $ - $ - - $ - - - 55,547 - - - - - - - - $ 529,828 $ 474,281 $ 474,281 - - - $ - $ - $ - Unsecured Administrative Claims: Cha pter 11 Admi ni s tra ti ve Cl a i ms Total Unsecured Administrative Claims [P] $ - $ - $ - - - - $ - $ - $ - $ - $ - $ - - - - $ - $ - $ - Unsecured Claims: 9.250% 1s t Li en Notes Due 2023 Defi ci ency Cl a i ms 6.75% Notes Due 2022 9.25% Notes Due 2023 TRA Li a bi l i ty Genera l Uns ecured Cl a i ms 6.75% Notes Due 2022 (Co. hel d) Total Unsecured Claims [O] [Q] [Q] [R] [R] [Q] $ 474,281 424,031 158,094 52,000 - $ 474,281 424,031 158,094 52,000 - $ 474,281 424,031 158,094 52,000 - - - - - - - - - - - - - - - - $ - $ - - - - - $ - - - - - - - - - 21,077 21,077 21,077 - - - - - - $ 1,183,230 $ 1,127,683 $ 1,127,683 - - - $ - $ - $ - Intercompany Claims / Equity Interests: 8.00% Seri es A Perpetua l Converti bl e Preferred Stock JEH Mi rror Preferred Uni ts Jones Energy, Inc. Interes ts Total Intercompany Claims / Equity Interests [S] [S] [T] $ 329 $ - 329 $ - 329 - - - - - - - $ - $ - - $ - - - - - - - - - - - - $ - $ - $ - - - - $ - $ - $ - Total Claims / Total Distributions $ 1,713,058 $ 1,601,964 $ 1,601,964 - - - $ - $ - $ - 22 Remaining Distributable Value after Unsecured Claims$-$- $-Remaining Distributable Value after Unsecured Adminstrative Claims$-$- $-Remaining Distributable Value after Secured Claims$-$- $-Remaining Distributable Value after Superpriority Claims$-$- $-Memo: Net Estimated Proceeds Allocable to: Superpri ori ty a nd Structura l l y Seni or Cl a i ms Secured Cl a i ms Unencumbuered Property Net Estimated Proceeds from Liquidation Available for Distribution $-$- $-------$- $-$-

Exhibit E

Financial Projections

Financial Projections

For purposes of demonstrating feasibility of the Plan, the Debtors have prepared the forecasted consolidated financial projections (the “Financial Projections”) for the Reorganized Debtors for the periods ending December 31, 2019 through December 31, 2022 (the “Projection Period”). The Financial Projections were prepared based on assumptions made by the Debtors’ management as to the future performance of the Reorganized Debtors, and reflect management’s judgment and expectations regarding their future operations and financial position. The Financial Projections are subject to inherent risks and uncertainties, most of which are difficult to predict and many of which are beyond management’s control, incident to the exploration for and development, production, and sale of oil, natural gas, and natural gas liquids. Factors that may cause actual results to differ from expected results include:

1.                                      fluctuations in oil and natural gas prices and the Reorganized Debtors’ ability to hedge against movements in prices;

2.                                      the uncertainty inherent in estimating reserves, future net revenues, and discounted future cash flows;

3.                                      the timing and amount of future production of oil and natural gas;

4.                                      changes in the availability and cost of capital;

5.                                      environmental, drilling and other operating risks, including liability claims as a result of oil and natural gas operations;

6.                                      proved and unproved drilling locations and future drilling plans; and

7.                                      the effects of existing and future laws and governmental regulations, including environmental, hydraulic fracturing, and climate change regulation.

Should one or more of the risks or uncertainties referenced in the Disclosure Statement occur, or should underlying assumptions prove incorrect, actual results and plans could differ materially from those expressed in the Financial Projections. Further, new factors could cause actual results to differ materially from those described in the Financial Projections, and it is not possible to predict all such factors, or to the extent to which any such factor or combination of factors may cause actual results to differ from those contained in the Financial Projections. The Financial Projections herein are not, and must not be viewed as, a representation of fact, prediction or guaranty of Reorganized Jones future performance.

The Financial Projections have not been audited or reviewed by a registered independent accounting firm, and were not prepared with a view toward compliance with the guidelines of the Securities and Exchange Commission, the American Institute of Certified Public Accountants, or the Financial Accounting Standards Board (“FASB”), particularly for reorganization accounting. The Projections should be read in conjunction with the significant assumptions, qualifications, and notes set forth below.

THE DEBTORS PREPARED THE PROJECTIONS WITH THE ASSISTANCE OF THEIR ADVISERS. EXCEPT FOR PURPOSES OF THE DISCLOSURE STATEMENT, THE DEBTORS DO NOT PUBLISH PROJECTIONS OF THEIR ANTICIPATED FINANCIAL POSITION OR RESULTS OF OPERATIONS. MOREOVER, THE FINANCIAL PROJECTIONS CONTAIN CERTAIN STATEMENTS THAT ARE “FORWARD-LOOKING STATEMENTS” WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. THESE STATEMENTS ARE SUBJECT TO A NUMBER OF ASSUMPTIONS, RISKS, AND UNCERTAINTIES, MANY OF WHICH WILL BE BEYOND THE CONTROL OF THE REORGANIZED DEBTORS, INCLUDING THE IMPLEMENTATION OF THE PLAN, THE CONTINUING AVAILABILITY OF SUFFICIENT BORROWING CAPACITY OR OTHER FINANCING TO FUND OPERATIONS, ACHIEVING OPERATING EFFICIENCIES, EXISTING AND FUTURE GOVERNMENTAL REGULATIONS AND ACTIONS OF GOVERNMENTAL BODIES, INDUSTRY-SPECIFIC RISK FACTORS, AND OTHER MARKET AND COMPETITIVE CONDITIONS. HOLDERS OF CLAIMS AND INTERESTS ARE CAUTIONED THAT THE FORWARD-LOOKING STATEMENTS SPEAK AS OF THE DATE MADE AND ARE NOT GUARANTEES OF FUTURE PERFORMANCE. ACTUAL RESULTS OR DEVELOPMENTS MAY DIFFER MATERIALLY FROM THE EXPECTATIONS EXPRESSED OR IMPLIED IN THE FORWARD-LOOKING STATEMENTS, AND THE DEBTORS AND REORGANIZED DEBTORS UNDERTAKE NO OBLIGATION TO UPDATE ANY SUCH STATEMENTS.

THE FINANCIAL PROJECTIONS, WHILE PRESENTED WITH NUMERICAL SPECIFICITY, ARE NECESSARILY BASED ON A VARIETY OF ESTIMATES AND ASSUMPTIONS WHICH, THOUGH CONSIDERED REASONABLE BY THE DEBTORS, MAY NOT BE REALIZED AND ARE INHERENTLY SUBJECT TO SIGNIFICANT BUSINESS, ECONOMIC, INDUSTRY, REGULATORY, LEGAL, MARKET, AND FINANCIAL UNCERTAINTIES AND CONTINGENCIES, MANY OF WHICH ARE BEYOND THE REORGANIZED DEBTORS’ CONTROL. THE DEBTORS CAUTION THAT NO REPRESENTATIONS CAN BE MADE OR ARE MADE AS TO THE ACCURACY OF THE PROJECTIONS OR TO THE REORGANIZED DEBTORS’ ABILITY TO ACHIEVE THE PROJECTED RESULTS. SOME ASSUMPTIONS INEVITABLY WILL BE INCORRECT. MOREOVER, EVENTS AND CIRCUMSTANCES OCCURRING AFTER THE DATE ON WHICH THE DEBTORS PREPARED THESE PROJECTIONS MAY BE DIFFERENT FROM THOSE ASSUMED, OR, ALTERNATIVELY, MAY HAVE BEEN UNANTICIPATED, AND THUS THE OCCURRENCE OF THESE EVENTS MAY AFFECT FINANCIAL RESULTS IN A MATERIALLY ADVERSE OR MATERIALLY BENEFICIAL MANNER. EXCEPT AS OTHERWISE PROVIDED IN THE PLAN OR THE DISCLOSURE STATEMENT, THE DEBTORS AND REORGANIZED DEBTORS, AS APPLICABLE, DO NOT INTEND AND UNDERTAKE NO OBLIGATION TO UPDATE OR OTHERWISE REVISE THE PROJECTIONS TO REFLECT EVENTS OR CIRCUMSTANCES EXISTING OR ARISING AFTER THE DATE HEREOF OR TO REFLECT THE OCCURRENCE OF UNANTICIPATED EVENTS. THEREFORE, THE FINANCIAL PROJECTIONS MAY NOT BE RELIED UPON AS A GUARANTEE OR OTHER ASSURANCE OF THE ACTUAL RESULTS THAT WILL OCCUR. IN DECIDING WHETHER TO VOTE TO ACCEPT OR REJECT THE PLAN,

HOLDERS OF CLAIMS MUST MAKE THEIR OWN DETERMINATIONS AS TO THE REASONABLENESS OF SUCH ASSUMPTIONS AND THE RELIABILITY OF THE FINANCIAL PROJECTIONS AND SHOULD CONSULT WITH THEIR OWN ADVISERS.

I.                                        OVERVIEW

The Debtors are an Austin, Texas-based independent oil and gas company engaged in the exploration, development, production, and acquisition of oil and natural gas properties in the mid-continent United States, spanning areas of Oklahoma and Texas.

II.                                   ACCOUNTING AND PRESENTATION POLICIES

The Financial Projections have been prepared using accounting policies that are generally consistent with those applied in the Debtors’ historical financial statements (GAAP consolidated basis). The Financial Projections have not been prepared under the intention of compliance with published guidelines of the SEC, the American Institute of Certified Public Accountants, the Financial Accounting Standards Board, or any other standard-setting body. The Financial Projections do not include adjustments or write-downs related to the predecessor Debtors’ extinguishment of debt or other liabilities. The projected financial information does not reflect the impact of fresh start accounting, which could result in material changes to the projected values.

The Financial Projections do not reflect the formal implementation of reorganization accounting pursuant to FASB Accounting Standards Codification Topic 852, Reorganizations (“ASC 852”). Overall, the implementation of ASC 852 may or may not have a material impact on the underlying economics of the Plan.

III.                              REORGANIZED JONES ENERGY PRO FORMA BALANCE SHEET FOR THE PERIODS ENDING DECEMBER 31, 2019 THROUGH DECEMBER 31, 2022

The Debtor’s opening balance sheet was prepared utilizing the February 28, 2019 balance sheet and projected results of operations and cash flows over the projected period to the assumed emergence date of May 10, 2019. Actual balances may vary from those reflected in the opening balance sheet due to variances in projections and potential changes in cash needed to consummate the Plan. The reorganized pro forma balance sheets for the periods ending December 31, 2019 through December 31, 2022 contain certain pro forma adjustments as a result of consummation of the Plan. The reorganized pro forma balance sheets include the debt and other obligations of Reorganized Jones Energy that remain outstanding after the Effective Date that will be paid in the ordinary course of operations. The estimated pro forma adjustments regarding the equity value of Reorganized Jones Energy, its assets, or estimates of its liabilities as of the Effective Date will be based upon the fair value of its assets and liabilities as of that date, which could be materially different than the values assumed in the foregoing estimates(1).

(1)         The above pro forma balance sheet assumes a mid-point TEV of Reorganized Jones of $357 million for purpose of determining the fair value of the assets on the Effective Date.

IV.                               METHODOLOGY

The Financial Projections were prepared using a bottoms-up approach incorporating multiple sources of detailed information including region, area, and well-level analyses from each of the Debtors’ operating divisions. The projections should be read in conjunction with the significant assumptions, qualifications, and notes set forth below.

V.                                    ASSUMPTIONS

The Financial Projections include projected financial statements for 2019—2022 assuming that the Effective Date of the Plan is May 10, 2019 (the “Emergence Date”). The Financial Projections include consolidated financial statements inclusive of certain non-Debtor subsidiaries of the Debtors.

VI.                               GENERAL ASSUMPTIONS

A.            Exit Financing

The Financial Projections assume a post-emergence capital structure consisting of:

•                  A senior secured delayed draw first lien term loan facility in an aggregate principal amount of $20 million

•                  An illustrative $150 million Reserve Based Loan (“RBL”) to replace the committed Backstop Financing above

The Financial Projections do not estimate any borrowings over the forecast period, however post-emergence financing will be available to fund working capital and general corporate needs, as necessary.

B.            Total Revenue

Total revenue consists of production revenue and other revenue. Production revenue is generated from the exploration for and development, production, gathering, and sale of oil, natural gas, and natural gas liquids. Other revenue consists of deferred revenue on account of its natural gas sale and purchase agreement with Monarch Natural Gas, LLC.  The Financial Projections make no assumption for Reorganized Jones Energy hedge revenue.

C.            Commodity Pricing

Commodity pricing is based on March 19, 2019 New York Mercantile Exchange (“NYMEX”) forward pricing for crude oil and natural gas. NGL prices are based on NYMEX forward pricing for crude oil. Management estimates realized pricing based on forecasted oil and gas differentials for each producing area and includes select gathering, processing, and transportation (“GPT”) offsets against sold volumes.

	Fiscal Year
	2019(1)	2020	2021	2022
REALIZED PRICING
Oil ($/Bbl)	$57.61	$56.46	$54.33	$52.73
Gas ($/Mcf)	$1.46	$1.36	$1.34	$1.35
NGLs ($/Bbl)	$23.11	$21.38	$19.51	$18.85

D.            Operating Expenses

Operating expenses consist of lease operating expenses, transportation expenses, processing fees, oil and gas purchases, pre-drilling, workover, and other non-operating expenses.

Lease operating expenses (“LOE”) for Reorganized Jones Energy reserves are forecasted at the well level and are expected to range from approximately $6.40 to $7.58 per boe over the Projection Period.

E.            Production and Property Taxes

Production and property taxes includes severance and ad-valorem taxes, and are forecasted at the well level based on tax rates applicable in the jurisdiction of production.

F.             Cash General and Administrative Expenses

Cash general and administrative (“G&A”) expenses primarily consists of personnel costs, rent, insurance, and other corporate overhead costs necessary to manage operations and comply with regulatory and publica company requirements. The Reorganized Debtors’ projected G&A expenses are based on the current development and operational plans, and exclude non-cash expenses.

G.           Capital Expenditures

Capital expenditures include capital expenditures related to developing and optimizing oil & gas properties, capitalized engineering expenses, and expenditures to acquire properties. The Company’s capital budget for 2019 is $60 million, of which $48 million is dedicated to drilling and completing wells and $12 million is for workovers, leasing, and other capital projects.  Of the $48 million drilling and completion budget, $33 million is for the Eastern Anadarko and $15 million is for the Western Anadarko.

H.           Changes In Working Capital

Management projects a change in net working capital during the 8-months ending December 31, 2019 of $0.2 million. Annual working capital changes for FY 2020 through 2022 are expected to be a use of cash totaling $3.7 million primarily as a result of timing adjustments between expensed liabilities and cash settlements of accrued midstream MVC and drilling liabilities.

I.                Cash Interest & Fees

Cash interest includes estimated commitment fees payable on estimated RBL Effective Date facility offset by interest income on deposit balances for the Reorganized Debtors.

REORGANIZED DEBTORS FINANCIAL PROJECTIONS

	Fiscal Year
	2019(2)	2020	2021	2022
Total Production
Oil (MBbl)	1,051	1,365	1,217	1,126
Gas (MMcf)	10,437	13,208	11,491	10,315
NGL (MBbl)	1,234	1,578	1,384	1,251
Total (Mboe)	4,024	5,145	4,516	4,097

($ in thousands)

	$103,415	$129,408	$111,334	$99,708

Operating Expenses	(29,519)	(38,145)	(36,925)	(36,295)
Production & Property Taxes	(6,262)	(8,494)	(8,050)	(7,510)
Cash G&A	(14,531)	(20,004)	(20,004)	(20,004)

EBITDAX	$53,101	$62,766	$46,354	$35,899

Capital Expenditures	(38,034)	(38,497)	(34,497)	(40,570)
Net Change In Working Capital	188	(4,277)	(1,174)	1,747
Unlevered Operating Cash Flow	$15,255	$19,992	$10,683	$(2,923)

Cash Interest & Fees	—	(188)	(44)	7
Levered Cash Flow	$15,255	$19,804	$10,639	$(2,916)

Beginning Cash	$11,271	$26,526	$46,331	$56,970
Ending Cash	$26,526	$46,331	$56,970	$54,054
[RBL Availability - TBD]	$150,000	$150,000	$150,000	$150,000
Liquidity Available	$176,526	$196,331	$206,970	$204,054

(2)         For avoidance of doubt, FY2019 estimates based on NewCo stub period from May 10, 2019 (Effective Date) through year-end.

Exhibit F

Valuation Analysis

VALUATION ANALYSIS

THE VALUATION INFORMATION CONTAINED IN THE FOLLOWING ANALYSIS IS NOT A PREDICTION OR GUARANTEE OF THE ACTUAL MARKET VALUE THAT MAY BE REALIZED THROUGH THE SALE OF ANY SECURITIES TO BE ISSUED PURSUANT TO THE PLAN. THIS VALUATION IS PRESENTED SOLELY FOR THE PURPOSE OF PROVIDING ADEQUATE INFORMATION AS REQUIRED BY SECTION 1125 OF THE BANKRUPTCY CODE TO ENABLE THE HOLDERS OF CLAIMS OR EQUITY INTERESTS ENTITLED TO VOTE TO ACCEPT OR REJECT THE PLAN TO MAKE AN INFORMED JUDGMENT ABOUT THE PLAN AND SHOULD NOT BE USED OR RELIED UPON FOR ANY OTHER PURPOSE, INCLUDING THE PURCHASE OR SALE OF CLAIMS AGAINST THE DEBTORS.

Solely for purposes of the Plan and this Disclosure Statement, Evercore Group L.L.C. (“Evercore”), as investment banker and financial advisor to the Debtors, has estimated the total enterprise value (the “Total Enterprise Value”) and implied equity value (the “Equity Value”) of the Reorganized Debtors on a going concern basis and pro forma for the transactions contemplated by the Plan.

In estimating the Total Enterprise Value of the Debtors, Evercore met with the Debtors’ senior management team to discuss the Debtors’ assets, operations and future prospects, reviewed the Debtors’ historical financial information, reviewed certain of the Debtors’ internal financial and operating data, including the Debtors’ reserve report, reviewed the Debtors’ financial projections for the Reorganized Debtors provided in Exhibit E to the Disclosure Statement (the “Projections”), reviewed publicly available third-party information and conducted such other studies, analyses, and inquiries we deemed appropriate.

The valuation analysis herein represents a valuation of the Reorganized Debtors as the continuing operators of the businesses and assets of the Debtors, after giving effect to the Plan, based on the application of standard valuation techniques. The estimated values set forth in this Exhibit F: (a) do not purport to constitute an appraisal of the assets of the Reorganized Debtors; (b) do not constitute an opinion on the terms and provisions or fairness from a financial point of view to any person of the consideration to be received by such person under the Plan; (c) do not constitute a recommendation to any holder of Allowed claims as to how such person should vote or otherwise act with respect to the Plan; and (d) do not necessarily reflect the actual market value that might be realized through a sale or liquidation of the Reorganized Debtors.(1)

In preparing the estimates set forth below, Evercore has relied upon the accuracy, completeness, and fairness of financial, reserve and other information furnished by the Debtors. Evercore did not attempt to independently audit or verify such information, nor did it perform an independent appraisal of the assets or liabilities of the Reorganized Debtors.

The Debtors’ Projections for the Reorganized Debtors are provided in Exhibit E. The estimated values set forth herein assume that the Reorganized Debtors will achieve their Projections in all material respects. Evercore has relied on the Debtors’ representation and warranty that the Projections (a) have been prepared in good faith; (b) are based on fully disclosed assumptions, which, in light of the circumstances under which they were made, are reasonable; (c) reflect the Debtors’ best currently

(1)         As noted, certain calculations require an estimate of cash tax liabilities. The restructuring transactions are likely to have an impact on the Reorganized Debtors’ tax attributes and tax basis. We have not attempted to reflect any such impact. Additionally, we have assumed an applicable income tax rate of 21%, without any adjustment for state income tax rates and without attempting to account for higher cash tax distribution rates that may apply if the Newco Structure is utilized.

available estimates; and (d) reflect the good faith judgments of the Debtors. Evercore does not offer an opinion as to the attainability of the Projections. As disclosed in the Disclosure Statement, the future results of the Reorganized Debtors are dependent upon various factors, many of which are beyond the control or knowledge of the Debtors and Evercore, and consequently are inherently difficult to project.

This report contemplates facts and conditions known and existing as of the date of the Disclosure Statement. Events and conditions subsequent to this date, including updated projections, as well as other factors, could have a substantial effect upon the Total Enterprise Value. Among other things, failure to consummate the Plan in a timely manner may have a materially negative effect on the Total Enterprise Value. For purposes of this valuation, Evercore has assumed that no material changes that would affect value will occur between the date of the Disclosure Statement and the assumed Effective Date.

The following is a summary of analyses performed by Evercore to arrive at its recommended range of estimated Total Enterprise Value for the Reorganized Debtors.

1.              Net Asset Valuation

The value of the Debtors’ Proved, Probable and Possible (together, “3P”) oil and gas reserves was estimated using a net asset valuation (“NAV”) analysis. The NAV analysis estimates the value of the business by calculating the sum of the present value of cash flows generated by the Debtors’ 3P reserves. Under this methodology, future cash flows from the Debtors’ reserve report are discounted using various discount rates depending on reserve category. The Total Enterprise Value of the Reorganized Debtors is then calculated by adjusting the aggregate discounted cash flows for the present value of future general and administrative costs, cash taxes and asset retirement obligations.

2.              Public Company Trading Analysis

Public company trading analysis estimates the value of a company based on a relative comparison with other publicly traded companies with similar operating and financial characteristics. Under this methodology, the enterprise value for each selected public company is determined by examining the trading prices for the equity securities of such company in the public markets and adding the aggregate amount of outstanding net debt for such company. Such enterprise values are commonly expressed as multiples of various measures of financial and operating statistics, such as projected annual EBITDA, proved reserves and production. The Total Enterprise Value is then calculated by applying these multiples to the Reorganized Debtors’ projected financial, reserve and operational metrics. The selection of public companies for this purpose was based upon the geographic location, scale, percentage of developed and undeveloped reserves, quantum of reserves relative to production and percentage of reserves represented by oil and natural gas liquids relative to natural gas as well as other characteristics that were deemed relevant.

3.              Precedent Transactions Analysis

Precedent transactions analysis estimates the value of a company by examining public transactions on an enterprise. Under this methodology, transaction values are commonly expressed as multiples of EBITDA. The Total Enterprise Value in this case is calculated by applying multiples of EBITDA to the Reorganized Debtors’ projected financial results. The selection of corporate transactions for this purpose was based upon the asset type, relative size and other characteristics that were deemed relevant.

4.              Discounted Cash Flow Analysis

The discounted cash flow (“DCF”) analysis estimates the value of the Debtors’ business by calculating the present value of expected future cash flows to be generated by that asset or business. Under this methodology, projected future cash flows are discounted by a range of discount rates above and below the Debtors’ estimated weighted average cost of capital (the “Discount Rate”). The Total Enterprise Value of the Reorganized Debtors is determined by calculating the present value of Reorganized Debtors’ unlevered after-tax free cash flows over the course of the projection period plus an estimate for the value of the Reorganized Debtors beyond the projection period, known as the terminal value. The terminal values are calculated using (a) a range of EBITDA multiples based on public company trading and (b) a range of perpetuity growth rates.

Total Enterprise Value and Implied Equity Value

The assumed range of the reorganization value, as of the assumed Effective Date, reflects work performed by Evercore on the basis of information with respect to the business and assets of the Debtors available to Evercore as of the date of the Disclosure Statement. It should be understood that, although subsequent developments may affect Evercore’s conclusions, Evercore does not have any obligation to update, revise or reaffirm its estimate.

As a result of the analysis described herein, Evercore estimated the Total Enterprise Value of the Reorganized Debtors to be approximately $300 million to $400 million, with a midpoint of $350 million as of the assumed Effective Date. Based on assumed pro forma net cash of $7 million as of the assumed Effective Date, the Total Enterprise Value implies an Equity Value range of $307 to $407 million, with a midpoint of $357 million.

The estimate of Total Enterprise Value set forth herein is not necessarily indicative of actual outcomes, which may be significantly more or less favorable than those set forth herein depending on the results of the Debtors’ operations or changes in the financial markets. Additionally, these estimates of value represent hypothetical enterprise and equity values of the Reorganized Debtors as the continuing operator of the Debtors’ businesses and assets, and do not purport to reflect or constitute appraisals, liquidation values or estimates of the actual market value that may be realized through the sale of any securities to be issued pursuant to the Plan, which may be significantly different than the amounts set forth herein. Such estimates were developed solely for purposes of formulation and negotiation of the Plan and analysis of implied relative recoveries to creditors thereunder. The value of an operating business such as the Debtors’ businesses is subject to uncertainties and contingencies that are difficult to predict and will fluctuate with changes in factors affecting the financial condition and prospects of such businesses.

Evercore’s estimated valuation range of the Reorganized Debtors does not constitute a recommendation to any holder of Allowed Claims or Interests as to how such person should vote or otherwise act with respect to the Plan. The estimated value of the Reorganized Debtors set forth herein does not constitute an opinion as to the fairness from a financial point of view to any person of the consideration to be received by such person under the Plan or of the terms and provisions of the Plan. Because valuation estimates are inherently subject to uncertainties, none of the Debtors, Evercore or any other person assumes responsibility for their accuracy or any differences between the estimated valuation ranges herein and any actual outcome.

Evercore is acting as investment banker to the Debtors, and will not be responsible for and will not provide any tax, accounting, actuarial, legal or other specialist advice.